     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1995


                                                       REGISTRATION NO. 33-57321
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                               APACHE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         1311                        41-0747868
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                                                            Z. S. KOBIASHVILI
             ONE POST OAK CENTRAL                          ONE POST OAK CENTRAL
      2000 POST OAK BOULEVARD, SUITE 100            2000 POST OAK BOULEVARD, SUITE 100
          HOUSTON, TEXAS 77056-4400                     HOUSTON, TEXAS 77056-4400
                (713) 296-6000                                (713) 296-6000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
       NUMBER, INCLUDING AREA CODE, OF               TELEPHONE NUMBER, INCLUDING AREA
  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)            CODE, OF AGENT FOR SERVICE)

                                   Copies to:

              GEOFFREY K. WALKER                           WILBUR C. DELP, JR.
    MAYOR, DAY, CALDWELL & KEETON, L.L.P.                    SIDLEY & AUSTIN
          700 LOUISIANA, SUITE 1900                      ONE FIRST NATIONAL PLAZA
          HOUSTON, TEXAS 77002-2778                      CHICAGO, ILLINOIS 60603
                (713) 225-7000                                (312) 853-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon the Effective Time of the Merger described in this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               APACHE CORPORATION

                             CROSS REFERENCE SHEET

             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

                         ITEM OF FORM S-4                         LOCATION IN PROSPECTUS
                         ----------------                         ----------------------
  A.   INFORMATION ABOUT THE TRANSACTION

  1.   Forepart of Registration Statement and Outside Front
         Cover Page of Prospectus...........................   Outside Front Cover Page of
                                                               Prospectus

  2.   Inside Front and Outside Back Cover Pages of
         Prospectus.........................................   Inside Front Cover Page of
                                                               Prospectus; Available
                                                               Information; Incorporation of
                                                               Certain Documents by Reference;
                                                               Table of Contents

  3.   Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information..................................   Outside Front Cover Page of
                                                               Prospectus; Summary

  4.   Terms of the Transaction.............................   Outside Front Cover Page of
                                                               Prospectus; Summary; The Special
                                                               Meeting; The Merger; Certain
                                                               Terms of the Merger Agreement;
                                                               Stockholder Agreements;
                                                               Description of Apache Capital
                                                               Stock; Comparative Rights of
                                                               Apache and DEKALB Stockholders

  5.   Pro Forma Financial Information......................   Unaudited Pro Forma Consolidated
                                                               Condensed Financial Information

  6.   Material Contacts with the Company Being Acquired....   The Merger; Certain Terms of the
                                                               Merger Agreement; Stockholder
                                                               Agreements; Description of Apache
                                                               Capital Stock

  7.   Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters......   *

  8.   Interests of Named Experts and Counsel...............   *

  9.   Disclosure of Commission Position on Indemnification
         For Securities Act Liabilities.....................   *

  B.   INFORMATION ABOUT THE REGISTRANT

 10.   Information with Respect to S-3 Registrants..........   *

 11.   Incorporation of Certain Information by Reference....   Incorporation of Certain
                                                               Documents by Reference;
                                                               Description of Apache Capital
                                                               Stock; Inside Front Cover Page of
                                                               Prospectus; Summary; The Special
                                                               Meeting; The Merger; Certain
                                                               Terms of the Merger Agreement.

 12.   Information with Respect to S-2 or S-3 Registrants...   *

 13.   Incorporation of Certain Information by Reference....   *

 14.   Information with Respect to Registrants other than
         S-3 or S-2 Registrants.............................   *

                         ITEM OF FORM S-4                          LOCATION IN PROSPECTUS
                         ----------------                          ----------------------
  C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.   Information with Respect to S-3 Companies............   *

 16.   Information with Respect to S-2 or S-3 Companies.....   Incorporation of Certain
                                                               Documents by Reference; Outside
                                                               and Inside Front Cover Pages of
                                                               Prospectus; Summary; The Special
                                                               Meeting; The Merger; Certain
                                                               Terms of the Merger Agreement

 17.   Information with Respect to Companies other than S-3
         or S-2 Companies...................................   *

  D.   VOTING AND MANAGEMENT INFORMATION

 18.   Information if Proxies, Consents or Authorizations
         are to be Solicited................................   Incorporation of Certain
                                                               Documents by Reference; Outside
                                                               Front Cover Page of Prospectus;
                                                               Summary; The Special Meeting; The
                                                               Merger; Certain Terms of the
                                                               Merger Agreement; Stockholders of
                                                               Apache and DEKALB; Directors and
                                                               Executive Officers of Apache;
                                                               Stockholders' Proposals

 19.   Information if Proxies, Consents or Authorizations
         are not to be Solicited in an Exchange Offer.......   *

- ---------------

* Not applicable or answer is negative.

                             DEKALB ENERGY COMPANY
                        10TH FLOOR, 700-9TH AVENUE S.W.
                        CALGARY, ALBERTA, CANADA T2P 3V4


                                                                  April 13, 1995


Fellow Shareholders:

     On December 21, 1994, we announced that DEKALB Energy Company ("DEKALB") had entered into a merger agreement with Houston-based Apache Corporation ("Apache") under which outstanding shares of DEKALB Class A Stock and Class B (nonvoting) Stock will be converted into between .85 and .90 shares of Apache Common Stock depending upon the price of Apache's Stock during a period shortly before the merger.

     The recommended merger provides DEKALB shareholders with both fair value for their investment in DEKALB and the opportunity to benefit from Apache's rapidly expanding and internationally diversified operations. Moreover, Apache's financial resources will allow for the full exploitation of the exploration and development opportunities DEKALB has identified.


     Your Board has called a Special Meeting of the holders of DEKALB Class A Stock to consider approval and adoption of the recommended merger. The meeting will be held at 9:00 a.m., on May 17, 1995 at DEKALB's Calgary office.


     The accompanying Proxy Statement/Prospectus contains a detailed description of the recommended merger, as well as background about the transaction and Apache's and DEKALB's businesses.

     On behalf of the Board, I urge holders of DEKALB Class A Stock to be represented in person or by proxy at this meeting, regardless of the number of shares you own or whether you are able to attend the meeting. Please complete, sign, date and return the enclosed proxy card as soon as possible. This action will not limit your right to vote in person at the meeting if you wish to do so. We urge you to vote FOR approval of the recommended merger.

                                          Bruce P. Bickner
                                          Chairman of the Board

                             DEKALB ENERGY COMPANY
                        10TH FLOOR, 700-9TH AVENUE S.W.
                        CALGARY, ALBERTA, CANADA T2P 3V4

                      NOTICE OF SPECIAL MEETING OF HOLDERS
                                OF CLASS A STOCK


                           TO BE HELD ON MAY 17, 1995



     A Special Meeting of the holders of Class A Stock of DEKALB Energy Company, a Delaware corporation ("DEKALB"), will be held at 9:00 a.m. local time, on Wednesday, May 17, 1995 at DEKALB's Calgary office at the address set forth above. At the Special Meeting, the holders of Class A Stock of DEKALB will:


          1. Consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated December 21, 1994 (the "Merger Agreement"), relating to the merger ("Merger") of a wholly owned subsidiary of Apache Corporation, a Delaware corporation ("Apache"), with and into DEKALB pursuant to which each outstanding share of Class A Stock, no par value ("DEKALB Class A Stock"), and (except for shares held by a subsidiary of DEKALB) each outstanding share of DEKALB Class B (nonvoting) Stock, no par value ("DEKALB Class B Stock") (DEKALB Class A Stock and DEKALB Class B Stock being referred to collectively as "DEKALB Stock"), will be converted into the right to receive between 0.85 and 0.90 shares of common stock, $1.25 par value per share, of Apache, depending on the average of the closing prices of Apache common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System during the ten consecutive trading day period ending on (and including) the third trading day prior to the effective time of the Merger, all as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

          2. Transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 30, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments thereof. Holders of record of all shares of DEKALB Stock at the close of business on the record date are entitled to notice of the Special Meeting. Only holders of record of shares of DEKALB Class A Stock at the close of business on the record date are entitled to vote at the Special Meeting. Complete lists of such stockholders will be available for examination at the offices of DEKALB in Calgary, Alberta during normal business hours by any holder of DEKALB Stock, for any purpose germane to the Special Meeting, for a period of ten days prior to the Special Meeting. Holders of DEKALB Class A Stock who properly dissent in compliance with the applicable provisions of the Delaware General Corporation Law ("DGCL") will obtain the right of appraisal as to their shares of DEKALB Class A Stock. Holders of DEKALB Class B Stock are not entitled to vote on, or to any appraisal or dissenter's rights under the DGCL in respect of, the Merger. See "The
Merger -- Appraisal Rights of Dissenting DEKALB Class A Stockholders" in the accompanying Proxy Statement/Prospectus.

     The affirmative vote of the holders of a majority of the outstanding shares of DEKALB Class A Stock is required for approval and adoption of the Merger Agreement. The holders of a majority of the currently outstanding DEKALB Class A Stock have signed stockholder agreements obligating them, except in certain circumstances, to vote in favor of the Merger. Consequently, approval of the Merger Agreement at the Special Meeting is expected. See "The Special
Meeting -- Quorum and Vote Required" in the accompanying Proxy Statement/Prospectus.

     Holders of DEKALB Class A Stock, whether or not they expect to be present at the meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors:

                                          John H. Witmer, Jr., Secretary


April 13, 1995

                               APACHE CORPORATION

                             DEKALB ENERGY COMPANY

                           PROXY STATEMENT/PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus relates to the proposed merger of XPX Acquisitions, Inc., a Delaware corporation ("Merger Sub"), which is a wholly owned subsidiary of Apache Corporation, a Delaware corporation ("Apache"), with and into DEKALB Energy Company, a Delaware corporation ("DEKALB"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated December 21, 1994, among Apache, Merger Sub and DEKALB (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

     As a result of the Merger, (i) shares of Class A Stock, no par value, of DEKALB ("DEKALB Class A Stock") and Class B (nonvoting) Stock, no par value, of DEKALB ("DEKALB Class B Stock") (DEKALB Class A Stock and DEKALB Class B Stock being referred to collectively as "DEKALB Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, per share, between 0.85 and 0.90 shares of the common stock, $1.25 par value per share, of Apache ("Apache Common Stock"), depending on the average of the closing prices of Apache Common Stock as reported on The New York Stock Exchange, Inc. ("NYSE") Composite Transactions Reporting System (the "NYSE Composite Tape") during the ten consecutive trading day period ending on (and including) the third trading day prior to the effective time of the Merger, and an equal number of associated rights to purchase Apache Common Stock, and (ii) DEKALB will become a wholly owned subsidiary of Apache.


     This Proxy Statement/Prospectus is being furnished to holders of DEKALB Stock in connection with the solicitation of proxies from holders of DEKALB Class A Stock by the Board of Directors of DEKALB for use at the Special Meeting of holders of DEKALB Class A Stock to be held on May 17, 1995 (the "Special Meeting"). This Proxy Statement/Prospectus and the accompanying form of proxy are being mailed to holders of DEKALB Stock on or about April 19, 1995. At the Special Meeting, holders of DEKALB Class A Stock will be asked to consider approval and adoption of the Merger Agreement.


     This Proxy Statement/Prospectus also constitutes a prospectus of Apache with respect to up to 8,850,000 shares of Apache Common Stock to be issued pursuant to the Merger Agreement in exchange for currently outstanding shares of DEKALB Stock and to be issued in respect of currently outstanding options to purchase DEKALB Stock ("DEKALB Options"). It is a condition to consummation of the Merger that the shares of Apache Common Stock issuable pursuant to the Merger Agreement be approved for listing on the NYSE, subject to official notice of issuance.


     On April 12, 1995, the per share closing prices of Apache Common Stock and DEKALB Class B Stock, as reported on the NYSE Composite Tape and The Nasdaq Stock Market, respectively, were $26 5/8 and $23 1/8.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 13, 1995

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY APACHE OR DEKALB. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF APACHE OR DEKALB SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


     THIS PROXY STATEMENT/PROSPECTUS IS ACCOMPANIED BY A COPY OF DEKALB'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. APACHE AND DEKALB EACH UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF DEKALB STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO APACHE: Z. S. KOBIASHVILI, SECRETARY, APACHE CORPORATION, ONE POST OAK CENTRAL, 2000 POST OAK BOULEVARD, SUITE 100, HOUSTON, TEXAS 77046-4400 (TELEPHONE (713) 296-6000), AND, IN THE CASE OF DOCUMENTS RELATING TO DEKALB: JOHN H. WITMER, JR., SECRETARY, DEKALB ENERGY COMPANY, 10TH FLOOR, 700-9TH AVENUE S.W., CALGARY, ALBERTA, CANADA T2P 3V4 (TELEPHONE (403) 261-1200). IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY MAY 10, 1995.


                             AVAILABLE INFORMATION

     Apache and DEKALB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Apache and DEKALB can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Apache may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and also at the offices of the Chicago Stock Exchange (the "CSE"), One Financial Place, 440 LaSalle Street, Chicago, Illinois 60605-1070. Reports, proxy statements and other information concerning DEKALB may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506, and also at the offices of The Toronto Stock Exchange (the "TSE"), The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2.

     Apache has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Apache Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Apache and its affiliates, including Merger Sub, has been provided by Apache, and the information contained herein with respect to DEKALB and its affiliates has been provided by DEKALB. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

          1. Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

          2. Apache's Current Report on Form 8-K dated March 1, 1995.

          3. Amendment No. 1 on Form 8-K/A to Apache's Current Report on Form 8-K dated March 1, 1995.

          4. DEKALB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     All documents filed by Apache pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the final adjournment of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                  PAGE
                                                 ------
AVAILABLE INFORMATION..........................       2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................       3
SUMMARY........................................       5
  The Companies................................       5
  Recent Apache Developments...................       5
  The Special Meeting..........................       5
  The Merger...................................       6
  Certain Terms of the Merger Agreement........       9
  Stockholder Agreements.......................      12
  Comparative Rights of Apache and DEKALB
    Stockholders...............................      12
  Market Prices and Dividend Information.......      13
  Apache Selected Historical Consolidated
    Financial Data.............................      14
  DEKALB Selected Historical Consolidated
    Financial Data.............................      15
  Selected Unaudited Pro Forma Consolidated
    Financial Data.............................      16
  Comparative Per Share Data...................      17
THE COMPANIES..................................      19
  Apache and Merger Sub........................      19
  DEKALB.......................................      19
RECENT APACHE DEVELOPMENTS.....................      20
  Crystal Acquisition..........................      20
  Texaco Acquisition...........................      20
  Financing Activities.........................      20
  Planned Divestitures.........................      21
THE SPECIAL MEETING............................      21
  Time, Date, Place and Purpose of
    Special Meeting............................      21
  Record Date and Shares Entitled to Vote......      21
  Voting and Revocation of Proxies.............      21
  Quorum and Vote Required.....................      21
  Solicitation of Proxies......................      22
  Other Matters................................      22
THE MERGER.....................................      22
  General Description of the Merger............      22
  Background...................................      23
  Certain Information Provided.................      26
  Apache's Reasons for the Merger..............      26
  DEKALB's Reasons for the Merger;
    Recommendation of DEKALB's Board of
    Directors..................................      27
  Opinion of Merrill Lynch as DEKALB's
    Financial Advisor..........................      28
  Interests of Certain Persons in the Merger...      34
  Certain Income Tax Consequences..............      35
  Anticipated Accounting Treatment.............      40
  Governmental and Regulatory Approvals........      40
  Restrictions on Resales by Affiliates........      41
  Restrictions on Resales by Canadian
    Residents..................................      41
  Appraisal Rights of Dissenting DEKALB Class A
    Stockholders...............................      41
CERTAIN TERMS OF THE MERGER AGREEMENT..........      43
  Effective Time of the Merger.................      43
  Manner of Converting Shares..................      44
  Treatment of DEKALB Options..................      45
  Conditions to the Merger.....................      46
  Representations and Warranties...............      47
  Certain Covenants; Conduct of Business Prior
    to the Merger..............................      48
  No Solicitation..............................      49
  Certain Post-Merger Matters..................      49
  Termination or Amendment of the Merger
    Agreement..................................      50
  Expenses.....................................      51
  Benefit Plans and Severance..................      52
  Insurance and Indemnification................      52
STOCKHOLDER AGREEMENTS.........................      52
MARKET PRICES OF COMMON STOCK AND DIVIDEND
  INFORMATION..................................      53
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
  FINANCIAL STATEMENTS.........................      54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO
  FORMA FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................      63
FINANCIAL STATEMENT OF THE OIL AND GAS
  PROPERTIES OF TEXACO EXPLORATION AND
  PRODUCTION INC. SOLD TO APACHE CORPORATION...      67
STOCKHOLDERS OF APACHE AND DEKALB..............      71
  Stock Ownership of Apache Directors and
    Executive Officers.........................      71
  Principal Stockholders of Apache.............      72
  Principal Stockholders of DEKALB.............      72
DIRECTORS AND EXECUTIVE OFFICERS OF APACHE.....      74
  Directors....................................      74
  Director Compensation........................      76
  Executive Officers...........................      77
  Summary Compensation Table...................      78
  Option/SAR Grants Table......................      80
  Option/SAR Exercises and Year-end
    Value Table................................      81
  Employment Contracts and Termination of
    Employment and Change-in-Control
    Arrangements...............................      82
  Compensation Committee Interlocks and Insider
    Participation..............................      83
  Certain Business Relationships and
    Transactions...............................      83
DESCRIPTION OF APACHE
  CAPITAL STOCK................................      84
  Apache Common Stock..........................      84
  Rights.......................................      85
  Preferred Stock..............................      85
COMPARATIVE RIGHTS OF APACHE AND DEKALB
  STOCKHOLDERS.................................      85
  Number and Classification of Board of
    Directors..................................      85
  Power to Call Special Meetings...............      85
  Voting Rights................................      86
  Stockholder Vote Required for Certain
    Transactions...............................      86
  Dissenters' Rights of Appraisal..............      86
  Action by Written Consent....................      86
  Certain Anti-takeover Provisions.............      86
INDEPENDENT CHARTERED ACCOUNTANTS..............      87
LEGAL MATTERS..................................      87
EXPERTS........................................      87
STOCKHOLDERS' PROPOSALS........................      87
Appendices: I   -- Merger Agreement............    AI-1
Appendices: II  -- Merrill Lynch Fairness
  Opinion......................................   AII-1
Appendices: III -- Section 262 of the DGCL.....  AIII-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to carefully read this Proxy Statement/Prospectus in its entirety. As used in this Proxy Statement/Prospectus, unless otherwise required by the context, the term "Apache" means Apache Corporation and its consolidated subsidiaries and the term "DEKALB" means DEKALB Energy Company and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

     All terms defined in Rule 4-10(a) of Regulation S-X are used herein with such meanings. Quantities of natural gas are expressed in terms of thousand cubic feet (Mcf), million cubic feet (MMcf) or billion cubic feet (Bcf). Oil is quantified in terms of barrels (bbls), thousands of barrels (Mbbls) and millions of barrels (MMbbls). Natural gas is compared to oil in terms of barrels of oil equivalent (boe) or million barrels of oil equivalent (MMboe). Oil and natural gas liquids are compared with natural gas in terms of million cubic feet equivalent (MMcfe) and billion cubic feet equivalent (Bcfe). One barrel of oil is the energy equivalent of six Mcf of natural gas. Daily oil and gas production is expressed in terms of barrels of oil per day (bopd) and thousands of cubic feet of gas per day (Mcfd), respectively. Gas sales volumes may be expressed in terms of one million British thermal units (MMBtu), which is approximately equal to one Mcf. With respect to information relating to a working interest in wells or acreage, net oil and gas wells or acreage is determined by multiplying gross wells or acreage by the working interest therein. Unless otherwise specified, all references to wells and acres are gross.

                                 THE COMPANIES

     Apache and Merger Sub. Apache Corporation is an independent energy company that explores for, develops, produces, gathers, processes and markets natural gas and crude oil. Merger Sub is a wholly owned subsidiary of Apache. The principal executive offices of Apache and Merger Sub are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the telephone number at such offices is (713) 296-6000.

     DEKALB. DEKALB Energy Company is engaged in the exploration for, and the development and production of, crude oil and natural gas, primarily in Canada. The principal executive offices of DEKALB are located at 10th Floor, 700-9th Avenue S.W., Calgary, Alberta, Canada T2P 3V4, and the telephone number at such offices is (403) 261-1200.

                           RECENT APACHE DEVELOPMENTS

     On December 30, 1994, Apache purchased approximately $96 million in oil and gas properties from Crystal Oil Company ("Crystal"), adding approximately 92 Bcf of gas and 5 MMbbls of oil to Apache's net proved reserves. On January 4, 1995, Apache closed the placement of $172.5 million of 6% Convertible Subordinated Debentures due 2002, realizing net proceeds to Apache of $168.6 million. On March 1, 1995, Apache purchased approximately $571 million in oil and gas properties from Texaco Exploration and Production Inc. ("Texaco"), adding proved reserves of approximately 113 MMboe. Also on March 1, 1995, Apache amended its bank facility to increase the aggregate commitment thereunder to $1 billion. Apache has announced that it anticipates divestiture of a substantial portion of its Rocky Mountain properties and non-strategic assets in other regions and that it plans to close its Denver, Colorado office. See "Recent Apache Developments."

                              THE SPECIAL MEETING
DATE, TIME, PLACE AND PURPOSE


     The Special Meeting of the holders of DEKALB Class A Stock will be held on Wednesday, May 17, 1995, at the offices of DEKALB on the 10th Floor, 700-9th Avenue S.W., Calgary, Alberta, Canada T2P 3V4, commencing at 9:00 a.m. local time, for the purpose of (i) considering and voting upon a proposal to approve and adopt the Merger Agreement, and (ii) transacting such other business as may properly come before the Special Meeting.


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

RECORD DATE AND SHARES ENTITLED TO VOTE

     Holders of record of all shares of DEKALB Stock at the close of business on March 30, 1995 (the "Record Date") are entitled to notice of the Special Meeting. Only holders of record of shares of DEKALB Class A Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. On the Record Date, there were 2,258,198 shares of DEKALB Class A Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting. In addition, DEKALB had outstanding at such date 7,134,925 shares of DEKALB Class B Stock (excluding 220,000 shares held by a wholly owned subsidiary of DEKALB) which are not entitled to vote.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of DEKALB Class A Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of a majority of the shares of DEKALB Class A Stock outstanding and entitled to vote thereon at the Special Meeting is required to approve and adopt the Merger Agreement. Abstentions and non-voted shares, including broker non-votes, represented in person or by proxy, will be considered as being present for purposes of determining the existence of a quorum and will have the same effect as votes cast against the proposal to approve and adopt the Merger Agreement.

AGREEMENTS BY CERTAIN DEKALB CLASS A STOCKHOLDERS

     The holders of a majority of the currently outstanding shares of DEKALB Class A Stock have signed stockholder agreements obligating them, except in certain circumstances, to vote in favor of the Merger. Consequently, approval of the Merger Agreement at the Special Meeting is expected. See "Stockholder Agreements."

SECURITY OWNERSHIP OF DEKALB MANAGEMENT

     As of the Record Date, directors and executive officers of DEKALB and their affiliates were beneficial owners of an aggregate of 221,776 outstanding shares of DEKALB Class A Stock (approximately 9.8 percent of such shares then outstanding).

                                   THE MERGER
GENERAL DESCRIPTION OF THE MERGER

     At the Effective Time (as hereinafter defined) of the Merger, Merger Sub will merge with and into DEKALB, with DEKALB being the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Apache. As a result of the Merger, each outstanding share of DEKALB Stock (except for shares held by a subsidiary of DEKALB) will be converted into the right to receive between 0.85 and 0.90 shares of Apache Common Stock (the "Exchange Ratio"), determined by adding to 0.85 an amount equal to 0.0125 multiplied by the difference between $30 and the average of the per share closing prices of Apache Common Stock as reported on the NYSE Composite Tape during the ten consecutive trading days ending on (and including) the third trading day prior to the Effective Time (the "Market Price"). If the Market Price is $26 or lower, the Exchange Ratio will be 0.90, and if the Market Price is $30 or higher, the Exchange Ratio will be 0.85. Any resulting fractional shares of Apache Common Stock will be settled in cash. The full text of the Merger Agreement is included in this Proxy Statement/Prospectus as Appendix I.

     Depending on the Market Price and the number of shares of DEKALB Stock outstanding as of the Record Date, between 7,984,155 and 8,453,811 shares of Apache Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise of DEKALB Options prior to the Effective Time and no cancellation of DEKALB Options in exchange for Apache Common Stock as described below in this summary under "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options"), representing between approximately 11.5 percent and 12.1 percent of the total Apache Common Stock expected to be outstanding after such issuance.

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

DETERMINATIONS OF THE BOARDS OF DIRECTORS

     The Board of Directors of Apache has determined that the Merger is fair to, and in the best interests of, the stockholders of Apache and has approved the issuance and reservation for issuance of Apache Common Stock pursuant to the terms of the Merger Agreement. See "The Merger -- Background" and "-- Apache's Reasons for the Merger."

     Depending on the Exchange Ratio, the Merger will result in the issuance of no more than approximately 12.6 percent of the number of shares of Apache Common Stock previously outstanding, and, consequently, no vote of the stockholders of Apache is required in connection with the Merger under the rules of the NYSE or the CSE on which Apache Common Stock is listed or under applicable Delaware law. In addition, neither the Restated Certificate of Incorporation ("Apache's Charter") nor the bylaws of Apache ("Apache's Bylaws") provides for any vote of its stockholders in connection with the Merger.

     THE BOARD OF DIRECTORS OF DEKALB HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, DEKALB AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF DEKALB CLASS A STOCK THAT THEY VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. See "The Merger -- Background" and
"-- DEKALB's Reasons for the Merger; Recommendation of DEKALB's Board of Directors." In considering the recommendation of DEKALB's Board of Directors with respect to the Merger, DEKALB stockholders should be aware that certain officers, directors and employees of DEKALB have certain interests concerning the Merger separate from their interests as holders of DEKALB Stock. See "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF MERRILL LYNCH AS DEKALB'S FINANCIAL ADVISOR

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its written opinion, dated December 20, 1994, to the Board of Directors of DEKALB that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of DEKALB Stock. Merrill Lynch subsequently confirmed such opinion in a written opinion dated the date of this Proxy Statement/Prospectus. A copy of the opinion of Merrill Lynch dated the date of this Proxy Statement/Prospectus is attached as Appendix II and incorporated herein by reference.

     For information regarding the opinion of Merrill Lynch, including the assumptions made, matters considered and limitations on the review undertaken, see "The Merger -- Opinion of Merrill Lynch as DEKALB's Financial Advisor." STOCKHOLDERS ARE URGED TO READ CAREFULLY IN ITS ENTIRETY THE OPINION OF MERRILL LYNCH ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of DEKALB's Board of Directors and management have certain interests concerning the Merger separate from their interests as holders of DEKALB Stock, including those referred to below under "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options," "-- Benefit Plans and Severance" and "-- Insurance and Indemnification." See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN INCOME TAX CONSEQUENCES

     United States Federal Income Tax. The obligation of each of Apache and DEKALB to effect the Merger is subject to the receipt of opinions of their respective counsel substantially to the effect that, for U.S. federal income tax purposes, the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized by DEKALB, Apache or Merger Sub as a result of the Merger, and no gain or loss will be recognized by the stockholders of DEKALB who are United States persons (within the meaning of the Code) upon the conversion of their DEKALB Stock into shares of Apache Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Apache Common Stock or upon exercise of dissenters' rights of appraisal. These opinions will be based upon current provisions of the Code, existing,

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

temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis), will be based on certain assumptions and will be given to Apache by its counsel, Mayor, Day, Caldwell & Keeton, L.L.P., and to DEKALB by its counsel, Sidley & Austin.

     United States persons who are holders of DEKALB Options which are assumed by Apache as described below under "Certain Terms of the Merger
Agreement -- Treatment of DEKALB Options" generally will not recognize income or gain for U.S. federal income tax purposes upon such assumption. Holders of DEKALB Options who elect to exchange their DEKALB Options for Apache Common Stock as described below under "Certain Terms of the Merger
Agreement -- Treatment of DEKALB Options" will generally recognize ordinary compensation income as a result of the receipt of the Apache Common Stock in exchange for such DEKALB Options.

     Special rules may apply to a holder of DEKALB Stock or DEKALB Options who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

     For a discussion of these and other U.S. federal income tax considerations in connection with the Merger, see "The Merger -- Certain Income Tax Consequences."

     Canadian Federal Income Tax. The obligation of each of Apache and DEKALB to effect the Merger is subject to the receipt of opinions of their respective Canadian counsel substantially to the effect that no gain or loss will be recognized by Apache, Merger Sub or DEKALB under the Income Tax Act (Canada) ("Canadian Tax Act") as a result of the Merger. These opinions will be based upon the current provisions of the Canadian Tax Act, the regulations thereunder and counsel's understanding of the current administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation, all of which are subject to change, and will be given to Apache by its counsel, Bennett Jones Verchere, and to DEKALB by its counsel, Howard, Mackie. Holders of DEKALB Stock who are residents of Canada for the purposes of the Canadian Tax Act will be considered to have disposed of their DEKALB Stock as a result of the Merger and will therefore realize a taxable gain or loss on the Merger. Holders of DEKALB Options who are residents of Canada and who elect to exchange DEKALB Options for shares of Apache Common Stock will be subject to tax under the Canadian Tax Act on the fair market value of the Apache Common Stock received. For a discussion of these and other Canadian federal income tax considerations in connection with the Merger, including treatment of DEKALB Options that are not exchanged for shares of Apache Common Stock, see "The Merger -- Certain Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. See "The Merger -- Anticipated Accounting Treatment."

GOVERNMENTAL AND REGULATORY APPROVALS

     On January 31, 1995, Apache and DEKALB each filed a notification and report, together with requests for early termination of the waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), with the U.S. Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice (the "Justice Department") in respect of the Merger. Expiration or early termination of the applicable waiting period under the HSR Act is a condition to the obligations of Apache and DEKALB to consummate the Merger. The waiting period was terminated on February 17, 1995. Apache also filed, on January 26, 1995, an Application for Review under the Investment Canada Act (Canada) ("Investment Canada Act") with Investment Canada, an agency of the Government of Canada, in respect of the Merger. Approval pursuant to the Investment Canada Act of the business investment in Canada by Apache resulting from the Merger is a condition to consummation of the Merger. The Application was approved March 8, 1995. See "The Merger -- Governmental and Regulatory Approvals." Neither Apache nor DEKALB is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

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

RESTRICTIONS ON RESALES

     There are certain restrictions on resales of Apache Common Stock to be received by affiliates of DEKALB and by Canadian residents. See "The
Merger -- Restrictions on Resales by Affiliates" and "-- Restrictions on Resales by Canadian Residents."

APPRAISAL RIGHTS OF DISSENTING DEKALB CLASS A STOCKHOLDERS

     DEKALB Class A Stock. Holders of DEKALB Class A Stock who do not vote in favor of the Merger will be entitled to statutory rights of appraisal as to their shares of DEKALB Class A Stock in connection with the Merger as provided under Section 262 of the Delaware General Corporation Law ("DGCL"). Certain procedures must be followed by any holder of DEKALB Class A Stock who wishes to perfect that statutory right of appraisal, including both not voting in favor of the Merger and filing with DEKALB, before the vote on the Merger is taken, a written demand for appraisal of shares of DEKALB Class A Stock owned by such stockholder. Failure to take any of the required steps may result in termination of such appraisal rights. Holders of DEKALB Class A Stock should note that surrender to Apache or to the Exchange Agent of certificates representing their DEKALB Class A Stock may constitute a waiver of appraisal rights under the DGCL. The obligation of Apache to consummate the Merger is subject to the satisfaction or waiver of the condition that holders of not more than ten percent of the outstanding shares of DEKALB Class A Stock have properly demanded appraisal rights. See "The Merger -- Appraisal Rights of Dissenting DEKALB Class A Stockholders," "Certain Terms of the Merger Agreement -- Conditions to the Merger" and Appendix III to the Proxy Statement/Prospectus, which contains the full text of Section 262 of the DGCL.

     Apache Common Stock and DEKALB Class B Stock. Under Delaware law, neither holders of Apache Common Stock nor holders of DEKALB Class B Stock will be entitled to any appraisal or dissenter's rights as to those shares in connection with the Merger. See "The Merger -- Appraisal Rights of Dissenting DEKALB Class A Stockholders."

                     CERTAIN TERMS OF THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"), unless the certificate of merger specifies a later Effective Time, and the "Effective Date" shall be the date on which the certificate of merger becomes effective. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.

MANNER OF CONVERTING SHARES

     Promptly after consummation of the Merger, Apache will mail a letter of transmittal with instructions to each holder of record of DEKALB Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of DEKALB Stock for certificates representing shares of Apache Common Stock and cash in lieu of any fractional shares of Apache Common Stock. Certificates should not be surrendered by the holders of DEKALB Stock until they have received the letter of transmittal from Apache or the Exchange Agent. See "Certain Terms of the Merger Agreement -- Manner of Converting Shares."

TREATMENT OF DEKALB OPTIONS

     Assumption. As of the Effective Time, Apache will assume each DEKALB Option that remains unexercised in whole or in part and that has not been properly surrendered for cancellation in exchange for Apache Common Stock as described below. Accordingly, each such DEKALB Option will be deemed to remain outstanding as an option to purchase, in place of the shares of DEKALB Stock previously subject thereto, that number of shares of Apache Common Stock equal to the product of the number of shares of DEKALB Stock subject to the DEKALB Option multiplied by the Exchange Ratio. The option exercise

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

price per share of Apache Common Stock will be equal to the previous option exercise price per share under the DEKALB Option divided by the Exchange Ratio. See "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options."

     Cancellation. As an alternative to having their DEKALB Options assumed by Apache as described above, holders of DEKALB Options may elect, in their sole discretion at any time after receipt of this Proxy Statement/Prospectus and prior to the Effective Time, to surrender for cancellation any DEKALB Options (whether vested or unvested) that remain unexercised in whole or in part. As consideration for such cancellation, Apache will issue a number of shares of Apache Common Stock for each share of DEKALB Common Stock covered by a cancelled DEKALB Option determined as follows: (i) the Market Price shall be multiplied by the Exchange Ratio, then (ii) the applicable exercise price per share under the DEKALB Option being exchanged shall be subtracted from the product contained in clause (i) above, and then (iii) the difference contained in clause (ii) above shall be divided by the Market Price. See "Certain Terms of the Merger
Agreement -- Treatment of DEKALB Options."

     Resale of Apache Common Stock by Canadian Residents. Apache will submit applications to the securities regulatory authorities in the appropriate provinces and territories of Canada in connection with the resale of Apache Common Stock issuable to holders of DEKALB Options resident in Canada upon the exercise of any DEKALB Option or issued in exchange for the cancellation of DEKALB Options. Upon receipt of the orders resulting from the applications, the Apache Common Stock may be resold without restriction (other than as a result of any "control block" restrictions which may arise by virtue of the ownership thereof) under applicable securities laws of the provinces and territories of Canada provided that such trade is executed through the facilities of a stock exchange outside of Canada or in the over-the-counter market in the United States if the Apache Common Stock is quoted on the over-the-counter market at the time of such trade and such trade is made in accordance with the rules of the stock exchange or market upon which the trade is made and in accordance with all laws applicable to such stock exchange or market. THE HOLDERS OF DEKALB OPTIONS RESIDENT IN CANADA ARE URGED TO CONSULT THEIR LEGAL ADVISORS TO DETERMINE THE EXTENT OF ALL APPLICABLE RESALE PROVISIONS.

CONDITIONS TO THE MERGER

     The respective obligations of Apache and DEKALB to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (i) approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of DEKALB Class A Stock; (ii) expiration or termination of the applicable waiting period under the HSR Act, and approval under the Investment Canada Act; (iii) the absence of any order making the Merger illegal or otherwise prohibiting consummation of the Merger; (iv) Apache having no reason to believe, based on advice of Arthur Andersen LLP, Apache's independent public accountants, that the Merger would not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles; (v) the accuracy of the representations and warranties of each party and compliance with all agreements and covenants by each party; (vi) the receipt of certain tax opinions; (vii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; (viii) the approval for listing on the NYSE of the Apache Common Stock to be issued pursuant to the Merger Agreement; (ix) the absence of certain material adverse changes; (x) the receipt of letters from Arthur Andersen LLP and Coopers & Lybrand, Apache's and DEKALB's independent public accountants, respectively, covering such matters with respect to the Registration Statement and the Proxy Statement/Prospectus as reasonably requested by Apache and DEKALB; (xi) the receipt of other required third party or governmental approvals or consents; and (xii) holders of not more than ten percent of the outstanding shares of Company Class A Stock properly demanding appraisal rights.

     Apache and DEKALB anticipate that all of the conditions to the consummation of the Merger will be satisfied prior to or at the time of the Special Meeting. Either Apache or DEKALB may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."

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

NO SOLICITATION

     The Merger Agreement provides that DEKALB and its officers, directors and representatives will not (i) solicit, initiate or encourage any offer or proposal likely to lead to any Takeover Proposal (as defined below), (ii) participate in any discussions (other than as necessary to clarify the terms and conditions of any unsolicited offer) or negotiations regarding any Takeover Proposal, or (iii) furnish any nonpublic information outside the ordinary course of conducting its business; provided, however, that to the extent required by their fiduciary duties under applicable law and after consultation with and based upon the advice of outside legal counsel, DEKALB's Board of Directors and officers may take the actions described in clauses (ii) and (iii) above in response to a person who initiates communication with DEKALB without there having occurred any action prohibited by clause (i) above. DEKALB will promptly notify Apache of any inquiries, offers or proposals and give Apache five days' advance notice of any agreement to be entered into or information to be furnished in connection with any such inquiries, offers or proposals. A "Takeover Proposal" is defined to mean any tender offer or exchange offer for 20 percent or more of the outstanding shares of either class of DEKALB Stock, any proposal or offer for a merger, consolidation, amalgamation or other business combination involving DEKALB or its subsidiaries or any equity securities (or securities convertible into equity securities) of DEKALB, or any proposal or offer to acquire in any manner a 20-percent or greater equity or beneficial interest in, or a material amount of the assets or value of, DEKALB or its subsidiaries. See "Certain Terms of the Merger Agreement -- No Solicitation."

TERMINATION OF THE MERGER AGREEMENT

     By Either Party. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of Apache and DEKALB, or (ii) by either party if (a) the Merger has not been consummated on or before June 30, 1995 (provided that the terminating party shall not have failed to fulfill any obligation under the Merger Agreement that resulted in the Merger not having been consummated), (b) any court or governmental final order shall have prohibited consummation of the Merger, (c) the required approval of the holders of DEKALB Class A Stock is not received at the Special Meeting, or (d) if the Market Price (calculated as if the Effective Date were the date of the Special Meeting) of Apache Common Stock is less than $22.

     By Apache. Apache may terminate the Merger Agreement (i) if DEKALB fails to comply in any material respect with any covenant or agreement set forth in the Merger Agreement, or upon DEKALB's breach of one or more representations or warranties not cured within ten business days following notice, which breaches would in the aggregate have a Material Adverse Effect on DEKALB, (ii) if any of the activities described above regarding non-solicitation of a Takeover Proposal occur, (iii) if the Board of Directors of DEKALB recommends to the stockholders of DEKALB any Takeover Proposal, or resolves to do so, or (iv) if a tender or exchange offer for 20 percent or more of the outstanding shares of DEKALB Class A Stock is commenced, and the Board of Directors of DEKALB does not recommend that stockholders not tender their shares.

     By DEKALB. DEKALB may terminate the Merger Agreement (i) if Apache fails to comply in any material respect with any covenant or agreement set forth in the Merger Agreement, or upon Apache's breach of one or more representations or warranties not cured within ten business days following notice, which breaches would in the aggregate have a Material Adverse Effect on Apache, or (ii) if the Board of Directors of DEKALB, to the extent required by their fiduciary duties and after consultation with and based upon the advice of outside legal counsel, resolves to recommend or agrees to a Takeover Proposal that provides stockholders of DEKALB a value per share of DEKALB Stock in excess of a value equal to the product of (a) the Exchange Ratio (calculated as if the Effective Date were the date on which DEKALB's Board of Directors considers termination of the Merger Agreement) multiplied by (b) the average of the per share closing prices of Apache Common Stock as reported on the NYSE Composite Tape for the ten consecutive trading days immediately preceding such date.

     See "Certain Terms of the Merger Agreement -- Termination or Amendment of the Merger Agreement."

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

BENEFIT PLANS AND SEVERANCE

     The Merger Agreement provides that, for at least 24 months after the Effective Time, Apache will maintain benefit plans (including DEKALB's severance policy) for employees and officers of DEKALB no less favorable than those provided on the date of the Merger Agreement. For purposes of eligibility to participate and vest in various Apache benefit plans, employees of DEKALB and its subsidiaries will be credited with their years of service with DEKALB and its subsidiaries. In addition, DEKALB is permitted to pay certain bonuses, in addition to any bonuses pursuant to existing bonus or incentive plans. See "Certain Terms of the Merger Agreement -- Benefit Plans and Severance" and "The Merger -- Interests of Certain Persons in the Merger."

INSURANCE AND INDEMNIFICATION

     The Merger Agreement provides that, for a period of six years after the Effective Time, Apache will, subject to certain limitations, provide to DEKALB's current directors and officers an insurance and indemnification policy that covers events through the Effective Time with terms no less favorable than the directors' and officers' liability insurance currently provided to DEKALB's directors and officers. In addition, after the Effective Time, Apache (i) will indemnify all past and present officers and directors of DEKALB to the same extent that such persons were entitled to be indemnified by DEKALB pursuant to DEKALB's Restated Certificate of Incorporation, as amended ("DEKALB's Charter"), DEKALB's Restated Bylaws ("DEKALB's Bylaws"), or any indemnification agreement, for any acts or omissions occurring at or prior to the Effective Time, including those in connection with the Merger, and (ii) will advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. See "Certain Terms of the Merger Agreement -- Insurance and Indemnification."

                             STOCKHOLDER AGREEMENTS

     In consideration for Apache's and Merger Sub's execution of the Merger Agreement, holders of 1,202,403 shares of DEKALB Class A Stock (or approximately
53.2 percent of the 2,258,198 shares of DEKALB Class A Stock outstanding on the Record Date) executed stockholder agreements ("Stockholder Agreements") agreeing to vote all shares of DEKALB Class A Stock owned or controlled by such persons at any meeting of stockholders of DEKALB (or consent in lieu thereof) (i) in favor of the Merger and adoption of the Merger Agreement, (ii) against any act that would result in a breach under the Merger Agreement, and (iii) except as otherwise agreed to in writing in advance by Apache, against any business combination, sale of assets or reorganization or recapitalization, any change in DEKALB's Board of Directors, any amendment of DEKALB's Charter or DEKALB's Bylaws or corporate structure or business, or any other matter that may interfere with or adversely affect the contemplated economic benefits to Apache of the Merger or Merger Agreement. The stockholders signing Stockholder Agreements also agreed (a) not to solicit, initiate or encourage any Takeover Proposals, (b) not to grant a proxy to another person, sell or otherwise transfer or encumber their shares, or convert their shares of DEKALB Class A Stock into shares of DEKALB Class B Stock, and (c) to waive all appraisal rights with respect to the Merger. The Stockholder Agreements will terminate automatically on the earliest to occur of the Effective Time or termination of the Merger Agreement by its terms. The consequence of the Stockholder Agreements is that approval of the Merger Agreement at the Special Meeting is expected. See "Stockholder Agreements."

              COMPARATIVE RIGHTS OF APACHE AND DEKALB STOCKHOLDERS

     Rights of stockholders of DEKALB are currently governed by Delaware law, DEKALB's Charter and DEKALB's Bylaws. Upon consummation of the Merger, DEKALB stockholders will become stockholders of Apache and their rights as stockholders of Apache will be governed by Delaware law, Apache's Charter and Apache's Bylaws. There are various differences between the rights of DEKALB stockholders and the rights of Apache stockholders. Apache's Charter and certain outstanding debt securities contain certain provisions that have an anti-takeover effect, and Apache's Board of Directors has granted to holders of Apache Common Stock rights to purchase additional shares of Apache Common Stock that also have an anti-takeover effect. See "Comparative Rights of Apache and DEKALB Stockholders" and "Description of Apache Capital Stock."

                     MARKET PRICES AND DIVIDEND INFORMATION

     Apache Common Stock is traded on the NYSE and the CSE under the symbol "APA." The DEKALB Class B Stock is traded in the over-the-counter market and quoted on The Nasdaq Stock Market under the symbol "ENRGB," and on the TSE under the symbol "DKB.B." The DEKALB Class A Stock is not traded publicly. The following table sets forth, for the periods indicated, the range of high and low closing prices per share of Apache Common Stock as reported on the NYSE Composite Tape and of DEKALB Class B Stock as reported on The Nasdaq Stock Market, and the dividend per share of Apache Common Stock. Dividends were not paid on the DEKALB Stock during such periods.


                                            APACHE COMMON STOCK         DEKALB CLASS B STOCK
                                         -------------------------     -----------------------
                                          HIGH      LOW      DIVIDEND  HIGH      LOW     DIVIDEND
                                         ------    ------    -----     -----    -----    -----
1992
  First Quarter.......................   $15 7/8    $12       $0.07    $14 1/4   $11 3/4   --
  Second Quarter......................    18 1/8    13 7/8     0.07     15 1/4    12       --
  Third Quarter.......................    22 1/8    15 1/2     0.07     14        12       --
  Fourth Quarter......................    21 3/8    17 1/8     0.07     13 1/4    10 1/4   --

1993
  First Quarter.......................   $26 1/4   $17 5/8    $0.07    $15       $10 3/4   --
  Second Quarter......................    30 1/4    24 3/8     0.07     18        14 1/4   --
  Third Quarter.......................    33 1/2    26 3/8     0.07     17 1/4    15 3/4   --
  Fourth Quarter......................    31 1/4    20 3/8     0.07     17 1/4    13       --

1994
  First Quarter.......................   $26 7/8   $22 1/2    $0.07     $18      $13 1/4    --
  Second Quarter......................    29        22 1/4     0.07     15 1/2    13 1/2    --
  Third Quarter.......................    29 1/4    23         0.07     16 1/2    15        --
  Fourth Quarter......................    28 7/8    23 5/8     0.07     21 1/4    14 3/4    --

1995
  First Quarter.......................   $27 1/4   $22 3/8    $0.07     $24 1/8   $19 1/16   --
  Second Quarter*.....................    27 1/2    25 3/4     0.07+     24        22 3/8    --


- ---------------


* Through April 12.

+ Declared; payable April 28, 1995.


     On December 20, 1994, the last trading day prior to the announcement by Apache and DEKALB that they had executed the Merger Agreement, the closing per share sales prices of Apache Common Stock as reported on the NYSE Composite Tape, and DEKALB Class B Stock as reported on The Nasdaq Stock Market, were $26.00 and $15.75, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of Apache Common Stock and DEKALB Class B Stock.

     Following the Merger, Apache Common Stock will continue to be traded on the NYSE and the CSE. Following the Merger, DEKALB Class B Stock will cease to be traded on The Nasdaq Stock Market and on the TSE, and there will be no further market for the DEKALB Class B Stock.

     Apache has paid cash dividends on Apache Common Stock for 112 consecutive quarters and intends to continue the payment of dividends at current levels, although future dividend payments will depend upon Apache's level of earnings, financial requirements and other relevant factors.

                                     APACHE

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data of Apache and subsidiaries shown below as of or for each year in the five-year period ended December 31, 1994 have been derived from Apache's audited consolidated financial statements. This data should be read in conjunction with the consolidated financial statements and related notes and the report of independent public accountants included in Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference in this Proxy Statement/Prospectus.

                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------
                                        1990      1991(1)         1992        1993(4)        1994
                                      --------   ----------    ----------    ----------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Oil and gas production revenues.... $234,570   $  316,062    $  394,552    $  437,342   $  493,500
  Consolidated revenues..............  273,410      356,930       454,300       466,638      545,621
  Net income.........................   40,297       34,615(2)     47,776(3)     37,334       42,837
  Net income per
     common share....................      .90          .76          1.02           .70          .70
  Cash dividends per common share....      .28          .28           .28           .28          .28
BALANCE SHEET DATA
  Working capital (deficit).......... $ 15,678   $  (55,023)   $  (43,775)   $  (62,450)  $  (12,891)
  Total assets.......................  829,634    1,209,291     1,218,704     1,592,407    1,879,022
  Long-term debt.....................  194,781      490,988       454,373       453,009      657,486
  Shareholders' equity............... $386,780   $  439,941    $  475,209    $  785,854   $  816,180
  Common shares outstanding
     at end of period................   44,694       46,855        46,936        61,085       61,440

- ---------------

(1) Includes financial data for MW Petroleum Corporation after June 30, 1991.

(2) Includes a pre-tax charge of $11.1 million ($7.1 million after-tax) resulting from the relocation of Apache's headquarters to Houston, Texas.

(3) Includes a gain of $28.3 million before-tax ($18.5 million after-tax) resulting from the sale by Apache of its 31.7-percent interest in Natural Gas Clearinghouse.

(4) Includes financial data for Apache Energy Resources Corporation (formerly known as Hadson Energy Resources Corporation) after June 30, 1993, and Hall-Houston Oil Company after July 31, 1993.

                                     DEKALB

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data of DEKALB and subsidiaries shown below as of or for each year in the five-year period ended December 31, 1994 have been derived from DEKALB's audited consolidated financial statements. This data should be read in conjunction with DEKALB's consolidated financial statements and related notes and the auditors' report included in DEKALB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which accompanies and constitutes a part of this Proxy Statement/Prospectus.

                                               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------------------
                                    1990          1991          1992          1993          1994
                                  --------      --------      --------      --------      --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Oil and gas production
     revenues...................  $100,880      $ 92,949      $ 59,283      $ 44,506      $ 44,889
  Consolidated revenues.........  $102,903      $ 94,692      $ 60,733      $ 45,903      $ 46,290
  Net income (loss):
     Continuing operations......  $ 15,526      $(62,586)(1)  $(69,253)(1)  $  5,672      $  6,813
     Discontinued operations....    11,633            --        (1,050)(2)        --            --
     Cumulative effect of change
       in accounting principle..        --            --            --         5,334            --
                                  --------      --------      --------      --------      --------
  Net income (loss).............  $ 27,159      $(62,586)     $(70,303)     $ 11,006      $  6,813
                                  ========      ========      ========      ========      ========
  Net income (loss) per share:
     Continuing operations......  $   1.50      $  (6.51)(1)  $  (7.19)(1)  $    .59      $    .71
     Discontinued operations....      1.12            --         (0.11)(2)        --            --
     Cumulative effect of change
       in accounting principle..        --            --            --           .55            --
                                  --------      --------      --------      --------      --------
  Net income (loss) per share...  $   2.62      $  (6.51)     $  (7.30)     $   1.14      $    .71
                                  ========      ========      ========      ========      ========
Cash dividends per common
  share.........................  $    .29      $    .08            --            --            --
BALANCE SHEET DATA
  Working capital (deficit).....  $  2,680      $ (2,570)     $ 11,020      $  6,912      $  9,688
  Total assets..................   558,892       425,031       218,985       210,174       211,589
  Long-term debt................   191,799       167,407        69,725        51,325        61,547
  Shareholders' equity..........  $251,251      $184,357      $ 95,587      $100,599      $ 96,831
  Common shares outstanding at
     end of period..............     9,768         9,609         9,611         9,606         9,386

- ---------------

(1) The 1991 loss reflected U.S. writedowns of $94.2 million pre-tax ($66.0 million after-tax). The 1992 loss reflected a pre-tax loss of $34.9 million ($32.3 million after-tax) on the divestiture of U.S. assets, and writedowns of $24.7 million (pre- and after-tax) on U.S. properties and $28.6 million pre-tax ($15.9 million after-tax) on Canadian properties.

(2) The 1992 loss on discontinued operations related to a $0.3 million loss on divestiture of Lindsay Manufacturing Co., and a $0.75 million loss on divestiture of a commodities brokerage business.

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table contains selected unaudited pro forma data of Apache that (i) give effect to the Merger using the pooling of interests method of accounting and (ii) give effect to the acquisition of properties from Texaco (see "Recent Apache Developments -- Texaco Acquisition") using the purchase method of accounting.

     The operations data assume the Merger occurred on January 1, 1992 and the Texaco acquisition occurred on January 1, 1993. The Merger pro forma data are based on audited statements of Apache and DEKALB for December 31, 1992, 1993 and 1994. Pro forma data relative to the Texaco acquisition are based on Texaco's audited Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation and notes thereto ("Texaco's Audited Statement of Revenues and Direct Operating Expenses") for the years ended December 31, 1993 and 1994.

     Pro forma balance sheet data are based on Apache's and DEKALB's audited December 31, 1994 balance sheets and the assumed purchase price of $571 million in the Texaco acquisition, which is subject to certain post-closing adjustments.

     Per share data reflect an assumption of an Exchange Ratio of 0.90 (the Exchange Ratio resulting from a Market Price of Apache Common Stock of $26.00 per share or less).

     The pro forma data should be read in conjunction with the Unaudited Pro Forma Consolidated Condensed Financial Statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma operations data are not necessarily indicative of the operating results that would have resulted had the Merger occurred on January 1, 1992 and the Texaco acquisition occurred on January 1, 1994, nor are they necessarily indicative of future operating results.

                                                                                     DEKALB
                                                                                  MERGER AND
                                                   DEKALB MERGER                    TEXACO
                                        ------------------------------------      ACQUISITION
                                                 AT OR FOR THE YEAR                AT OR FOR
                                                 ENDED DECEMBER 31,              THE YEAR ENDED
                                        ------------------------------------      DECEMBER 31,
                                          1992         1993          1994             1994
                                        --------     --------     ----------     --------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA
  Consolidated revenues...............  $517,403     $512,632     $  592,626       $  755,926
  Income (loss) from continuing
     operations.......................   (14,632)      41,421         45,583           35,359
  Income (loss) per common share from
     continuing operations............      (.26)         .67            .65              .51
BALANCE SHEET DATA
  Total assets........................                             2,036,627        2,600,827
  Long-term debt......................                               719,033        1,265,033
  Shareholders' equity................                               891,087          891,087
  Common shares outstanding at end of
     period...........................                                69,888(1)        69,888(1)

- ---------------
(1) Assuming an Exchange Ratio of 0.85 would result in 69,418,295 common shares outstanding at December 31, 1994.

                           COMPARATIVE PER SHARE DATA

     Set forth below are the net income, cash dividends and book value per share of Apache and DEKALB on a historical basis, a pro forma basis for Apache, and an equivalent pro forma basis for DEKALB. Apache's pro forma dividends per common share assume dividend payments consistent with Apache's historical dividend level. The equivalent pro forma data for DEKALB are calculated by multiplying the Apache pro forma per common share data by an Exchange Ratio of 0.90 (the Exchange Ratio resulting from a Market Price of Apache Common Stock of $26.00 per share or less).

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Apache and DEKALB incorporated by reference and included elsewhere in this Proxy Statement/Prospectus, Texaco's Audited Statement of Revenues and Direct Operating Expenses included herein, and the Unaudited Pro Forma Consolidated Condensed Financial Statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                     APACHE

                                                  AT OR FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                ----------------------------
              APACHE HISTORICAL                  1992       1993       1994
                                                ------     ------     ------
Income per share, from continuing
  operations.................................   $ 1.02     $  .70     $  .70
Cash dividends per share.....................      .28        .28        .28
Book value per common share..................    10.13      12.86      13.28

                                                                                     DEKALB
                                                                                   MERGER AND
                                                       DEKALB MERGER                 TEXACO
                                                ----------------------------      ACQUISITION
                                                     AT OR FOR THE YEAR            AT OR FOR
                                                     ENDED DECEMBER 31,          THE YEAR ENDED
                                                ----------------------------      DECEMBER 31,
         APACHE UNAUDITED PRO FORMA              1992       1993       1994           1994
                                                ------     ------     ------     --------------
Income (loss) per share from continuing
  operations(1)..............................   $ (.26)    $  .67     $  .65         $  .51
Cash dividends per share.....................      .28        .28        .28            .28
Book value per common share..................                          12.75          12.75

- ---------------

(1) Income (loss) per share would not change significantly, assuming an Exchange Ratio of 0.85.

                                     DEKALB

                                                     AT OR FOR THE YEAR
                                                     ENDED DECEMBER 31,
                                                ----------------------------
              DEKALB HISTORICAL                  1992       1993       1994
                                                ------     ------     ------
Income (loss) per share from continuing
  operations.................................   $(7.19)    $  .59     $  .71
Cash dividends per share.....................       --         --         --
Book value per common share..................     9.95      10.47      10.32

                                             (Table continued on following page)

                                                                                     DEKALB
                                                                                   MERGER AND
                                                       DEKALB MERGER                 TEXACO
                                                ----------------------------      ACQUISITION
                                                     AT OR FOR THE YEAR            AT OR FOR
                                                     ENDED DECEMBER 31,          THE YEAR ENDED
                                                ----------------------------      DECEMBER 31,
              DEKALB EQUIVALENT                  1992       1993       1994           1994
                                                ------     ------     ------     --------------
Income (loss) per share from continuing
  operations(1)..............................   $ (.23)    $  .60     $  .59         $  .46
Cash dividends per share(2)..................      .25        .25        .25            .25
Book value per common
  share(3)...................................                          11.48          11.48

- ---------------

(1) Assumes an Exchange Ratio of 0.90. An assumed Exchange Ratio of 0.85 would result in the following pro forma income (loss) on a per share equivalent basis:

                                                                                     DEKALB
                                                                                   MERGER AND
                                                       DEKALB MERGER                 TEXACO
                                                ----------------------------      ACQUISITION
                                                        FOR THE YEAR               AT OR FOR
                                                     ENDED DECEMBER 31,          THE YEAR ENDED
                                                ----------------------------      DECEMBER 31,
                                                 1992       1993       1994           1994
                                                ------     ------     ------     --------------
Income (loss) per share from continuing
  operations.................................   $ (.23)    $  .57     $  .56         $  .43

(2) An assumed Exchange Ratio of 0.85 would reduce pro forma equivalent dividends in each period by $0.01 per share.

(3) Book value on a pro forma equivalency basis would be reduced from $11.48 to $10.91 per share, assuming an Exchange Ratio of 0.85.

                                 THE COMPANIES
APACHE AND MERGER SUB

     Apache, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets natural gas and crude oil. In the U.S., Apache's exploration and production interests are spread over 15 states, focusing on the Gulf of Mexico, the Anadarko Basin of Oklahoma, the Permian Basin of West Texas and New Mexico, the Gulf Coast and the Rocky Mountain regions. Internationally, Apache has production interests in Australia, and in 1994 focused its international exploration efforts offshore Western Australia, China and the Ivory Coast, and in Indonesia and Egypt. Apache Common Stock has been listed on the NYSE since 1969, and on the CSE since 1960.

     Apache holds interests in many of its U.S. and international properties through operating subsidiaries, such as MW Petroleum Corporation, Apache Energy Resources Corporation, Apache Energy Limited, Apache International, Inc. and Apache Overseas, Inc. Apache treats all operations as one segment of business.

     Apache's growth strategy is to increase oil and gas production, reserves and cash flow through a combination of acquisitions, moderate-risk drilling and development of its inventory of properties. Apache also emphasizes reducing operating costs per unit produced and selling marginal and non-strategic properties in order to increase its profit margins.

     Because production of oil and gas results in depletion of reserves, future oil and gas production is highly dependent upon Apache's level of success in adding reserves. Apache adds reserves by acquisition, active exploration and development, and identification, through engineering studies, of additional behind-pipe zones or secondary recovery reserves.

     For Apache, property acquisition is only one phase in a continuing cycle of business growth. Apache's aim is to follow each material acquisition with a cycle of reserve enhancement, property consolidation and cash flow acceleration, facilitating asset growth and debt reduction. This approach requires a well-planned and carefully executed property development program and a commitment to a selective program of ongoing property dispositions. It motivates Apache to target acquisitions that have ascertainable additional reserve potential and to apply an active drilling, workover and recompletion program to realize the potential of undeveloped and partially developed properties. Apache prefers to operate its properties so that it can effectively influence their development, and Apache therefore operates properties accounting for over 75 percent of its production.

     Apache increased its total proved reserves more than 240 MMboe, or nearly eight-fold, during the decade ended 1994. In addition to its acquisition strategy, Apache continues to develop and exploit its existing inventory of workover, recompletion and other development projects to increase reserves and production. During 1994, Apache acquired $180 million of additional properties and replaced over 106 percent of its U.S. production through its drilling, workover and recompletion program.

     Apache's international investments supplement its long-term growth strategy. Although international exploration is recognized as higher-risk than most of Apache's U.S. activities, it offers potential for greater rewards and significant reserve additions.

     XPX Acquisitions, Inc., a wholly owned subsidiary of Apache incorporated in Delaware on November 29, 1994, has conducted no business other than entering into the Merger Agreement.

DEKALB

     DEKALB is engaged in the exploration for, and the development and production of, crude oil and natural gas, primarily in Canada. DEKALB's wholly owned Canadian subsidiary, DEKALB Energy Canada Ltd., concentrates its exploration and development activity in the provinces of Alberta and British Columbia. Since the disposition of substantially all of DEKALB's U.S. assets in 1992 and 1993, DEKALB's only remaining U.S. activity is related to one non-operated interest in an oil well in California and acreage adjacent thereto.

     DEKALB's operations are largely dependent upon its ability to discover or acquire reserves of oil and natural gas, to produce oil and natural gas in commercial quantities, and to obtain additional unproved oil and gas lands by lease, option, concession, or otherwise. The prices obtained for the sale of oil and natural gas depend upon numerous factors, most of which are beyond the control of DEKALB, including domestic and foreign production rates of oil and natural gas, market demand, and effects of government regulations and incentives.

                           RECENT APACHE DEVELOPMENTS

CRYSTAL ACQUISITION

     On December 30, 1994 (effective as of October 1, 1994), Apache purchased, for approximately $95.8 million, substantially all of the U.S. oil and gas properties of Crystal. The producing properties acquired from Crystal are located primarily along the Arkansas-Louisiana border and in southern Louisiana, and daily production at the time of acquisition was approximately 20 MMcf of gas and 2,700 bbls of oil. The acquisition also included approximately 32,000 net undeveloped mineral acres in southern Louisiana. Apache acquired an average 80-percent working interest in the properties overall, including a 97-percent working interest in two fields that account for approximately 60 percent of the value. Apache funded the Crystal acquisition by borrowing under its principal revolving bank credit facility.

TEXACO ACQUISITION

     On March 1, 1995, Apache purchased certain oil and gas properties from Texaco for an adjusted purchase price of $571 million, effective January 1, 1995. The transaction is subject to customary post-closing adjustments, and includes proved reserves at the effective date of approximately 113 MMboe, of which approximately 70 percent is oil. Average current daily production on the acquired properties is approximately 20 Mbbls of oil and 85 MMcf of gas.

     The Texaco properties are highly concentrated, with approximately two-thirds of the reserves located in 54 fields, and are in producing regions where Apache has existing operations -- the Permian Basin, the Gulf Coast of Texas and Louisiana, western Oklahoma, eastern Texas, the Rocky Mountains and the Gulf of Mexico. Apache will operate approximately two-thirds of the production and acquire an average working interest of approximately 70 percent in the operated properties. The total acquisition included approximately 500,000 net mineral acres, as well as a substantial quantity of seismic data.

     Apache funded the Texaco transaction with funds from borrowings under its existing revolving bank credit facility and with net proceeds from recently issued Debentures (as defined below).

FINANCING ACTIVITIES

     On January 4, 1995, Apache closed the placement of 6% Convertible Subordinated Debentures due January 15, 2002 (the "Debentures"). The Debentures were issued in transactions exempt from registration under the Securities Act. The Debentures are redeemable by Apache no earlier than January 15, 1998, and are subordinated in right of payment to all senior indebtedness of Apache. The Debentures are convertible at the option of the holders into Apache Common Stock at a conversion price of $30.68 per share, subject to adjustment. The aggregate principal amount of the Debentures placed, including the overallotment option, was $172.5 million. The net proceeds from the Debentures of $168.6 million were used to fund in part the acquisition of properties from Texaco described above but were initially used for general corporate purposes, including the repayment of borrowings under Apache's existing revolving bank credit facility.

     On March 1, 1995, Apache's revolving bank credit facility agreement was amended and restated, increasing the aggregate commitment under the facility from $700 million to $1 billion, subject to borrowing base availability. Apache's borrowing base, including the value of the properties acquired from Texaco, was initially set at $765 million and will be periodically redetermined by the lenders. The facility expires on March 1, 2000, and may be extended in one-year increments with the lenders' consent. In addition to the borrowing base predicated on Apache's oil and gas reserve value, the bank facility provides a non-conforming borrowing base as defined in the agreement. The initial non-conforming borrowing base of $135 million is available until May 10, 1996 and at reduced amounts through November 4, 1996. Financial covenants of the amended agreement are similar to those existing at December 31, 1994. Based on Apache's ratio of debt to total capital at the time of closing, the interest rate margin over LIBOR increased from .375 percent to 1.125 percent. At the March 1, 1995 debt level, Apache will pay a facility fee of .375 percent of the available portion of the unused commitment and .1875 percent of the unavailable portion of the unused commitment.

PLANNED DIVESTITURES

     On February 15, 1995, Apache announced plans to close its Rocky Mountain regional office in Denver, Colorado, and to accelerate the disposition of up to approximately $200 million of lower-return and non-strategic properties, including sales of a substantial portion of its Rocky Mountain properties and non-strategic assets in other regions. Proceeds from such dispositions are anticipated to reduce borrowings under Apache's revolving bank credit facility.

                              THE SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE OF SPECIAL MEETING


     The Special Meeting will be held on Wednesday, May 17, 1995, at the offices of DEKALB on the 10th Floor, 700-9th Avenue S.W., Calgary, Alberta, Canada T2P 3V4, commencing at 9:00 a.m. local time, for the purpose of (i) considering and voting upon a proposal to approve and adopt the Merger Agreement, as required under the DGCL, and (ii) transacting such other business as may properly come before the Special Meeting.


RECORD DATE AND SHARES ENTITLED TO VOTE

     Holders of record of both DEKALB Class A Stock and DEKALB Class B Stock at the close of business on the Record Date are entitled to notice of the Special Meeting, but only holders of record of DEKALB Class A Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. Under the terms of DEKALB's Charter and the DGCL, the holders of record of DEKALB Class B Stock are not entitled to vote at the Special Meeting.

     On the Record Date, there were approximately 906 holders of record of DEKALB Class A Stock and 2,258,198 shares of DEKALB Class A Stock outstanding. Each share of DEKALB Class A Stock entitles the holder thereof to one vote on each matter to be acted upon at the Special Meeting. See "Stockholders of Apache and DEKALB -- Principal Stockholders of DEKALB" for information regarding persons known to DEKALB to be the beneficial owners of more than five percent of the outstanding DEKALB Class A Stock.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of DEKALB Class A Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of DEKALB. A holder of DEKALB Class A Stock who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of DEKALB stating that the proxy is revoked, or (iii) attending the Special Meeting and voting in person.

QUORUM AND VOTE REQUIRED

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of DEKALB Class A Stock entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of DEKALB Class A Stock entitled to vote thereon. On the Record Date, there were 2,258,198 shares of DEKALB Class A Stock outstanding and entitled to vote at the Special Meeting. Abstentions and non-voted shares, including broker non-votes, represented in person or by proxy, will be considered as being present for purposes of determining the existence of a quorum and will have the same effect as votes cast against the proposal to approve and adopt the Merger Agreement. As of the Record Date, holders of 1,202,403 shares of DEKALB Class A Stock (or approximately 53.2 percent of the shares of DEKALB Class A Stock outstanding as of the Record Date) have executed Stockholder Agreements agreeing to vote in favor of the Merger and adoption of the Merger Agreement. Consequently, approval of the Merger Agreement at the Special Meeting is expected. See "Stockholder Agreements."

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers, employees and agents of DEKALB may solicit proxies from the holders of DEKALB Class A Stock by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record DEKALB Class A Stock for the forwarding of solicitation materials to the beneficial owners thereof. DEKALB will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Neither Apache nor DEKALB has engaged the services of any third party to distribute proxy solicitation materials to brokers, banks or other nominees or to assist in the solicitation of proxies from holders of DEKALB Class A Stock. If the Merger is not consummated, Apache and DEKALB will each pay one-half of the cost of printing and mailing this Proxy Statement/Prospectus and soliciting stockholder approvals.

OTHER MATTERS

     At the date of this Proxy Statement/Prospectus, the Board of Directors of DEKALB does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares of DEKALB Class A Stock represented by proxies at the Special Meeting will be voted with respect to such matters in accordance with the discretion of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into DEKALB, with DEKALB becoming the Surviving Corporation and a wholly owned subsidiary of Apache, pursuant to Section 251 of the DGCL. Under
Section 259 of the DGCL, the Surviving Corporation will possess the assets and liabilities of Merger Sub and DEKALB by operation of law at the Effective Time. In the Merger, each outstanding share of DEKALB Stock (except for 220,000 shares of DEKALB Class B Stock owned by a subsidiary of DEKALB, which will not be converted into the right to receive Apache Common Stock) will be converted into the right to receive between 0.85 and 0.90 shares of Apache Common Stock, with the Exchange Ratio determined by adding to 0.85 an amount equal to 0.0125 multiplied by the difference between $30 and the Market Price of Apache Common Stock (which will be the average of the per share closing prices of Apache Common Stock as reported on the NYSE Composite Tape during the ten consecutive trading days ending on (and including) the third trading day prior to the Effective Time). If the Market Price is $26 or lower, the Exchange Ratio will be 0.90, and if the Market Price is $30 or higher, the Exchange Ratio will be 0.85. Any resulting fractional shares of Apache Common Stock will be settled in cash.

     Depending on the Market Price and the number of shares of DEKALB Stock outstanding as of the Record Date, between 7,984,155 and 8,453,811 shares of Apache Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise of DEKALB Options prior to the Effective Time and no cancellation of DEKALB Options in exchange for Apache Common Stock), representing between approximately 11.5 percent and 12.1 percent of the total Apache Common Stock expected to be outstanding after such issuance.

BACKGROUND

     DEKALB reported significant writedowns of its U.S. oil and gas assets in May 1991, and of its U.S. and Canadian oil and gas assets in March 1992, resulting from value adjustments based on declines in oil and gas prices.

     DEKALB announced in December 1991 that its 1992 capital expenditures would be about $30 million during 1992, down approximately 35 percent from the 1991 spending level, and that 1992 capital expenditures would focus principally on Canadian exploration opportunities. In connection therewith, significant reductions were effected in DEKALB's U.S. work force.

     On July 8, 1992, DEKALB entered into an agreement to sell all of its U.S. oil and gas properties, except those located in California, to Louis Dreyfus Gas Holdings Inc. ("Dreyfus"). The Dreyfus transaction was consummated on October 16, 1992. DEKALB essentially completed the divestiture of its U.S. oil and gas properties by selling all but one of its California properties (a non-operating interest) to Samedan Oil Corporation in 1993. The decision to dispose of its U.S. properties and to concentrate its activities in Canada followed unsuccessful attempts by DEKALB over several years to bring its high U.S. finding and development costs, and low reserve replacements, to competitive levels.

     On January 1, 1993, DEKALB's principal executive offices and all corporate functions were relocated from Denver, Colorado to Calgary, Alberta.

     Following these measures, DEKALB's operating results improved in both 1993 and 1994. In 1994 DEKALB listed the DEKALB Class B Stock on the TSE so that there would be trading markets for the DEKALB Class B Stock in both the United States and Canada. Despite DEKALB's improved operating results, the continuation of low world and domestic oil and North American gas prices and the general lack of enthusiasm for energy equities in the securities markets have resulted in sales prices for DEKALB Stock remaining well below levels reflective of the stockholder value which management sought to achieve through this corporate restructuring.

     Between the consummation of the transaction with Dreyfus in October 1992 and the execution of the Merger Agreement on December 21, 1994, more than 20 separate companies, from time to time, expressed to DEKALB or to DEKALB's financial advisor, Merrill Lynch, varying degrees of interest in acquiring DEKALB's operations. At DEKALB's request, Merrill Lynch assisted DEKALB in reviewing, evaluating and screening such unsolicited inquiries. Some of these expressions of interest resulted in meetings between officers of certain of the companies and officers of DEKALB. In the course of and as a result of the review of such inquiries, from time to time DEKALB authorized Merrill Lynch to supply, subject to confidentiality agreements, proprietary information to certain of the companies that expressed a strong degree of interest and that were viewed by DEKALB as capable of potentially consummating an acceptable transaction. During this period DEKALB entered into confidentiality agreements with a total of eight companies.

     Periodically during late 1992 and the first half of 1993, DEKALB management advised the Executive Committee of DEKALB's Board of Directors and/or the full Board of certain expressions of interest.

     In order to provide DEKALB's Board with relevant information to enable it to evaluate these expressions of interest, in mid-1993 management requested Merrill Lynch to provide certain information on the valuation of energy companies and to identify energy companies that might have an interest in acquiring DEKALB. Beginning on July 28, 1993, representatives of Merrill Lynch attended most of the meetings of the Board, as discussed below. At the meeting of DEKALB's Board held on July 28, 1993, representatives of Merrill Lynch reviewed with the Board oil and gas price forecasts, market valuations of certain energy companies in relation to their reserves and financial results, and recent Canadian and U.S. oil and gas acquisitions. They further discussed various companies that had provided unsolicited indications of interest in entering into a transaction with DEKALB, as well as other companies identified by Merrill Lynch that might have a potential interest in acquiring DEKALB.

     Merrill Lynch continued to screen and communicate with companies interested in acquiring DEKALB, and in the fall of 1993 DEKALB entered into confidentiality agreements with three such companies. During the first half of 1994, these three companies were provided the opportunity to visit with and obtain confidential information about DEKALB from Ryder Scott Company Petroleum Engineers ("Ryder Scott"), its independent petroleum engineers, and Coopers & Lybrand, its independent public accountants.

     At a Board meeting held on February 25, 1994, representatives of Merrill Lynch provided (i) an overview of the energy industry, including, among other things, the then current oil and gas prices as well as Merrill Lynch's forecasts for oil and gas prices; a discussion of valuation methodologies pertinent to the energy industry; and a summary of the then current economic climate for energy company acquisitions, and (ii) a preliminary reference value analysis (prepared without the benefit of a comprehensive due diligence review), including a comparison of stock trading multiples of other Canadian energy companies with DEKALB's stock trading multiples. Merrill Lynch also provided a status report concerning communications with companies that had expressed interest in potential transactions with DEKALB.

     At a Board meeting held on May 18, 1994, representatives of Merrill Lynch reviewed with the Board the terms of nonbinding proposals from each of the three companies that had received confidential information, as well as Merrill Lynch's assessment of the economic environment in the energy industry. The Board determined that none of the three proposals was likely to lead to a transaction that would be acceptable to the Board. DEKALB advised the three companies that it was not interested in pursuing their proposals and requested that they destroy or return the confidential information in their possession. The Board also concluded that it was unlikely that an acceptable transaction could be negotiated at that time. Nevertheless, subsequent to the May 18, 1994 meeting, DEKALB continued to receive unsolicited expressions of interest.

     In mid-September 1994, one of DEKALB's most promising young executives unexpectedly passed away. Because people in the industry were aware of his importance to DEKALB, there was an intensification of expressions of interest concerning DEKALB's willingness to enter into a transaction, which resulted in the execution of confidentiality agreements with five additional companies, including Apache, and renewed contacts with companies that had previously expressed an interest.

     The first indication of Apache's interest in DEKALB occurred in late September 1994, when a representative of Apache's financial advisor informed a director of DEKALB that Apache was interested in discussing the possibility of a business combination. DEKALB referred the inquiry to Merrill Lynch and asked Merrill Lynch to provide certain proprietary information to Apache subject to a confidentiality agreement dated October 18, 1994. At meetings of the Executive Committee of the Board held on October 19 and 28, 1994 the interest in DEKALB expressed by a number of companies, including Apache, was discussed.

     Pursuant to the confidentiality agreements, DEKALB arranged for Apache and four other companies to receive access to information regarding DEKALB's business from representatives of Ryder Scott, Coopers & Lybrand and Merrill Lynch. At Apache's request, on October 29, 1994, officers of Apache and DEKALB met to discuss a possible business combination and the process necessary to determine the desirability of such a combination. In early November 1994, at DEKALB's request, Merrill Lynch advised each of the five companies, including Apache, that DEKALB's Board was scheduled to meet on November 9, 1994 and that if such company wished the Board to consider a proposal, it should be submitted in writing in advance of the meeting.

     On November 8, 1994, the five companies, including Apache, delivered nonbinding proposals (one of which was not in writing) for an acquisition of DEKALB subject in each case, among other things, to the completion of appropriate due diligence by the parties. The DEKALB Board of Directors held its regularly scheduled meeting on November 9, 1994. Merrill Lynch representatives participated in part of that meeting. The Merrill Lynch representatives discussed the then current business and stock market environment and the then current merger and acquisition environment for energy companies. Representatives of Merrill Lynch reviewed with the Board Merrill Lynch's preliminary reference value analysis (prepared without the benefit of a comprehensive due diligence review), including a comparison of stock trading multiples of other Canadian energy companies with DEKALB's stock trading multiples. Merrill Lynch then provided a detailed report about the status of recent discussions with those energy companies that had submitted more detailed proposals for a transaction with DEKALB as well as the status of discussions with other companies that had recently expressed interest in a transaction with DEKALB. The Board determined that the Apache proposal was the most likely to provide DEKALB stockholders with fair value and lead to an acceptable transaction, and thus was preferable to the other proposals. However, the Board instructed management and Merrill Lynch to seek clarification of certain of the proposals.

     On November 16, 1994, after DEKALB received such clarifications, DEKALB and Apache agreed to a comprehensive exchange of additional data subject to their confidentiality agreement. DEKALB also agreed, as required by the terms of Apache's proposal, to grant to Apache an exclusivity period expiring December 12, 1994, during which DEKALB would not solicit, discuss, negotiate or provide information with regard to, any third party proposals for a business combination except to the extent necessary to comply with fiduciary obligations under applicable law.

     On November 22, 1994, DEKALB and Merrill Lynch entered into an engagement letter. See "-- Opinion of Merrill Lynch as DEKALB's Financial Advisor."

     During the period beginning on November 21, 1994, and continuing through December 20, 1994, DEKALB and Apache each conducted on-site due diligence of the other.

     Beginning December 6, 1994, representatives of Apache and DEKALB met to discuss various business and legal issues relating to the possible combination, and prepared and revised successive preliminary drafts of a merger agreement that set forth the basic structure of the proposed business combination. Forms of stockholder agreements and agreements to be entered into by "affiliates" of DEKALB were also prepared.

     On December 8, 1994, Apache's Board of Directors met to receive and to consider presentations by Apache management and its advisors concerning a business combination between Apache and DEKALB. After detailed discussion and review, the Apache Board authorized the officers of Apache to negotiate a merger with DEKALB. On December 12, 1994, representatives of Apache met with representatives of DEKALB and proposed certain merger terms.

     From December 13, 1994 through December 20, 1994, representatives of DEKALB and its advisors continued to meet and negotiate with representatives of Apache and its advisors. The parties also: continued their due diligence efforts; negotiated most of the terms of the proposed merger agreement, the remaining legal and structural issues and other transaction documents; discussed the details of the proposed business combination; and completed the schedules to the proposed merger agreement.

     On December 19, 1994, DEKALB's Board of Directors held a meeting by telephone conference. The Chairman reviewed with the Board developments in DEKALB's business and in the oil and gas industry since the disposition of DEKALB's U.S. properties, including the interests that had been expressed by other companies in acquiring DEKALB, including the exchange of information with other companies. He also reviewed the process which led to management's proposal that the Board consider approval of the proposed merger agreement with Apache. He described in detail the Apache negotiations. The Chairman, with the assistance of legal counsel, described the more important provisions of the proposed merger agreement and the proposed stockholder agreements and described for the Board the process by which it was contemplated that the vote of the holders of DEKALB Class A Stock approving the Merger would be solicited and obtained and the Merger would be consummated. He urged the directors to review the drafts of the proposed merger agreement which had been provided to them. The Board, following discussion, determined not to pursue a transaction with any other company at that time because: (i) no other company had expressed an interest in DEKALB which was acceptable to the Board for a variety of reasons, including price, structure, timing and various uncertainties; and (ii) Apache was unwilling to continue the negotiations if DEKALB pursued possible transactions with other companies. The Chairman reviewed the matters to be considered at the Board meeting scheduled for December 20, 1994, including a presentation by Apache management, formal and more detailed presentations to the Board by DEKALB management, Merrill Lynch and legal counsel, and consideration of the proposed transaction by the Board.

     On December 20, 1994, representatives of Apache met with certain holders of DEKALB Class A Stock and with DEKALB's Board of Directors to discuss the business and prospects of Apache and the terms of the Merger. Certain of those stockholders, and other stockholders who had been invited to but did not attend the meeting, were advised of the requirement by Apache that, following approval of the Merger Agreement by

DEKALB's Board of Directors, such stockholders deliver to Apache signed Stockholder Agreements obligating the holders of a majority of the outstanding DEKALB Class A Stock to vote in favor of the Merger Agreement. See "Stockholder Agreements." DEKALB's Board was advised that holders of a majority of the outstanding shares of DEKALB Class A Stock were prepared to sign the required Stockholder Agreements and desired that DEKALB enter into the proposed merger agreement with Apache.

     On December 20, 1994, DEKALB's Board of Directors met and again reviewed proposals that DEKALB had previously received for the purpose of evaluating the proposed business combination with Apache. DEKALB's Board of Directors reviewed the material terms of the business combination that representatives of Apache and DEKALB had negotiated to that point, including the material terms of the draft merger agreement and form of stockholder agreement. The Board received a written opinion dated December 20, 1994 from Merrill Lynch that, as of that date, based upon the procedures and subject to the assumptions described therein, the Exchange Ratio was fair from a financial point of view to the holders of DEKALB Stock. Receipt of the written opinion was preceded by an oral report from Merrill Lynch representatives who described the basis for its opinion and the procedures performed in reaching such opinion. See "-- Opinion of Merrill Lynch as DEKALB's Financial Advisor." The Board also received detailed reports from members of DEKALB's management concerning the results of the due diligence they performed as to Apache and from Merrill Lynch and DEKALB's management with respect to certain financial and reserve information about DEKALB and Apache. DEKALB's legal counsel reported on the results of legal due diligence of Apache and made a presentation to the Board concerning the Board's fiduciary duties to DEKALB's stockholders in connection with a business combination. After careful consideration of all matters, the Board directed DEKALB's management to negotiate further certain of the draft merger agreement terms with Apache and determined to meet again the next day.

     On December 21, 1994, DEKALB's Board of Directors met again. The Board received a report concerning the results of the prior night's negotiations with Apache. After reviewing the results of such further negotiations, DEKALB's due diligence investigation of Apache, the material terms of the Merger Agreement and of the Stockholder Agreements and further considering Merrill Lynch's written opinion dated December 20, 1994 that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of DEKALB Stock, the Board approved the Merger and authorized the execution and delivery of the Merger Agreement, which required as a condition to Apache's execution thereof the execution and delivery of the Stockholder Agreements. Shortly thereafter, the Stockholder Agreements were executed and delivered and the Merger Agreement was executed and delivered.

CERTAIN INFORMATION PROVIDED

     In connection with the discussions between Apache and DEKALB described above, Apache provided to DEKALB confidential information and internal analyses, including certain preliminary financial forecasts with respect to Apache's operating results, cash flows and financing activities, capitalization and capital expenditures for 1994 and 1995, and the assumptions on which such preliminary financial forecasts were based. Such preliminary financial forecasts were developed by Apache for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of Apache) and are not necessarily indicative of future results.

     In connection with the discussions between Apache and DEKALB described above, DEKALB provided to Apache confidential information and internal analyses, including certain internal operating budgets relating to DEKALB's 1994 and 1995 fiscal years, and the assumptions on which such budgets were based. Such internal operating budgets were prepared by DEKALB for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of DEKALB) and are not necessarily indicative of future results.

APACHE'S REASONS FOR THE MERGER

     With increased access to natural gas markets following the completion of several transportation systems during the last several years, western Canada's oil and gas industry has experienced a significant increase in drilling and exploration activity. Reduced delays in the connection of new gas wells along with increased production allowable rates have contributed to a substantially improved operating environment with greater access to pipeline capacity and markets.

     Operating in all major gas producing basins in North America outside of Canada, Apache has been looking since 1990 to reestablish a base of operations in western Canada because of growth potential and an improved business environment. Canada's Western Sedimentary Basin is estimated to hold more gas reserves than any other basin in North America, yet it is still underexplored relative to the U.S. and undeveloped acreage is still relatively accessible. Apache believes that the recent completion of several pending and proposed gas pipeline expansion projects will unlock Western Canada's exploration and development potential by de-bottlenecking transportation constraints and tapping growing gas markets.

     The proposed Merger represents a significant step in Apache's objective of reestablishing an operating presence in Canada. Apache's management believes that DEKALB represents an attractive operating hub in Canada that has the critical mass and established organizational structure to enable Apache to initiate activity in the basin without the delays and expenses typically associated with start-up operations. In addition, Apache is attracted to DEKALB because its properties are relatively shallow, primarily self-operated and have the potential for exploitation and exploration. DEKALB's properties also have a higher reserve to production ratio, and Apache foresees an increase in its reserve life index. Finally, DEKALB has an experienced and capable staff with a record of growing its oil and gas reserves.

     For the foregoing reasons, Apache's Board of Directors believes that the Exchange Ratio and the other terms of the Merger Agreement are fair to, and in the best interests of, Apache and the stockholders of Apache. In reaching its conclusion, Apache's Board considered the judgment and advice of Apache's management, the prior financial performance and future operating prospects of DEKALB, the reasonableness of achieving prospective future incremental revenues from the combined operation, the financial flexibility offered by the combination, the terms of the Merger Agreement, and the risks associated with achieving expected results. At Apache's regular Board meeting held on December 9, 1994, all directors in attendance expressed support for the Merger and voted to approve the Merger. The final form of the Merger Agreement as executed was ratified and approved by unanimous written consent of the directors of Apache.

     Depending on the Exchange Ratio, the Merger will result in the issuance of no more than approximately 12.6 percent of the number of shares of Apache Common Stock previously outstanding, and, consequently, no vote of the stockholders of Apache is required in connection with the Merger under the rules of the NYSE or the CSE on which Apache Common Stock is listed or under applicable Delaware law. In addition, neither Apache's Charter nor Apache's Bylaws provides for any vote of its stockholders in connection with the Merger.

DEKALB'S REASONS FOR THE MERGER; RECOMMENDATION OF DEKALB'S BOARD OF DIRECTORS

     The Merger, including the Merger Agreement and the transactions contemplated thereby, was submitted to DEKALB's Board of Directors and unanimously approved at a special meeting held on December 21, 1994 attended by all members of the Board. The DEKALB Board of Directors believes that the Merger is fair to, and in the best interests of, DEKALB and its stockholders and unanimously recommends to the holders of DEKALB Class A Stock that they vote FOR adoption and approval of the Merger Agreement. As described above under "-- Background," sales prices for DEKALB Stock prior to public announcement of the Merger Agreement have remained well below levels reflective of stockholder value. By contrast, management believes that the recommended Merger with Apache has been structured to produce DEKALB stockholder value which is fair to DEKALB's stockholders and which management sought to achieve. Accordingly, DEKALB's Board of Directors and management have concluded that it was appropriate to enter into the Merger Agreement.

     In addition, the Board of Directors considered, among other things, the following factors in approving and recommending the Merger: (i) the written opinion of Merrill Lynch dated December 20, 1994 that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of DEKALB Stock (see "-- Opinion of Merrill Lynch as DEKALB's Financial Advisor"); (ii) information with respect to the historical financial condition, results of operations, business and prospects of DEKALB and of Apache, including reserve information, together with current industry, economic and market conditions; (iii) information with respect to the pro forma financial condition and results of operations of Apache, assuming consummation of the Merger; (iv) recent and historical trading prices of DEKALB Class B Stock, and ratios at which common stock of oil and gas exploration and production companies, including Apache, had been trading; (v) the fact that the Apache Common Stock to be received by the holders of DEKALB Stock in the Merger was trading at prices substantially in excess of the trading prices of DEKALB Class B Stock prior to the December 21, 1994 DEKALB Board meeting; (vi) the history of unsolicited indications of interest from more than 20 companies (including the eight companies that signed confidentiality agreements, which were among those identified by Merrill Lynch as being the most likely to have an interest in acquiring DEKALB) and the opinion of DEKALB's Board of Directors that none of the other interests expressed was at the level of value provided by the Merger Agreement on December 21, 1994; (vii) reports from various members of DEKALB's management concerning the results of the due diligence they performed as to Apache; (viii) the fact that Apache Common Stock has reasonable trading liquidity; (ix) the structure of the Merger, which would provide equal consideration to holders of DEKALB Class A Stock and DEKALB Class B Stock and would permit holders of DEKALB Stock who are United States persons to exchange such DEKALB Stock for shares of Apache Common Stock without, in general, recognizing gain or loss for U.S. federal income tax purposes; (x) the fact that the holders of a majority of the outstanding shares of DEKALB Class A Stock desired that DEKALB accept Apache's proposal; (xi) the presentation of Apache management regarding Apache and Apache's reasons to effect the Merger, including its stated interest in reestablishing its activity in Canada and its views as to potential Canadian reserves, which indicated a strong desire to consummate the Merger; (xii) DEKALB management's view that the information provided to Apache in its due diligence investigation of DEKALB would not reasonably be expected to result in appreciably enhanced expressions of interest if provided to other companies; (xiii) the fact that there are no dissenters' rights for holders of DEKALB Class B Stock; (xiv) the terms, and the course of negotiations resulting in the financial and other terms, of the Merger Agreement, including Apache's insistence on terms which could inhibit consideration of a higher-valued proposal; (xv) DEKALB's ability to accept a superior offer (subject to certain restrictions) without any financial penalty; (xvi) alternatives available to DEKALB, including management succession issues; and (xviii) management's recommendation and the knowledge and experience of the members of DEKALB's Board of Directors.

     Although basing its conclusion upon the different considerations discussed above, the DEKALB Board of Directors did not assign any relative weight to the various factors it considered in reaching its decision. The Board of Directors, however, placed emphasis on the fact that the Apache offer was the highest proposal received, the firmness of the Apache proposal and the high degree of interest of Apache in accomplishing the transaction, and its belief, as supported by the Merrill Lynch opinion, that, as of the date of Merrill Lynch's opinion, the Exchange Ratio was fair from a financial point of view to holders of DEKALB Stock. In light of such factors, the Board determined that the Merger is in the best interests of DEKALB and the holders of DEKALB Stock.

     It is expected that if the Merger is not approved by the holders of DEKALB Class A Stock, or if the other conditions to the consummation of the Merger are not satisfied or waived, DEKALB's management, under the general direction of the Board of Directors of DEKALB, will continue to manage DEKALB as an ongoing business and may seek other purchasers for DEKALB. No assurance can be given that another offer for DEKALB will be made or, if made, whether the consideration would be more or less than that offered by Apache.

OPINION OF MERRILL LYNCH AS DEKALB'S FINANCIAL ADVISOR

     At the special meeting of DEKALB's Board of Directors held on December 20, 1994 to consider entering into the Merger Agreement, Merrill Lynch delivered its written opinion, dated December 20, 1994, that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of DEKALB Stock. Merrill Lynch has confirmed its written opinion dated December 20, 1994 in an opinion dated the date of this Proxy Statement/Prospectus. A copy of the opinion of Merrill Lynch dated the date of this Proxy Statement/Prospectus which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix II to this Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of Merrill Lynch set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion attached as Appendix II hereto. The December 20, 1994 opinion is substantially identical to the opinion attached as Appendix II hereto. STOCKHOLDERS OF DEKALB ARE URGED TO READ CAREFULLY THE OPINION IN ITS ENTIRETY.

     Merrill Lynch's opinion is directed only to the fairness from a financial point of view of the Exchange Ratio to the holders of DEKALB Stock and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The Exchange Ratio was determined through negotiations between DEKALB and Apache and was unanimously approved by DEKALB's Board of Directors. Merrill Lynch provided advice to DEKALB during the course of such negotiations, but did not make a recommendation with respect to the amount of the Exchange Ratio.

     In arriving at its opinion dated the date of this Proxy Statement/Prospectus, Merrill Lynch, among other things: (i) reviewed DEKALB's Annual Report, Form 10-K/A and related financial information for the fiscal year ended December 31, 1991, DEKALB's Annual Reports, Forms 10-K and related financial information for the fiscal years ended December 31, 1992 and December 31, 1993, DEKALB's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994, DEKALB's Form 10-Q/A and the related unaudited financial information for the quarterly period ended September 30, 1994, and DEKALB's Form 10-K and related financial information for the fiscal year ended December 31, 1994; (ii) reviewed Apache's Annual Reports, Forms 10-K/A and related financial information for the fiscal years ended December 31, 1991 and December 31, 1993, respectively, Apache's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1992, Apache's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994, and Apache's Form 10-K and related financial information for the fiscal year ended December 31, 1994; (iii) reviewed certain information relating to the business, earnings, cash flow and assets of DEKALB and Apache furnished to Merrill Lynch by DEKALB and Apache, respectively; (iv) reviewed financial forecasts for DEKALB furnished to Merrill Lynch by DEKALB;
(v) reviewed certain reserve and reserve production estimates for 1993 and 1994 for DEKALB and Apache prepared by DEKALB and Apache, respectively, and the reserve audit letters for 1993 for DEKALB and Apache, respectively, prepared by Ryder Scott, and discussed such reserve and reserve production estimates with DEKALB, Apache, and Ryder Scott, respectively; (vi) considered the pro forma effect of the acquisition by Apache of U.S. assets of Crystal and certain oil and gas assets of Texaco; (vii) conducted discussions with members of senior management of DEKALB and Apache concerning their respective businesses and prospects; (viii) reviewed the historical market prices and trading activity for the shares of DEKALB Class B Stock and Apache Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to DEKALB and Apache, respectively; (ix) compared the results of operations of DEKALB and Apache with that of certain companies which Merrill Lynch deemed to be reasonably similar to DEKALB and Apache, respectively; (x) compared the proposed financial terms of the Merger with the financial terms of other mergers and acquisitions which Merrill Lynch deemed to be relevant; (xi) reviewed the Merger Agreement; and (xii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by DEKALB and Apache, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets of DEKALB or Apache. With respect to the reserve-related information furnished by DEKALB and Apache, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the managements of DEKALB and Apache as to the reserves of DEKALB or Apache, as the case may be. With respect to the financial forecasts furnished by DEKALB, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of DEKALB's management as to the expected future financial performance of DEKALB. Merrill Lynch also assumed (i) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and will not result in any liability to DEKALB under the Canadian Tax Act, and (ii) that the Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles.

     Merrill Lynch's opinion was based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion.

     In connection with the preparation of its opinion, Merrill Lynch was not authorized by DEKALB or its Board of Directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of DEKALB. Merrill Lynch did, however, have discussions with a number of parties who submitted unsolicited indications of interest in acquiring DEKALB.

     The following is a brief summary of the analyses performed by Merrill Lynch in connection with its opinion dated December 20, 1994, which it discussed with the Board of Directors of DEKALB at its meeting held on December 20, 1994. In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Merrill Lynch performed certain procedures, including each of the financial analyses described below, to update its analyses made in connection with the delivery of its opinion dated December 20, 1994, and reviewed with the managements of DEKALB and Apache the financial information on which such analyses were based and other factors, including the current financial results of such companies and the future prospects for such companies. In addition, Merrill Lynch conducted sensitivity analyses based on different oil and gas pricing assumptions with regard to DEKALB's and Apache's discounted cash flow valuations, due to the high degree of volatility in oil and gas prices in recent weeks.

     Discounted Cash Flow Analysis of DEKALB. Using a discounted cash flow analysis, Merrill Lynch estimated the present value of the after-tax future cash flows that DEKALB could be expected to generate from January 1, 1995 and beyond based upon (a) reserve reports prepared by DEKALB and audited annually by Ryder Scott (containing both proved and probable reserve estimates and the production profile relating to such reserves) and (b) Merrill Lynch's oil and gas price forecasts under two distinct pricing scenarios, Case I and Case II.

     The oil price forecasts were based on West Texas Intermediate ("WTI") equivalent crude oil on the spot market and were then adjusted for the transportation, location and quality of DEKALB's crude oil. In Case I, unadjusted WTI oil prices per barrel for the years 1995 to 1998 were assumed to be $17.00, $18.50, $21.00 and $24.00, respectively, and then assumed to escalate at 6 percent per annum thereafter. In Case II, unadjusted WTI oil prices per barrel for the years 1995 to 1998 were assumed to be $18.50, $20.50, $23.00 and $26.00, respectively, and then assumed to escalate at 8 percent per annum thereafter. In both pricing scenarios, the unadjusted oil price was capped at $50.00 per barrel in the later years.

     The natural gas price forecasts were based on forecasts for spot market sales at Henry Hub, Louisiana and on a standard heating value of 1,000 British Thermal Units ("BTU") per cubic foot of gas. Adjustments were made to the natural gas price forecasts to reflect natural gas contracts in place, transportation charges and a heating value of 1,070 BTU per cubic foot of DEKALB's gas. In Case I, gas prices per million BTU ("MMBTU") for the years 1995 to 1998 were assumed to be $1.80, $1.95, $2.10 and $2.25, respectively, and then assumed to escalate at 6 percent per annum thereafter. In Case II, gas prices per MMBTU for the years 1995 to 1998 were assumed to be $1.90, $2.10, $2.25 and $2.40, respectively, and then assumed to escalate at 8 percent per annum thereafter. In both pricing scenarios, the unadjusted natural gas price was capped at $6.00 per MMBTU in the later years. Operating expenses and maintenance capital expenditures, necessary to lift and produce the proved and probable reserves estimated in the engineering reports, were assumed to increase at a rate of 3 percent per annum. The after-tax cash flows were discounted at rates of 11 percent and 13 percent for proved reserves and rates of 15 percent and 20 percent for risk-adjusted probable reserves.

     By discounting all the after-tax cash flows generated by DEKALB's proved and probable reserves as of January 1, 1995, adding assessed value for undeveloped acreage and other assets and deducting estimated net long-term debt and working capital, Merrill Lynch arrived at a net asset reference value range for DEKALB of $17.38 to $21.10 per share in Case I, and $21.05 to $25.29 per share in Case II, in each case on a fully diluted basis.

     Discounted Cash Flow Analysis of Apache. Using a discounted cash flow analysis, Merrill Lynch estimated the present value of the after-tax future cash flows that Apache could be expected to generate from January 1, 1995 and beyond based upon (a) reserve reports prepared by Apache and audited annually by Ryder Scott (containing proved reserve estimates for Apache, proved reserve estimates for assets acquired from Crystal and Texaco and the production profiles relating to such reserves) and (b) Merrill Lynch's oil and gas price forecasts under two distinct pricing scenarios, Case I and Case II.

     The oil price forecasts were based on WTI equivalent crude oil on the spot market and were then adjusted for the transportation, location and quality of Apache's crude oil. In Case I, unadjusted WTI oil prices per barrel for the years 1995 to 1998 were assumed to be $17.00, $18.50, $21.00 and $24.00, respectively, and then assumed to escalate at 6 percent per annum thereafter. In Case II, unadjusted WTI oil prices per barrel for the years 1995 to 1998 were assumed to be $18.50, $20.50, $23.00 and $26.00, respectively, and then assumed to escalate at 8 percent per annum thereafter. In both pricing scenarios, the unadjusted oil price was capped at $50.00 per barrel in the later years.

     The natural gas price forecasts were based on forecasts for spot market sales at Henry Hub, Louisiana and on a standard heating value of 1,000 BTU per cubic foot of gas. Adjustments were made to these natural gas price forecasts to reflect natural gas contracts in place and transportation charges for Apache's gas. No heating value adjustment was made to Apache's projected gas prices. In Case I, gas prices per MMBTU for the years 1995 to 1998 were assumed to be $1.80, $1.95, $2.10 and $2.25, respectively, and then assumed to escalate at 6 percent per annum thereafter. In Case II, gas prices per MMBTU for the years 1995 to 1998 were assumed to be $1.90, $2.10, $2.25 and $2.40, respectively, and then assumed to escalate at 8 percent per annum thereafter. In both pricing scenarios, the unadjusted natural gas price was capped at $6.00 per MMBTU in the later years. Operating expenses and maintenance capital expenditures, necessary to lift and produce the proved and probable reserves estimated in the engineering reports, were assumed to increase at a rate of 3 percent per annum. The after-tax cash flows for proved reserves were discounted at rates of 9 percent and 12.5 percent.

     By discounting all the after-tax cash flows generated by Apache's proved reserves as of January 1, 1995, assessing the value of the probable reserve base at 15 percent of the proved reserves, adding the value of cost savings generated by the Texaco property acquisition and assessing the value of the unproven international ventures and other assets as estimated by Apache, Merrill Lynch arrived at a total asset reference value range. After deducting estimated net long-term debt and working capital, Merrill Lynch arrived at a net asset reference value range for Apache of $16.84 to $22.97 per share in Case I, and $21.79 to $29.28 per share in Case II, in each case on a fully diluted basis.

     Analysis of Selected Publicly Traded Comparable Companies for
DEKALB. Merrill Lynch compared selected historical stock, operating and financial ratios for DEKALB to the corresponding data and ratios of the following publicly traded companies: Cabre Exploration Ltd., Canadian Natural Resources Limited, Conwest Exploration Company Limited, Inverness Petroleum Ltd., Mark Resources Inc., Morgan Hydrocarbons Inc., Morrison Petroleums Ltd., Northstar Energy Corporation, Numac Energy Inc., Ocelot Energy Inc., Paramount Resources Ltd., Rigel Energy Corporation and Ulster Petroleums Ltd. An analysis of the ratio of adjusted market capitalization (defined as market value plus debt and preferred stock less available cash) at December 15, 1994 to the last twelve months pre-tax, pre-leverage cash flow (defined as EBITDE or Earnings Before Interest, Taxes, Depreciation, Depletion, Exploration Expense and Amortization) yielded a multiple range of 5.3 times to 13.8 times, a mean value of 7.9 times and a median value of 7.4 times, compared to 6.3 times for DEKALB. The application of DEKALB's adjusted market capitalization to EBITDE multiple as a low end limit and the comparable company median ratio of 7.4 times as the upper end limit to DEKALB's last twelve months EBITDE, less net long-term debt and working capital, yielded a net asset reference value range of $15.77 to $19.43 per share on a fully diluted basis.

     Analysis of Selected Publicly Traded Comparable Companies for
Apache. Merrill Lynch compared selected historical stock, operating and financial ratios for Apache to the corresponding data and ratios of the following publicly traded companies: Anadarko Petroleum Corporation, Burlington Resources, Inc., Enron Oil & Gas Company, The Louisiana Land & Exploration Company, Noble Affiliates, Inc., Seagull Energy

Corporation and Vastar Resources, Inc. An analysis of the ratio of adjusted market capitalization (defined as market value plus debt and preferred stock less available cash) at December 15, 1994 to the estimated pro forma 1995 EBITDE yielded a multiple range of 6.0 times to 9.3 times, a mean value of 7.4 times and a median value of 6.8 times. The application of the comparable company ratio of 6.0 times as the lower limit and 6.5 times as the upper limit to Apache's 1995 estimated EBITDE, less net long-term debt and working capital deficiencies, yielded a net asset reference value range of $25.41 to $29.28 per share on a primary basis.

     No company utilized in the above comparable companies analyses is identical to DEKALB or Apache. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Analysis of Selected Comparable Acquisition Transactions for
DEKALB. Merrill Lynch also reviewed publicly available information on certain acquisitions which involved companies with primarily Canadian operations in the oil and gas exploration and production industry and consideration in excess of $100 million and which took place between December 1992 and June 1994. Canadian oil and gas acquisitions in excess of $100 million considered by Merrill Lynch include (Buyer/Seller): Encal Energy Ltd./Luscar Oil and Gas Ltd., Pennzoil Company/Co-Enerco Resources Ltd., Seagull Energy Corporation/Novalta Resources Inc., Home Oil Company Limited/Scurry-Rainbow Oil Ltd., Canadian Natural Resources Limited/Amoco Corporation, Numac Oil and Gas Ltd./Westcoast Petroleum Ltd., Talisman Energy Inc./Encor Inc., Elan Energy Inc./OMV (Canada) Ltd., Hong Kong Private Investors/Westcoast Petroleum Ltd., and Norcen Energy Resources Limited/North Canadian Oils Limited.

     Merrill Lynch examined multiples based on the total consideration for each of the transactions to, among other things, such acquired companies' respective proved reserves. In particular, Merrill Lynch calculated offer value expressed in terms of dollars per barrel of oil equivalent of proved reserves ("$/boe"). The calculations yielded a range of offer values per barrel of oil equivalent of $3.50/boe to $4.50/boe. Merrill Lynch then calculated the aggregate and per share imputed equity values for DEKALB by applying DEKALB's proved reserves to the multiples derived from its analysis of the comparable acquisition transactions. These imputed equity values ranged from $173 million, or $17.57 per share on a fully diluted basis, to $237 million, or $24.14 per share on a fully diluted basis.

     Analysis of Selected Comparable Acquisition Transactions for
Apache. Merrill Lynch also reviewed publicly available information on certain acquisitions which involved companies with primarily U.S. operations in the oil and gas exploration and production industry and consideration in excess of $100 million and which took place between February 1994 and November 1994. U.S. oil and gas acquisitions in excess of $100 million considered by Merrill Lynch include (Buyer/Seller): Apache/Texaco, Apache/Crystal, Parker & Parsley Petroleum Company/TideWest Oil Company, Parker & Parsley Petroleum Company/PG&E Resources Company, Cairn Energy USA, Inc./Phemus Corporation/Smith Offshore Exploration Company II, Parker & Parsley Petroleum Company/Bridge Oil Limited, MCN Corporation/Undisclosed Sellers, Meridian Oil Inc./Maxus Energy Corporation, Occidental Petroleum Corporation/Agip Petroleum Co., Union Pacific Resources Company/AMAX Inc., and Cabot Oil & Gas Corporation/Washington Energy Resources Company.

     Merrill Lynch examined multiples based on the total consideration for each of the transactions to, among other things, such acquired companies' respective proved reserves. In particular, Merrill Lynch calculated offer value expressed in terms of dollars per barrel of oil equivalent of proved reserves. The calculations yielded a range of offer values per barrel of oil equivalent of $6.60/boe to $7.80/boe. Merrill Lynch then calculated the aggregate and per share imputed equity values for Apache by applying Apache's proved reserves to the multiples derived from its analysis of the comparable acquisition transactions. These imputed equity values ranged from $1,150 million, or $18.73 per share on a primary basis, to $1,593 million, or $25.95 per share on a primary basis, for Apache's United States assets, and imputed equity values ranging from $1,315 million, or $21.42 per share on a primary basis, to $1,803 million, or $29.37 per share on a primary basis, for Apache's United States and international assets (as estimated by Apache).

     No company utilized in the comparable acquisitions transactions analyses was identical to DEKALB or Apache. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable acquired companies and other factors, such as total consideration paid in relation to a company's reserves, total oil and gas reserves, reserve life index and location of the reserves acquired, that could affect the acquisition value of such companies, DEKALB and Apache.

     Purchase Price Analysis and Stock Trading History. Merrill Lynch performed an analysis of the Merger based on an assumed Exchange Ratio of 0.90 shares of Apache Common Stock for each share of DEKALB Stock (which was determined by applying the average of the per share closing prices for Apache Common Stock during the ten trading days preceding December 15, 1994 to the Exchange Ratio formula). Merrill Lynch's analysis indicated that, on the basis of an assumed Exchange Ratio of 0.90, the pro forma ownership percentage of DEKALB stockholders of the pro forma combined company would be approximately 13 percent following the merger. In addition, Merrill Lynch calculated the multiple of DEKALB's net income, cash flow and reserves the same assumed Exchange Ratio would represent. An Exchange Ratio of 0.90 would represent a value equal to 32.9 times DEKALB's 1994 net income per share, and a value equal to 30.7 times and
20.7 times DEKALB's projected 1995 and 1996 net income per share (as estimated by DEKALB), respectively. An Exchange Ratio of 0.90 would also represent a value equal to 8.3 times DEKALB's 1994 cash flow per share, and a value equal to 7.1 times and 5.5 times DEKALB's projected 1995 and 1996 cash flow per share (as estimated by DEKALB), respectively. Finally, such an Exchange Ratio would represent a value equal to $4.44 per boe of DEKALB's proved reserves as of January 1, 1995 (as estimated by DEKALB), and $3.90 per boe of proved and probable reserves as of January 1, 1995 (as estimated by DEKALB). Merrill Lynch also examined the history of trading prices and volumes for DEKALB Class B Stock and the Apache Common Stock and the historical ratios of the prices of DEKALB Class B Stock to the prices of Apache Common Stock.

     Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects which could result from the Merger. In connection with such analyses, Merrill Lynch reviewed the projections provided by members of management of DEKALB with respect to the future financial performance of DEKALB for the years 1994, 1995 and 1996, and, after discussing such projections with members of management of DEKALB, made certain adjustments. In addition, Merrill Lynch utilized its own oil and gas price forecasts and made certain adjustments to projected capital expenditures. Merrill Lynch then developed its own analysis of the pro forma effects of the Merger (treated as a pooling of interests for accounting purposes), based on the lowest and highest possible Exchange Ratios, 0.85 and 0.90, respectively, after considering publicly available information that it deemed relevant. This analysis indicated that the cash flow per share of the combined company would, in the case of an assumed Exchange Ratio of 0.85, be dilutive in 1994 and 1995, but would be accretive in 1996, and would, in the case of an assumed Exchange Ratio of 0.90, be dilutive in 1994 and 1995, but would be accretive in 1996, as compared to the comparable stand-alone projections for Apache pro forma. For the purposes of such analysis, Merrill Lynch defined discretionary cash flow per share as (i) net income to common stock plus depletion, depreciation, amortization and exploration expenses, plus deferred taxes and other non-cash charges, but not including changes in working capital, divided by (ii) the pro forma shares outstanding.

     Merrill Lynch also analyzed the effects of the Merger on the balance sheet of the combined company. The combined company's debt-to-total capitalization ratio as estimated at December 31, 1994 for the combined company would be approximately 59 percent as compared to 35 percent for DEKALB alone and 61 percent for Apache on a pro forma stand-alone basis.

     The summary set forth above does not purport to be a complete description of the analyses conducted by Merrill Lynch or Merrill Lynch's presentation to the Board of Directors of DEKALB. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DEKALB or Apache. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Because such estimates are inherently subject to uncertainty, neither DEKALB, Apache, Merrill Lynch nor any other person assumes responsibility for their accuracy.

     Merrill Lynch is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. DEKALB selected Merrill Lynch to act as its financial advisor in connection with the Merger because it is an internationally recognized investment banking firm and has substantial experience in transactions similar to the Merger.

     In connection with Merrill Lynch's services as financial advisor to DEKALB, DEKALB has agreed to pay Merrill Lynch as compensation for its services a fee, in the amount of 0.875 percent of the aggregate consideration to be paid for the shares of DEKALB Common Stock acquired by Apache as a result of the Merger (which is defined to include the amount of all indebtedness (less the amount of all cash and cash equivalents) of DEKALB which is assumed, acquired, retired or defeased by Apache in connection with the Merger), which fee is estimated to be approximately $2.5 million. DEKALB has also agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses incurred in connection with the Merger (including reasonable fees and expenses of its legal counsel) and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses in connection with the Merger, including certain liabilities under the federal securities laws.

     Merrill Lynch has, in the past, provided financial advisory and financing services to DEKALB and Apache and has received fees for the rendering of such services. In the ordinary course of Merrill Lynch's business, it may actively trade the securities of DEKALB and Apache for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of DEKALB's Board of Directors with respect to the Merger, DEKALB stockholders should be aware that certain members of DEKALB's Board and management have certain interests concerning the Merger separate from their interests as holders of DEKALB Stock, including those referred to below.

     As of the Effective Time, Apache will assume each then outstanding DEKALB Option that remains unexercised. Each holder of a DEKALB Option may elect, prior to the Effective Time, to surrender such DEKALB Option, in whole or in part, in exchange for shares of Apache Common Stock. See "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options." The holders of DEKALB Options include the following persons who served as directors or executive officers of DEKALB for some or all of the period of time commencing January 1, 1994: Messrs. Bruce
P. Bickner, Bruce A. Craig, Larry G. Evans, Richard G. Nash, Charles C. Roberts, Thomas H. Roberts, Jr. and John H. Witmer, Jr.; as well as Mr. Michael E. Finnegan, who was an executive officer of DEKALB until his death in September 1994. As of the date of this Proxy Statement/Prospectus, Messrs. Bickner, Craig, Evans, Nash, C. Roberts, T. Roberts, and Witmer and the estate of Mr. Finnegan hold DEKALB Options with respect to 100,000, 38,500, 39,503, 37,421, 18,100,
23,300, 30,000 and 38,716 shares of DEKALB Stock, respectively, with an average exercise price of $10.49, $14.43, $14.19, $13.72, $8.53, $8.53, $11.06 and
$13.67, respectively.

     The Board of Directors of DEKALB has determined that up to $500,000 may be used to pay discretionary bonuses to those officers and employees of DEKALB and its subsidiaries determined by the Board of Directors to merit such bonuses based upon their efforts during the process that could result in the proposed Merger. Such discretionary bonuses, if any, would be awarded shortly before the Effective Date.

     The Merger Agreement provides that Apache will provide DEKALB's directors and officers with liability insurance for six years from the Effective Time, subject to certain limitations, and will indemnify DEKALB's past and present officers and directors to the same extent they are currently entitled to be indemnified by DEKALB pursuant to DEKALB's Charter or DEKALB's Bylaws, or any indemnification agreement, for acts or omissions occurring at or prior to the Effective Time, including those in connection with the Merger, and will advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. See "Certain Terms of the Merger Agreement -- Insurance and Indemnification."

     See "Certain Terms of the Merger Agreement -- Certain Benefit Plans and Severance" for information about post-Merger arrangements concerning DEKALB employee benefit plans.

CERTAIN INCOME TAX CONSEQUENCES

  United States Federal Income Tax

     The following is a general summary of the material U.S. federal income tax consequences of the Merger to the holders of DEKALB Stock and DEKALB Options and is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all U.S. federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF DEKALB STOCK OR DEKALB OPTIONS. HOLDERS OF DEKALB STOCK AND DEKALB OPTIONS ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     Exchange of DEKALB Stock Pursuant to the Merger. Mayor, Day, Caldwell & Keeton, L.L.P., counsel to Apache, and Sidley & Austin, counsel to DEKALB, have each rendered an opinion, to Apache and DEKALB, respectively, substantially to the effect that the U.S. federal income tax consequences of the Merger will be as follows:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and DEKALB, Apache and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by DEKALB, Apache or Merger Sub as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of DEKALB who are United States persons within the meaning of the Code (a "U.S. Stockholder") upon the conversion of their DEKALB Stock into shares of Apache Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Apache Common Stock or upon exercise of dissenters' rights of appraisal;

          (iv) the aggregate basis of the shares of Apache Common Stock received by a U.S. Stockholder in exchange for shares of DEKALB Stock pursuant to the Merger (including fractional shares of Apache Common Stock for which cash is received) will be the same as the aggregate federal income tax basis for such shares of DEKALB Stock at the time of the Merger, decreased by the amount of any tax basis allocable to shares with respect to which dissenters' rights of appraisal were exercised for which cash is received; and

          (v) the holding period for shares of Apache Common Stock received by a U.S. Stockholder in exchange for shares of DEKALB Stock pursuant to the Merger will include the holding period of such shares of DEKALB Stock, provided such shares of DEKALB Stock were held as capital assets by the holder at the Effective Time.

It is anticipated that, and it is a condition to the consummation of the Merger that, substantially similar opinions of such counsels will be rendered at the Effective Time of the Merger.

     A U.S. Stockholder who receives cash in lieu of a fractional share of Apache Common Stock will recognize gain or loss equal to the difference, if any, between such holder's basis in the fractional share (as described in (iv) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the DEKALB Stock is held by such holders as a capital asset at the Effective Time.

     Stockholders of DEKALB should be aware that such opinions of counsel are not binding on the United States Internal Revenue Service ("IRS"), and no assurance is or will be given that the IRS would not adopt a contrary position or that the IRS position would not be sustained by a court. No rulings from the IRS have been or will be requested in connection with the Merger.

     The opinions of counsel described above are subject to certain assumptions and based on certain representations of Apache and DEKALB and certain representations and agreements of certain stockholders of DEKALB. One of the requirements for a tax-free reorganization is that stockholders of DEKALB retain a significant continuing equity interest in Apache after the Merger. In that regard, the opinions of counsel described herein assume that, as of the Effective Time of the Merger, there will be no plan or intention on the part of the stockholders of DEKALB to sell, exchange or otherwise dispose of a number of shares of Apache Common Stock received in the Merger that would reduce the DEKALB stockholders' ownership of Apache Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all the formerly outstanding shares of DEKALB Stock as of the same date. For purposes of this assumption, shares of DEKALB Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Apache Common Stock will be treated as outstanding DEKALB Stock on the date of the Merger. Moreover, shares of DEKALB Stock and Apache Common Stock held by holders of DEKALB Stock and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will also be considered for purposes of this assumption (excluding any such sale prior to the Merger on NASDAQ or the TSE). To the best knowledge of the management of DEKALB, such assumption is correct. However, if a significant portion of the Apache Common Stock received by DEKALB stockholders in the Merger is sold shortly after the Merger, the Merger could be treated as a taxable transaction in which all stockholders of DEKALB (including stockholders who did not sell their Apache Common Stock) would recognize gain or loss equal to the difference between the fair market value of the Apache Common Stock received and the basis of the DEKALB Stock surrendered in the Merger.

     A holder of DEKALB Class A Stock who seeks appraisal rights as described below under "-- Appraisal Rights of Dissenting DEKALB Class A Stockholders" should, in general, treat the difference between the tax basis of the DEKALB Class A Stock held by such holder with respect to which such rights are exercised and the amount received through the exercise of such rights as capital gain or loss although, depending on the holder's particular circumstances, the amount received through the exercise of such rights might be treated for U.S. federal income tax purposes as dividend income.

     Dividends and other distributions paid with respect to the shares of Apache Common Stock issued upon exchange of the DEKALB Common Stock, as described below under "Certain Terms of the Merger Agreement -- Manner of Converting Shares", will generally be taxable as dividend income to the extent of Apache's current and accumulated earnings and profits.

     A holder of DEKALB Stock that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a "Non-U.S. Stockholder") generally will not be subject to U.S. federal income tax (by withholding or otherwise) on the receipt of Apache Common Stock, cash in lieu of a fractional share of Apache Common Stock or on the receipt of cash pursuant to the exercise of dissenter's rights of appraisal, as described above. However, a Non-U.S. Stockholder that holds shares of DEKALB Stock will generally be subject to U.S. federal income tax on the receipt of cash in lieu of fractional shares or on the receipt of cash as the result of the exercise of dissenter's rights of appraisal if (i) the resulting income or gain is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, (ii) the Non-U.S. Stockholder is a non-resident alien individual who holds the DEKALB Stock as a capital asset, and such individual is present in the United States for

183 days or more in the taxable year of the Merger and either has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained in the United States or (iii) the Non-U.S. Stockholder is subject to tax pursuant to the provisions of U.S. federal tax law applicable to certain United States expatriates. Different rules may apply to any amounts treated as dividend income under the rules referred to above.

     Although uncertain, DEKALB believes that, at the Effective Time of the Merger, DEKALB may be a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act ("FIRPTA"). If DEKALB is a "United States real property holding corporation" at the Effective Time, under certain circumstances a Non-U.S. Stockholder may be subject to U.S. federal income and withholding tax under FIRPTA if such Non-U.S. Stockholder has held, directly or indirectly (i) more than five percent of the DEKALB Class B Stock at any time during the five-year period ending on the Effective Date or (ii) DEKALB Class A Stock that, on the date it was acquired, had a fair market value (when combined with the fair market value at that time of DEKALB Stock previously acquired and continued to be owned) of more than five percent of the value at that time of all outstanding DEKALB Class B Stock. Non-U.S. Stockholders are advised and expected to consult with their own tax advisers regarding the U.S. federal income tax consequences of the Merger in light of their own personal circumstances.

     Apache will be immediately following and after taking into account the Merger, and Apache believes that Apache thereafter will continue to be, a "United States real property holding corporation" under FIRPTA. As a result, if a Non-U.S. Stockholder subsequently sells, exchanges or otherwise disposes of shares of Apache Common Stock received in the Merger and such Non-U.S. Stockholder held, directly or indirectly at any time during the five year period ending on the date of disposition (or such shorter period that such shares were held), more than five percent of the outstanding Apache Common Stock, such Non-U.S. Stockholder will generally be subject to U.S. federal income tax under FIRPTA on any gain realized by such Non-U.S. Stockholder on such sale, exchange or other disposition (unless an applicable exception under FIRPTA applies).

     Dividends on Apache Common Stock paid to a Non-U.S. Stockholder will generally be subject to a U.S. withholding tax.

     Assumption or Cancellation of DEKALB Options Pursuant to the
Merger. Holders of DEKALB Options that are assumed by Apache as described below under "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options" generally will not recognize income or gain for federal income tax purposes upon such assumption, assuming the Merger is a tax-free reorganization as described above.

     A holder of an assumed DEKALB Option will recognize ordinary compensation income, and Apache will be allowed a deduction for federal income tax purposes, on the date such option is exercised in an amount equal to the excess of the fair market value on such date of the Apache Common Stock acquired by exercise of such option over the exercise price of such shares of Apache Common Stock. The tax basis of the Apache Common Stock acquired by exercise of an assumed DEKALB Option will be its fair market value on the date of exercise of such option and the holding period for purposes of determining whether a subsequent sale of the Apache Common Stock would result in the recognition of short-term or long-term capital gain or loss will commence on the date of transfer of the Apache Common Stock to the holder of the option.

     Under current law, the tax rate imposed on long-term capital gains cannot exceed 28%. The Code imposes limitations on the amount of capital loss which can be deducted in a taxable year.

     If the holder of an assumed DEKALB Option delivers shares of Apache Common Stock in payment of the exercise price of the Apache Common Stock, such holder will not recognize any taxable income by reason of such delivery. The holder's basis and holding period for the number of shares of Apache Common Stock received equal to the number of shares delivered will be the same as the shares delivered. The holder's basis for shares of Apache Common Stock received in excess of the number of shares delivered will equal the fair market value of such shares of Apache Common Stock used to determine the amount of taxable compensation arising from the exercise of such option. The holding period for such excess shares of Apache

Common Stock will commence on the date the shares of Apache Common Stock are transferred to the holder.

     Holders of DEKALB Options who elect to cancel DEKALB Options in exchange for Apache Common Stock as described below under "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options" will generally recognize ordinary compensation income as a result of the receipt of the Apache Common Stock in exchange for such DEKALB Options. The amount treated as compensation income will equal the fair market value of the Apache Common Stock at the time of receipt. Such a holder of a DEKALB Option will have a tax basis in the Apache Common Stock received in exchange for the DEKALB Option equal to the fair market value of the Apache Common Stock at the time of receipt.

     Amounts described above as being treated as compensation income upon the exercise of an assumed DEKALB Option or upon the cancellation of a DEKALB Option will be subject to tax at rates applicable to ordinary income and will be subject to tax under the Federal Insurance Contribution Act (i.e., FICA tax), (subject to certain limitations in the case of the old-age, survivors and disability insurance portion of the FICA tax). The number of shares of Apache Common Stock otherwise issuable to a holder of a DEKALB Option which is cancelled will generally, and the number of shares of Apache Common Stock otherwise issuable to a holder of an assumed DEKALB Option which is exercised may, be reduced by a number of shares of Apache Common Stock having a total fair market value equal to the foregoing taxes and any other amounts required by law to be withheld.

     A holder of a DEKALB Option who is a non-resident alien individual and who elects to cancel such option in exchange for Apache Common Stock or who has such DEKALB Option assumed and then exercises the assumed DEKALB Option generally will not be subject to U.S. federal income tax to the extent the option is attributable to services performed outside the United States. Such a holder will generally be subject to the rules under FIRPTA discussed above with respect to the subsequent sale, exchange or other disposition of such shares. See
"-- Exchange of DEKALB Stock Pursuant to the Merger."

  Canadian Federal Income Tax

     In the opinion of Bennett Jones Verchere, Canadian counsel to Apache, and Howard, Mackie, Canadian counsel to DEKALB, the following is a general summary of the material Canadian federal income tax consequences of the Merger applicable to Apache, Merger Sub and DEKALB and to holders of DEKALB Stock and DEKALB Options who are residents of Canada for the purposes of the Canadian Tax Act. Such opinions are subject to certain assumptions and based on certain representations of Apache, Merger Sub and DEKALB and rely on opinions from Mayor, Day, Caldwell & Keeton, L.L.P. and Sidley & Austin, respectively, on the effect of the Merger under Delaware corporate law. The following summary is limited to those holders who hold their DEKALB Stock and DEKALB Options as capital property and, in the case of DEKALB Options, assumes the DEKALB Options were issued to the holders in their capacity as employees, directors or officers of DEKALB or an affiliate of DEKALB.

     The summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and counsel's understanding of the current administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"), all of which are subject to change. The summary is not exhaustive of all Canadian federal income tax considerations nor does it take into account any provincial, territorial or foreign tax considerations, which considerations may significantly differ from those discussed herein.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF DEKALB STOCK OR DEKALB OPTIONS WHO IS A RESIDENT OF CANADA. HOLDERS OF DEKALB STOCK AND DEKALB OPTIONS WHO ARE RESIDENTS OF CANADA ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISERS REGARDING THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE MERGER UNDER PROVINCIAL, TERRITORIAL, LOCAL OR FOREIGN TAX LAWS.

     Exchange of DEKALB Stock Pursuant to the Merger. Pursuant to the terms of the Merger, it is intended that each holder of DEKALB Stock will receive Apache Common Stock in exchange for their DEKALB

Stock. A holder of DEKALB Stock who is a resident of Canada for the purposes of the Canadian Tax Act will be considered to have disposed of the DEKALB Stock and must include the amount of the taxable capital gain or allowable capital loss, if any, arising upon such disposition in computing the holder's income for the purposes of the Canadian Tax Act. The amount of such taxable capital gain or allowable capital loss will be equal to three-quarters of the amount, if any, by which the proceeds of disposition of the DEKALB Stock exceeds (or is less than) the adjusted cost base to the holder of the DEKALB Stock immediately before the exchange and any reasonable expenses incurred for the purpose of making the disposition. The proceeds of disposition of the DEKALB Stock will be equal to the aggregate of the fair market value of the Apache Common Stock received on the exchange and the amount of any cash received in lieu of a fractional share of Apache Common Stock. Revenue Canada generally regards the fair market value of a publicly traded share on a particular day to be equal to the closing price of the share on that day. In the case of any holder of DEKALB Class A Stock who dissents to the Merger, the proceeds of disposition will be equal to the amount of cash received upon the exercise of such dissenter's rights of appraisal.

     An allowable capital loss realized by a holder of DEKALB Stock may be deducted in computing the holder's income for the taxation year of the disposition to the extent of the holder's taxable capital gains in such year. Any excess allowable capital loss may be carried back three taxation years or forward indefinitely to be used generally in the same manner.

     The acquisition cost for the purposes of the Canadian Tax Act of the Apache Common Stock received on the Merger for future Canadian income tax purposes will be equal to the fair market value of such shares at the Effective Time. Such cost will be averaged with the cost of any other Apache Common Shares owned by the holder in determining the adjusted cost base of the Apache Common Stock to the holder.

     Cancellation of DEKALB Options Pursuant to the Merger. Holders of DEKALB Options who choose to exchange their existing DEKALB Options for corresponding options of Apache as described under "Certain Terms of the Merger
Agreement -- Treatment of DEKALB Options" will generally not recognize any taxable income or loss under the Canadian Tax Act, provided the holder receives no consideration on the exchange other than the new options from Apache and the value of such new options is not greater than the value of the DEKALB Options at the time of the exchange. This "rollover" treatment may not be available to a holder of DEKALB Options who elects to have Apache assume only a portion of such DEKALB Options.

     Holders of DEKALB Options who elect to cancel their DEKALB Options in exchange for Apache Common Stock as described under "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options" will be subject to tax under the Canadian Tax Act on the fair market value of the Apache Common Stock received on the exchange. The holder may be entitled to a deduction of 25% of the amount of the income inclusion provided that at the time the DEKALB Option was granted, the exercise price was not less than the fair market value of the DEKALB Stock. The acquisition cost for the purposes of the Canadian Tax Act of the Apache Common Stock received on the cancellation of the DEKALB Options for future Canadian income tax purposes will be equal to the fair market value of such shares at the Effective Time. Such cost will be averaged with the cost of any other Apache Common Stock owned by the holder when determining the adjusted cost base of the Apache Common Stock to the holder.

     Holders of DEKALB Options who exercise their options prior to the Effective Time and who receive DEKALB Stock as a result of such exercise, will be subject to tax under the Canadian Tax Act on the difference between the exercise price of the DEKALB Option and the fair market value of the DEKALB Stock received on the exercise. The holder may be entitled to a deduction of 25% of the amount of the income inclusion provided that at the time the DEKALB Option was granted, the exercise price was not less than the fair market value of the DEKALB Stock.

     Impact of Merger on Apache, Merger Sub and DEKALB. Bennett Jones Verchere and Howard, Mackie are of the opinion that no gain or loss will be recognized by Apache, Merger Sub or DEKALB in connection with the Merger under the Canadian Tax Act. The Merger will result in a change of control of DEKALB Energy Canada Ltd. for the purposes of the Canadian Tax Act. This change of control will trigger a deemed taxation year end for DEKALB Energy Canada Ltd. and, among other things, will give rise to the application of the "successor" provisions of the Canadian Tax Act with respect to the Canadian resource tax pools of

DEKALB Energy Canada Ltd., but will not otherwise result in any immediate liability for Canadian federal income tax for DEKALB Energy Canada Ltd.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are combined as though the companies had been combined from inception. See "Unaudited Pro Forma Consolidated Condensed Financial Statements".

     Apache and DEKALB have been preliminarily advised by their independent public accountants, Arthur Andersen LLP and Coopers & Lybrand, respectively, that following the Merger the combination of DEKALB and Merger Sub should be accounted for as a "pooling of interests" in conformity with generally accepted accounting principles as described in Accounting Principles Board Opinion No.
16. Apache's obligation to consummate the Merger is conditioned upon Apache's having no reasonable basis for believing that pooling of interests accounting will not be applicable. In order for pooling of interests accounting to apply, it is contemplated that each person who may be deemed an affiliate of DEKALB or Apache will satisfy Apache, by entering into an agreement with Apache or otherwise, that such person will not sell or otherwise transfer (i) any shares of DEKALB Stock or Apache Common Stock, as the case may be, within 30 days prior to the Effective Time or (ii) any Apache Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Apache and DEKALB. Such "Affiliate Agreements" have been executed by all persons identified by DEKALB as persons who may be deemed to be affiliates of DEKALB as of the date of this Proxy Statement/Prospectus. Apache has undertaken to file with the Commission a current report on Form 8-K as soon as practicable to include the results of combined operations of Apache and DEKALB for the first full calendar month following the Effective Time.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the Merger are reviewed by the Justice Department and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Apache and DEKALB each filed a notification and report, together with requests for early termination of the waiting period, with the Justice Department and the FTC under the HSR Act on January 31, 1995. The waiting period was terminated on February 17, 1995.

     At any time before or after the Effective Time, the Justice Department, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Apache to divest itself, in whole or in part, of DEKALB or of other businesses conducted by Apache. Apache and DEKALB have agreed to use all reasonable efforts to consummate the Merger. However, there can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Apache and DEKALB will prevail.

     Under the Investment Canada Act, the Merger will result in the indirect acquisition by Apache of DEKALB's subsidiaries, some of which carry on businesses in Canada. Accordingly, an Application for Review of the Merger was submitted on January 26, 1995, to Investment Canada, an agency of the Government of Canada, and was approved by the Minister responsible for Investment Canada on March 8, 1995.

     Apache and DEKALB are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES

     The issuance of the shares of Apache Common Stock to be received by DEKALB stockholders in connection with the Merger, and by holders of DEKALB Options as described below under "Certain Terms of the Merger Agreement -- Treatment of DEKALB Options," have been registered under the Securities Act. Except for limitations imposed on persons who may be deemed to be affiliates of DEKALB as described above under "-- Anticipated Accounting Treatment," and except as set forth in this paragraph, such shares of Apache Common Stock may be traded without restriction under the Securities Act. The shares of Apache Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of DEKALB prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of any such person who becomes an affiliate of Apache, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The principal limitation imposed by Rule 145 is that an affiliate of DEKALB may not (together with other persons whose sales are aggregated under Rule 145) sell during any three-month period a number of shares of Apache Common Stock exceeding the greater of (i) one percent of the total number of outstanding shares of Apache Common Stock or (ii) the average weekly trading volume of Apache Common Stock for a specified four-week period. In addition, under guidelines published by the Commission, the sale or other disposition of Apache Common Stock or DEKALB Stock by an affiliate of either Apache or DEKALB, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Apache Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Apache and DEKALB (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Pursuant to the Merger Agreement, DEKALB has used its reasonable best efforts to cause each of its affiliates to execute a written Affiliate Agreement to the effect that such person will not sell, transfer or otherwise dispose of any shares of DEKALB Stock during the Pooling Period and will not sell, transfer or otherwise dispose of Apache Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. An Affiliate Agreement has been executed by each such affiliate identified by DEKALB as of the date of this Proxy Statement/Prospectus.

RESTRICTIONS ON RESALES BY CANADIAN RESIDENTS

     Apache will submit applications to the securities regulatory authorities in the appropriate provinces and territories of Canada in connection with the resale of Apache Common Stock to be received by DEKALB stockholders resident in Canada in the Merger. Upon receipt of the orders resulting from the applications, the Apache Common Stock may be resold without restriction (other than as a result of "control block" restrictions which may arise by virtue of the ownership thereof) under applicable securities laws of the provinces and territories of Canada provided that such trade is executed through the facilities of a stock exchange outside of Canada or in the over-the-counter market in the United States if the Apache Common Stock is quoted on the over-the-counter market at the time of such trade and such trade is made in accordance with the rules of the stock exchange or market upon which the trade is made and in accordance with all laws applicable to such stock exchange or market. DEKALB STOCKHOLDERS RESIDENT IN CANADA ARE URGED TO CONSULT THEIR LEGAL ADVISORS TO DETERMINE THE EXTENT OF ALL APPLICABLE RESALE PROVISIONS.

APPRAISAL RIGHTS OF DISSENTING DEKALB CLASS A STOCKHOLDERS

     Any person who is a holder of record of shares of DEKALB Class A Stock and who objects to the terms of the Merger may seek appraisal of such holder's DEKALB Class A Stock under and in compliance with the requirements of Section 262 of the DGCL (the DEKALB Class A Stock as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares"). Section 262 provides a procedure by which persons who are holders of DEKALB Class A Stock at the Effective Time of the Merger may seek an appraisal of part of or all their DEKALB Class A Stock in lieu of accepting shares of Apache Common Stock in exchange therefor as described below under "-- General Description of the Merger." In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the DEKALB Class A Stock. Holders of DEKALB Class A Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the Exchange Ratio of between 0.85 and 0.90 shares of Apache Common Stock per share of DEKALB Class A Stock. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached hereto as Appendix III and is incorporated herein by reference.

     FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS OF THE DEKALB CLASS A STOCKHOLDER UNDER SUCH SECTION.

     A holder of DEKALB Class A Stock electing to exercise appraisal rights under Section 262 must (a) deliver to DEKALB, before the taking of the vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the DEKALB Class A Stock for which appraisal is demanded and (b) not vote in favor of adoption of the Merger Agreement. A proxy or vote against approval and adoption of the Merger Agreement does not constitute such a demand. In addition, mere failure, after the completion of the Merger, to execute and return a letter of transmittal to the Exchange Agent does not constitute a demand. A holder of DEKALB Class A Stock electing to take such action must do so before the taking of the vote on the Merger Agreement by a separate written demand that reasonably informs DEKALB of the identity of the holder of DEKALB Class A Stock of record and of such holder's intention thereby to demand the appraisal of such holder's DEKALB Class A Stock. Written demands for appraisal should be directed to DEKALB Energy Company, 10th Floor, 700-9th Avenue S.W., Calgary, Alberta, Canada T2P 3V4,
Attention: John H. Witmer, Jr., Secretary.

     Only the holder of record of DEKALB Class A Stock is entitled to assert appraisal rights for the DEKALB Class A Stock registered in that holder's name. The holder of DEKALB Class A Stock asserting appraisal rights must hold DEKALB Class A Stock of record on the date of making the demand and continuously through the Effective Time. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder who holds DEKALB Class A Stock as nominee for beneficial owners may exercise the holder's right of appraisal with respect to the DEKALB Class A Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of DEKALB Class A Stock covered by it. Where no number of shares of DEKALB Class A Stock is expressly mentioned, the demand will be presumed to cover all DEKALB Class A Stock held in the name of the record holder.

     Within ten days after the Effective Time, DEKALB, as the Surviving Corporation, is required to send notice as to the effectiveness of the Merger to each person who, prior to the Effective Time of the Merger, satisfied the foregoing conditions.

     Within 120 days after the Effective Time, DEKALB or any holder of Dissenting Shares may file a petition in the Chancery Court demanding a determination of the fair value of all of the Dissenting Shares. Holders of Dissenting Shares should not assume that (i) DEKALB will file a petition with respect to the appraisal value of their Dissenting Shares, (ii) DEKALB will initiate any negotiations with respect to the "fair value" of such Dissenting Shares or (iii) DEKALB will notify them of any act in connection with the Merger. Accordingly, holders of DEKALB Class A Stock should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262.

     Within 120 days after the Effective Time, any holder of Dissenting Shares is entitled, upon written request, to receive from DEKALB a statement setting forth the aggregate number of Dissenting Shares and the aggregate number of holders of such Dissenting Shares. DEKALB is required to mail such statement within ten days after it receives a written request therefor.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the holders of DEKALB Class A Stock entitled to appraisal rights and will appraise the Dissenting Shares owned by such holders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine a fair rate of interest, if any, to be paid upon the "fair value." In determining "fair value" of the Dissenting Shares, the Chancery Court shall take into account all relevant factors. Any such judicial determination of the "fair value" of the Dissenting Shares could be based upon considerations other than or in addition to the consideration paid in the Merger and the market value of the DEKALB Class A Stock, including asset values and earning capacity. In Weinberger
v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, the Exchange Ratio of between 0.85 and
0.90 shares of Apache Common Stock. The Chancery Court may allocate the costs of the appraisal proceedings as it deems equitable in the circumstances. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

     Any holder of DEKALB Class A Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the DEKALB Class A Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such DEKALB Class A Stock (other than those payable or deemed to be payable to holders of DEKALB Class A Stock of record as of a date prior to the Effective Time) or on any shares of Apache Common Stock otherwise issuable, but for such appraisal demand, in substitution therefor.

     A holder of DEKALB Class A Stock will fail to perfect, or effectively lose, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder of DEKALB Class A Stock delivers to DEKALB a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of DEKALB. Holders of DEKALB Class A Stock should also note that surrender to the designated exchange agent of certificates for their DEKALB Class A Stock may constitute a waiver of appraisal rights under the DGCL.

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any holder of DEKALB Class A Stock who has perfected his right of appraisal without the approval of the Chancery Court.

     Under Delaware law, holders of neither Apache Common Stock nor DEKALB Class B Stock will be entitled to any appraisal or dissenter's rights in connection with the Merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement (as amended and restated to make certain technical amendments to Section 1.5(b) to the Merger Agreement) attached to this Proxy Statement/Prospectus as Appendix I and incorporated herein by reference. Certain capitalized terms used in this description and not elsewhere defined are defined in the Merger Agreement and used with the meanings provided therein. See pages AI-iv through AI-v of Appendix I.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to closing the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware law. It is anticipated that, if the Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meeting or as soon thereafter as practicable.

MANNER OF CONVERTING SHARES

     At the Effective Time, each outstanding share of DEKALB Stock (other than 220,000 shares of DEKALB Class B Stock held by DEKALB Energy Canada Ltd., a wholly owned subsidiary of DEKALB, which will not be converted into shares of Apache Common Stock) will be converted into the right to receive a number of shares of Apache Common Stock determined by reference to the Exchange Ratio, which Exchange Ratio will be between 0.85 and 0.90 shares of Apache Common Stock per share of DEKALB Stock. Such Exchange Ratio will be determined by adding to
0.85 an amount (computed to the nearest ten-thousandth) equal to 0.0125 multiplied by the excess, if any, of $30 over the Market Price of Apache Common Stock. If the Market Price of the Apache Common Stock is $26 or lower, the Exchange Ratio will be 0.90, and if the Market Price of the Apache Common Stock is $30 or higher, the Exchange Ratio will be 0.85. Any resulting fractional shares of Apache Common Stock will be settled in cash.

     As used in the Merger Agreement, the "Market Price" of the Apache Common Stock means the average of the per share closing prices of Apache Common Stock as reported on the NYSE Composite Tape during the ten consecutive trading days ending on (and including) the third trading day prior to the Effective Time of the Merger. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Apache Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification or stock split or dividend, the Exchange Ratio shall be correspondingly adjusted to reflect such reclassification or stock split or dividend.

     As soon as practicable following the Effective Time, Apache will mail to each person who was a record holder of DEKALB Stock immediately prior to the Effective Time a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging DEKALB Stock certificates for Apache Common Stock certificates and cash in lieu of fractional shares of Apache Common Stock. Letters of transmittal will also be available following the Effective Time at the offices of Apache in Houston, Texas. After the Effective Time, there will be no further registration of transfers on the stock transfer books of DEKALB of shares of DEKALB Stock that were outstanding prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of DEKALB prior to the receipt of a letter of transmittal.

     No fractional shares of Apache Common Stock will be issued in the Merger. Each stockholder of DEKALB entitled to a fractional share of Apache Common Stock will receive an amount in cash equal either to (i) an amount determined by multiplying the Market Price by the fraction of a share of Apache Common Stock to which such holder would otherwise be entitled, or, at the option of Apache,
(ii) such fractional holder's proportionate interest in the net proceeds from a sale by the Exchange Agent of the aggregate of the fractional shares of Apache Common Stock which would otherwise have been issued. No interest will be paid on such cash amounts, and all shares of DEKALB Stock held by a record holder shall be aggregated for purposes of computing the amount of any such payment.

     Until so surrendered and exchanged, after the Effective Time each certificate previously evidencing DEKALB Stock shall represent solely the right to receive Apache Common Stock and cash in lieu of fractional shares of Apache Common Stock. Unless and until such a DEKALB Stock certificate shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Apache Common Stock as of any time on or after the Effective Time shall be paid to the holder of such certificate previously evidencing DEKALB Stock; provided, however, that, upon surrender and exchange of a DEKALB Stock certificate, there shall be paid to the record holder of the Apache Common Stock certificate issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to the number of whole shares of Apache Common Stock issued upon such exchange and surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Apache Common Stock.

TREATMENT OF DEKALB OPTIONS

     Assumption. The Merger Agreement provides that Apache and DEKALB will take such action as may be necessary to permit Apache to assume, at the Effective Time, each DEKALB Option that remains unexercised in whole or in part and to substitute shares of Apache Common Stock for shares of DEKALB Stock purchasable under such assumed DEKALB Option, subject to certain terms and conditions. The assumed DEKALB Option will not give the optionee additional benefits which such optionee did not have under the DEKALB Option, and shall be assumed on the same terms and conditions (including provisions regarding vesting and termination) as the DEKALB Option being assumed, subject to the matters described in the following paragraph.

     The number of shares of Apache Common Stock purchasable under any DEKALB Option assumed by Apache will be equal to the number of whole shares of Apache Common Stock that the holder of the DEKALB Option would have received upon consummation of the Merger had such DEKALB Option been exercised (without regard to any vesting schedule) in full immediately prior to the Effective Time. The option exercise price per share of Apache Common Stock will be equal to the previous option exercise price per share under the DEKALB Option divided by the Exchange Ratio. All unvested DEKALB Options assumed by Apache will vest according to the vesting schedule in effect for such DEKALB Options on the date of the Merger Agreement.

     Cancellation. As an alternative to having their DEKALB Options assumed by Apache, holders of DEKALB Options may elect, in their sole discretion at any time after receipt of this Proxy Statement/Prospectus and prior to the Effective Time, to surrender for cancellation any DEKALB Options (whether vested or unvested) that remain unexercised in whole or in part. In exchange for the cancellation of such DEKALB Options, Apache shall issue a number of shares of Apache Common Stock for each share of DEKALB Stock covered by a cancelled DEKALB Option determined as follows: (i) the Market Price shall be multiplied by the Exchange Ratio, then (ii) the applicable exercise price per share under the DEKALB Option being exchanged shall be subtracted from the product obtained in clause (i) above, and then (iii) the difference obtained in clause (ii) above shall be divided by the Market Price. No fractional shares of Apache Common Stock will be issued in exchange for the cancellation of DEKALB Options, but rather each holder of a DEKALB Option entitled to a fractional share of Apache Common Stock will receive an amount in cash equal to the value of such fractional share of Apache Common Stock based upon the Market Price. DEKALB Options that are exchanged for Apache Common Stock in this manner shall be cancelled effective as of the Effective Time.

     Resale of Apache Common Stock by Canadian Residents. Apache will submit applications to the securities regulatory authorities in the appropriate provinces and territories of Canada in connection with the resale of Apache Common Stock issuable to holders of DEKALB Options resident in Canada upon the exercise of any DEKALB Option or issued in exchange for the cancellation of any DEKALB Options. Upon receipt of the orders resulting from the applications, the Apache Common Stock may be resold without restriction (other than as a result of any "control block" restrictions which may arise by virtue of the ownership thereof) under applicable securities laws of the provinces and territories of Canada provided that such trade is executed through the facilities of a stock exchange outside of Canada or in the over-the-counter market in the United States if the Apache Common Stock is quoted on the over-the-counter market at the time of such trade and such trade is made in accordance with the rules of the stock exchange or market upon which the trade is made and in accordance with all laws applicable to such stock exchange or market. THE HOLDERS OF DEKALB OPTIONS RESIDENT IN CANADA ARE URGED TO CONSULT THEIR LEGAL ADVISORS TO DETERMINE THE EXTENT OF ALL APPLICABLE RESALE PROVISIONS.

CONDITIONS TO THE MERGER

     The respective obligations of Apache and DEKALB to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by the parties to the Merger Agreement, in whole or in part, if legally allowable: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of DEKALB Class A Stock; (ii) the Apache Common Stock issuable in the Merger and pursuant to the DEKALB Options shall have been authorized for listing on the NYSE, upon official notice of issuance; (iii) the Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission, and Apache shall have received all state "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated by the Merger Agreement;
(iv) no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger or the transactions contemplated by the Merger Agreement illegal; and (v) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained, shall have occurred or shall have been filed, except as would not (assuming consummation of the Merger) have a Material Adverse Effect on DEKALB.

     The obligation of DEKALB to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by DEKALB, in whole or in part: (i) Apache shall have performed all agreements required by the Merger Agreement to be performed by Apache on or prior to the Effective Time, and each of the representations and warranties of Apache and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except for the second sentence of Section 2.2 of the Merger Agreement); (ii) all required authorizations, consents or approvals from any third party (other than a Governmental Entity), the failure to obtain which would (assuming the Merger had taken place) have a Material Adverse Effect on Apache, shall have been obtained;
(iii) Sidley & Austin shall have delivered to DEKALB its written opinion as of the Effective Time as to certain U.S. federal income tax consequences of the Merger, as described above under "The Merger -- Certain Income Tax Consequences;" (iv) DEKALB shall have received an opinion of its Canadian legal counsel, Howard, Mackie, in form and substance satisfactory to DEKALB, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, and relying on an opinion of Sidley & Austin on the effect of the Merger under Delaware corporate law, no gain or loss will be recognized by Apache, Merger Sub or DEKALB under the Canadian Tax Act as a result of the Merger; (v) Apache shall have furnished to DEKALB a certificate, dated the Effective Time, signed by the appropriate officers of Apache, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in the Merger Agreement, insofar as they relate to Apache or Merger Sub, have been satisfied; (vi) DEKALB shall have received an opinion from Mayor, Day, Caldwell & Keeton, L.L.P., dated the Effective Time, substantially to the effect that the incorporation, good standing and capitalization of Apache are as stated in the Merger Agreement, that Apache has corporate power and authority to execute, deliver and perform the Merger Agreement, that the shares of Apache Common Stock to be issued pursuant to the Merger Agreement will be, when so issued, duly authorized, validly issued and outstanding, fully paid and nonassessable, and as to certain other matters; (vii) DEKALB shall have received, in form reasonably satisfactory to DEKALB, letters from Arthur Andersen LLP and Coopers & Lybrand, Apache's and DEKALB's independent public accountants, respectively, covering such matters with respect to the Registration Statement and the Proxy Statement as reasonably requested by DEKALB; and (viii) Apache shall have furnished to DEKALB at the closing such other customary documents, certificates or instruments as DEKALB may reasonably request.

     The obligation of Apache to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Apache, in whole or in part: (i) DEKALB shall have performed in all material respects all agreements required by the Merger Agreement to be performed by DEKALB on or prior to the Effective Time, and each of the representations and warranties of DEKALB contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except for the second sentence of Section
3.2 and clause (iii) of Section 3.5 of the Merger Agreement); (ii) all required authorizations, consents or approvals from any third party (other than a Governmental Entity), the failure to obtain which would (assuming the Merger had taken place) have a Material Adverse Effect on DEKALB, shall have been obtained;
(iii) based on the advice of Arthur Andersen LLP and such other advice as Apache may deem relevant, Apache shall have no reasonable basis for believing that following the Merger the combination of DEKALB and Merger Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles; (iv) Mayor, Day, Caldwell & Keeton, L.L.P. shall have delivered to Apache its written opinion as of Effective Time as to certain U.S. federal income tax consequences of the Merger, as described above under "The Merger -- Certain Income Tax Consequences;" (v) Apache shall have received an opinion of Apache's Canadian counsel, Bennett Jones Verchere, in form and substance satisfactory to Apache, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time and relying on an opinion of Mayor, Day, Caldwell & Keeton, L.L.P. on the effect of the Merger under Delaware corporate law, no gain or loss will be recognized by Apache, Merger Sub or DEKALB under the Canadian Tax Act as a result of the Merger; (vi) DEKALB shall have furnished to Apache a certificate, dated the Effective Time, signed by the appropriate officers of DEKALB, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in the Merger Agreement, insofar as they relate to DEKALB, have been satisfied; (vii) Apache shall have received an opinion from Sidley & Austin, dated the Effective Time, substantially to the effect that the incorporation, good standing and capitalization of DEKALB are as stated in the Merger Agreement, that DEKALB has corporate power and authority to execute, deliver and perform the Merger Agreement, and as to certain other matters; (viii) Apache shall have received, in form reasonably satisfactory to Apache, letters from Arthur Andersen LLP and Coopers & Lybrand covering such matters with respect to the Registration Statement and the Proxy Statement as reasonably requested by Apache; (ix) DEKALB shall have furnished to Apache at the closing such other customary documents, certificates or instruments as Apache may reasonably request; and (x) holders of not more than ten percent of the outstanding shares of DEKALB Class A Stock shall have properly demanded appraisal rights for their shares.

     There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of DEKALB, Merger Sub and Apache relating to, among other things, (i) each of their respective organizations and similar corporate matters, (ii) each of their respective capitalizations, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under their respective certificates of incorporation and bylaws and certain other agreements and documents, (iv) the documents and reports filed by them with the Commission and the accuracy of the information contained therein, (v) the absence of Material Adverse Changes, (vi) litigation, (vii) brokers, (viii) employee benefit matters, (ix) director, officer and employee agreements, (x) certain business practices, (xi) no excess parachute payments or compensation, (xii) insider interests, (xiii) compliance with laws, (xiv) intellectual property, (xv) labor matters, (xvi) insurance, (xvii) property records and title, (xviii) contracts,
(xix) condition of assets, (xx) environmental matters, (xxi) taxes and matters relating to a tax-free reorganization, (xxii) hedging activities, (xxiii) accounts receivable, (xxiv) internal financial reports, (xxv) undisclosed liabilities, (xxvi) takeover defense mechanisms, (xxvii) fairness opinion, (xxviii) no ownership by Apache of DEKALB Stock, and (xxix) the accuracy of certain other information provided. No person other than DEKALB, Apache and Merger Sub has any rights or remedies under the Merger Agreement with respect to such representations and warranties. The representations and warranties of DEKALB, Apache and Merger Sub all expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Each of DEKALB and Apache has agreed that, prior to the Effective Time, it will and will cause its subsidiaries to carry on its business in all material respects in, and not enter into any material transaction other than in, the ordinary course of business and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current respective officers and employees, and preserve its relationships with its customers, suppliers, and others having business dealings with it, with a view to retaining its goodwill and ongoing business unimpaired at the Effective Time.

     Without limiting the generality of the covenants described above, and except as expressly contemplated by the Merger Agreement or consented to in writing by Apache, DEKALB has agreed not to, and not to permit its subsidiaries, to: (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of DEKALB in their capacity as such, other than dividends payable to DEKALB declared by any of DEKALB's wholly owned subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(C) purchase, redeem or otherwise acquire any shares of capital stock of DEKALB or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of DEKALB, the issuance of DEKALB Stock during the period from the date of the Merger Agreement through the Effective Time upon the exercise of DEKALB Options outstanding on the date of the Merger Agreement);
(iii) amend its certificate of incorporation or amend its bylaws; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets except for (A) sales of actual production in the ordinary course of business, (B) certain scheduled dispositions, and (C) sales of assets (other than oil and gas properties or related plant, equipment, pipeline or gathering system assets or real property) made in the ordinary course of business consistent with past practice and not involving any asset with a value greater than $50,000 or assets with an aggregate value greater than $100,000; (vi) except in the ordinary course of business consistent with past practice and limited to borrowings under the existing principal revolving credit agreement of DEKALB Energy Canada Ltd. and other transactions not exceeding an aggregate amount equal to $100,000, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or
(B) make any loans, advances or capital contributions to, or investments in, any other person, other than DEKALB or any wholly owned subsidiary of DEKALB; (vii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of DEKALB; (viii) enter into, adopt or amend any severance plan, agreement or arrangement, any employee benefit plan or any employment or consulting agreement or hire any additional employees or consultants except as scheduled; (ix) make or incur any capital expenditures or any expenditures in connection with the Merger Agreement and the transaction contemplated thereby with regard to fees and expenses of investment bankers, legal counsel, accountants, experts and other consultants that are not set forth in DEKALB's 1994 capital budget or the preliminary 1995 capital budget; (x) make any election relating to taxes or settle or compromise any tax liability; (xi) change any material accounting principle used by it, except for any change required by generally accepted accounting principles or by the rules of the Commission; (xii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement (except for any agreement with Apache) to which DEKALB or any of its subsidiaries is a party; or
(xiii) authorize any of, or commit or agree to take any of, the foregoing actions; provided, however, that DEKALB is not prohibited or prevented from (A) if the Effective Time is not on or before April 15, 1995, incurring indebtedness, on terms reasonably acceptable to Apache, as required to redeem in whole or in part DEKALB's 10% Notes due in 1998, which become redeemable April 15, 1995, (B) issuing DEKALB Class A Stock or DEKALB Class B Stock upon the exercise of DEKALB Options outstanding on or prior to the Effective Time or (C) amending the Retirement Allowance Agreement of DEKALB Energy Canada Ltd. substantially in accordance with a proposed amendment previously furnished to Apache.

     Without limiting the generality of the covenants described above, and except as expressly contemplated by the Merger Agreement or consented to in writing by DEKALB, Apache has agreed not to, and not to permit its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of Apache in their capacity as such, other than (A) ordinary quarterly cash dividends by Apache consistent with past practice in an amount not in excess of $.07 per share of Apache Common Stock,
(B) dividends declared prior to the date of the Merger Agreement, and (C) dividends payable to Apache declared by any of its subsidiaries; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Apache or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

NO SOLICITATION

     At the time of execution of the Merger Agreement, DEKALB agreed to immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted theretofore with respect to any Takeover Proposal. "Takeover Proposal" means any tender offer or exchange offer for 20 percent or more of the outstanding shares of DEKALB Class A Stock or DEKALB Class B Stock or any proposal or offer for a merger, consolidation, amalgamation or other business combination involving DEKALB or its subsidiaries or any equity securities (or securities convertible into equity securities) of DEKALB, or any proposal or offer to acquire in any manner a 20-percent or greater equity or beneficial interest in, or a material amount of the assets or value of, DEKALB or its subsidiaries, other than pursuant to the transactions contemplated by the Merger Agreement.

     In addition, unless and until the Merger Agreement shall have been terminated, DEKALB has agreed not to, and not to permit any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees, agents, financial advisors, counsel or other representatives (collectively, the "DEKALB Representatives"), to, directly or indirectly, (i) (A) solicit, (B) initiate or
(C) (excluding any action referred to in clauses (ii) and (iii) of this sentence) encourage or take any action to facilitate the making of, any offer or proposal that constitutes or that is reasonably likely to lead to any Takeover Proposal, (ii) participate in any discussions (other than among DEKALB Representatives or as necessary to clarify the terms and conditions of any unsolicited offer, including any financing or other contingencies and other relevant facts with respect thereto) or negotiations regarding any Takeover Proposal or (iii) furnish to any person (other than DEKALB Representatives, Apache or its representatives) any nonpublic information or nonpublic data outside the ordinary course of conducting DEKALB's ordinary business; provided, however, that to the extent required by their fiduciary duties under applicable law and after consultation with and based upon the advice of outside legal counsel, DEKALB's Board of Directors and officers may, in response to a person who initiates communication with DEKALB without there having occurred any action prohibited by clause (i) of this sentence, take such actions as would otherwise be prohibited by clauses (ii) and (iii). DEKALB has also agreed to notify Apache orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any offer or proposal and the identity of the person making any inquiry, offer or proposal) and of any related termination events (see clauses (vi) and (vii) under "-- Termination or Amendment of the Merger Agreement" below) as promptly as possible and in any event within 24 hours after receipt thereof or the occurrence of such events, as appropriate, and to give Apache five days' advance notice of any agreement to be entered into with or any information or data to be furnished to any person in connection with any such inquiry, offer or proposal.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and DEKALB as the Surviving Corporation will succeed to all of the assets, rights and obligations of Merger Sub.

     Pursuant to the Merger Agreement, DEKALB's Charter and DEKALB's Bylaws, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or pursuant to the DGCL. The officers and directors of Merger Sub at the Effective Time shall be the initial officers and directors of the Surviving Corporation.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the holders of DEKALB Class A
Stock:

          (i) by mutual consent of Apache and DEKALB;

          (ii) by Apache if (A) DEKALB shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with by DEKALB prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by DEKALB of notice of such failure to comply, or (B) the holders of DEKALB Class A Stock shall have failed to approve the Merger Agreement at the Special Meeting;

          (iii) by DEKALB if (A) Apache shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with by Apache prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Apache of notice of such failure to comply, or (B) the holders of DEKALB Class A Stock shall have failed to approve the Merger Agreement at the Special Meeting;

          (iv) by either Apache or DEKALB if (A) the Merger has not been effected on or prior to the close of business on June 30, 1995; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (B) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (v) (A) by DEKALB if there has been a breach by Apache (which breach has not been cured within ten business days following receipt by Apache of notice of the breach) of one or more representations or warranties (determined without regard to any qualification therein as to materiality) such that the adverse consequences of such breach or breaches would in the aggregate have a Material Adverse Effect on Apache; or (B) by Apache if there has been a breach by DEKALB (which breach has not been cured within ten business days following receipt by DEKALB of notice of the breach) of one or more representations or warranties (determined without regard to any qualification therein as to materiality and in the case of DEKALB's representation as to property records and title, determined with reference to the net consequences of all variances whether favorable or adverse) such that the adverse consequences of such breach or breaches would in the aggregate have a Material Adverse Effect on DEKALB;

          (vi) by Apache, (A) if DEKALB shall have taken or permitted any of the actions referred to in the nonsolicitation provisions of the Merger Agreement, (B) if the Board of Directors of DEKALB shall have recommended, or shall have resolved to recommend, to the stockholders of DEKALB any Takeover Proposal, or (C) a tender offer or exchange offer for 20 percent or more of the outstanding shares of DEKALB Class A Stock is commenced, and the Board of Directors of DEKALB does not recommend, within five days after the commencement of such offer, that stockholders not tender their shares into such tender or exchange offer;

          (vii) by DEKALB if DEKALB's Board of Directors, to the extent required by their fiduciary duties under applicable law and after consultation with and based upon the advice of outside legal counsel, resolve to recommend to the stockholders of DEKALB, or agree to, a Takeover Proposal that provides stockholders of DEKALB a value per share of DEKALB Stock in excess of a value equal to the product of (A) the Exchange Ratio (calculated as if the Effective Date were the date on which the Board of Directors of DEKALB is considering terminating the Merger Agreement) multiplied by (B) the average of the per share closing prices of Apache Common Stock as reported on the NYSE Composite Tape during the ten consecutive trading days immediately preceding the day on which the Board of Directors of DEKALB is considering terminating the Merger Agreement; or

          (viii) by either Apache or DEKALB if the Market Price of Apache Common Stock (calculated as if the Effective Date were the date of the Special Meeting) is less than $22.00 per share.

     In the event of termination of the Merger Agreement by either Apache or DEKALB, the Merger Agreement will become void and there will be no liability thereunder on the part of DEKALB, Apache or Merger Sub or their respective officers or directors (except for confidentiality, standstill, expense sharing and press release provisions, which will to the extent provided therein survive the termination); provided, however, that termination will not relieve any party to the Merger Agreement from any liability for any breach of the Merger Agreement.

     The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement at the Special Meeting, but after any such approval at the Special Meeting no amendment can be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of the stockholders of DEKALB, without the further approval of the holders of the DEKALB Class A Stock. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, any party thereto may (i) extend the time for the performance of any of the obligations or other acts of any other party thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements of any other party or any of the conditions to the obligations of such waiving party contained therein which may legally be waived. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute an amendment requiring the approval of the holders of the DEKALB Class A Stock.

EXPENSES

     Except as described in this paragraph, DEKALB and Apache have agreed that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. DEKALB and Apache have agreed that if the Merger Agreement is terminated for any reason, then (i) Apache will pay (or reimburse DEKALB for) the fees and expenses of Ryder Scott incurred by DEKALB for the audit of DEKALB reserves to be conducted as provided in the Merger Agreement, and (ii) DEKALB and Apache will share equally all out-of-pocket expenses incurred relating to (A) printing and mailing the Registration Statement and the Proxy Statement, (B) the Commission's and any state's "Blue Sky" filing fees in the United States or similar filing fees in Canada incurred in connection with filing the Registration Statement, and (C) the solicitation of stockholder approvals; provided, however, that if the Merger Agreement is terminated by reason of a party's breach of the Merger Agreement, such party will not be entitled to reimbursement from the other party. Within ten days of termination of the Merger Agreement, DEKALB and Apache will deliver in writing to the other a schedule of expenses, and as soon thereafter as practicable, but not later than 20 days after termination of the Merger Agreement, either DEKALB or Apache as the case may be will reimburse the other. In addition, Apache will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with any sale of shares in connection with the payment of cash with respect to fractional shares of Apache Common Stock.

BENEFIT PLANS AND SEVERANCE

     For at least 24 months following the Effective Time, Apache will maintain employee benefits and programs for officers and employees of DEKALB and its subsidiaries that are no less favorable than those being provided to such officers and employees on the date of the Merger Agreement. For purposes of eligibility to participate in and vesting in various Apache benefit plans, employees of DEKALB and its subsidiaries will be credited with their years of service with DEKALB and its subsidiaries. From the date of the Merger Agreement up to the Effective Time, DEKALB will be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of DEKALB, payable to employees who remain in the employ of DEKALB or its subsidiaries until the date three months after the Effective Time; provided, however, that such bonuses will contain terms no more favorable than those scheduled in connection with the Merger Agreement. For a period of at least 24 months following the Effective Time, Apache will maintain DEKALB's severance policy for terminated employees as in effect on the date of the Merger Agreement, or will replace such policy with a policy providing equal or more favorable compensation.

INSURANCE AND INDEMNIFICATION

     Apache will provide, or cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, DEKALB's current directors and officers an insurance and indemnification policy that provides coverage for events occurring through the Effective Time (the "D&O Insurance") that is no less favorable than the coverage provided to such directors under DEKALB's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available comparable coverage; provided, however, that Apache and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of five times the last annual premium paid by DEKALB prior to the date of the Merger Agreement, but in such case will purchase as much coverage as possible for such amount. From and after the Effective Time, Apache (i) has agreed to indemnify and hold harmless all past and present officers and directors of DEKALB and of its subsidiaries to the same extent that such persons are currently entitled to be indemnified by DEKALB pursuant to the applicable provisions of DEKALB's Charter or DEKALB's Bylaws or of any DEKALB indemnification agreement for the benefit of any such officers or directors for acts or omissions occurring at or prior to the Effective Time, including those in connection with the Merger, and (ii) will advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions, and Apache has agreed not to amend or modify any of such provisions after the Effective Time.

                             STOCKHOLDER AGREEMENTS

     As a condition to Apache's and Merger Sub's execution of the Merger Agreement, holders of 1,202,403 shares of DEKALB Class A Stock (or approximately
53.2 percent of the 2,258,198 shares of DEKALB Class A Stock outstanding on the Record Date) each executed a Stockholder Agreement agreeing to vote all shares of DEKALB Class A Stock owned by such persons at any meeting of stockholders of DEKALB (or consent in lieu thereof) (i) in favor of the Merger and adoption of the Merger Agreement, (ii) against any act that would result in a breach under the Merger Agreement, and (iii) except as otherwise agreed to in writing in advance by Apache, against any business combination, sale of assets or reorganization or recapitalization, any change in DEKALB's Board of Directors, any amendment of DEKALB's Charter or DEKALB's Bylaws or corporate structure or business, or any other matter that may interfere with or adversely affect the contemplated economic benefits to Apache of the Merger or Merger Agreement. The stockholders signing Stockholder Agreements also have agreed (A) not to solicit, initiate or encourage any Takeover Proposals, (B) not to grant a proxy to another person, sell or otherwise transfer or encumber their shares, or convert their shares of DEKALB Class A Stock into shares of DEKALB Class B Stock, and
(C) to waive all appraisal rights with respect to the Merger. The Stockholder Agreements will terminate automatically at the Effective Time or upon any termination of the Merger Agreement by its terms. As a consequence of the Stockholder Agreements, approval of the Merger Agreement at the Special Meeting is expected.

     The form of Stockholder Agreement has been filed as an Exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part and is incorporated herein by reference.

             MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

     Apache Common Stock is traded on the NYSE and the CSE under the symbol "APA." The DEKALB Class B Stock is traded in the over-the-counter market and quoted on The Nasdaq Stock Market under the symbol "ENRGB," and on the TSE under the symbol "DKB.B." The DEKALB Class A Stock is not traded publicly. The following table sets forth, for the periods indicated, the range of high and low closing prices per share of Apache Common Stock as reported on the NYSE Composite Tape and of DEKALB Class B Stock on The Nasdaq Stock Market, and the dividend per share of Apache Common Stock. Dividends were not paid on the DEKALB Stock during such periods.


                                              APACHE COMMON STOCK         DEKALB CLASS B STOCK
                                           -------------------------     -----------------------
                                           HIGH       LOW      DIVIDEND  HIGH      LOW     DIVIDEND
                                           -----     -----     -----     -----    -----    -----
1992
  First Quarter.......................... $15 7/8   $12        $0.07     $14 1/4  $11 3/4   --
  Second Quarter.........................  18 1/8    13 7/8     0.07      15 1/4   12       --
  Third Quarter..........................  22 1/8    15 1/2     0.07      14       12       --
  Fourth Quarter.........................  21 3/8    17 1/8     0.07      13 1/4   10 1/4   --

1993
  First Quarter.......................... $26 1/4   $17 5/8    $0.07     $15      $10 3/4   --
  Second Quarter.........................  30 1/4    24 3/8     0.07      18       14 1/4   --
  Third Quarter..........................  33 1/2    26 3/8     0.07      17 1/4   15 3/4   --
  Fourth Quarter.........................  31 1/4    20 3/8     0.07      17 1/4   13       --

1994
  First Quarter.......................... $26 7/8   $22 1/2    $0.07     $18      $13 1/4   --
  Second Quarter.........................  29        22 1/4     0.07      15 1/2   13 1/2   --
  Third Quarter..........................  29 1/4    23         0.07      16 1/2   15       --
  Fourth Quarter.........................  28 7/8    23 5/8     0.07      21 1/4   14 3/4   --

1995
  First Quarter.......................... $27 1/4   $22 3/8    $0.07     $24 1/8  $19 1/16  --
  Second Quarter*........................  27 1/2    25 3/4      .007+    24       22 3/8   --


- ---------------


* Through April 12.

+ Declared; payable April 28, 1995.


     On December 20, 1994, the last trading day prior to the announcement by Apache and DEKALB that they had executed the Merger Agreement, the closing per share sales prices of Apache Common Stock as reported on the NYSE Composite Tape, and DEKALB Class B Stock as reported on The Nasdaq Stock Market, were $26.00 and $15.75, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of Apache Common Stock and DEKALB Class B Stock.

     Following the Merger, Apache Common Stock will continue to be traded on the NYSE and the CSE. Following the Merger, DEKALB Class B Stock will cease to be traded on The Nasdaq Stock Market and on the TSE, and there will be no further market for the DEKALB Class B Stock.

     Apache has paid cash dividends on Apache Common Stock for 112 consecutive quarters and intends to continue the payment of dividends at current levels, although future dividend payments will depend upon Apache's level of earnings, financial requirements and other relevant factors.

                      APACHE CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

     The following unaudited consolidated condensed financial statements and related notes are presented to show (i) the pro forma effects of the Merger,
(ii) the pro forma effects of the acquisition of oil and gas properties from Texaco during the first quarter of 1995 and (iii) the cumulative pro forma effects of both of these transactions.

     The Merger will be reported using the pooling of interests method of accounting, and the Texaco acquisition will be reported using the purchase method of accounting.

     The condensed statements of operations are presented to show income from continuing operations as if the Merger occurred effective January 1, 1992 and as if the Texaco transaction occurred effective January 1, 1994. The pro forma condensed balance sheet is based on the assumption that both transactions occurred effective December 31, 1994.

     Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on and as of the dates referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes thereto, Apache's and DEKALB's Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, which are incorporated by reference, and Texaco's Audited Statement of Revenues and Direct Operating Expenses included elsewhere in this Proxy Statement/Prospectus.

                      APACHE CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               MERGER
                                                                                 PRO
                                                   APACHE        DEKALB         FORMA       PRO
                                                 HISTORICAL    HISTORICAL    ADJUSTMENTS   FORMA
                                                 ----------    ----------    -----------   -----
REVENUES
  Oil and gas production revenues.............   $394,552      $ 59,283                  $453,835
  Gathering, processing and marketing
     revenues.................................     28,594            --                    28,594
  Equity in income of affiliates..............      2,695           756                     3,451
  Gain on sale of investment in affiliate.....     28,345         1,914                    30,259
  Other revenues..............................        114         1,150                     1,264
                                                 --------      --------      ------      --------
          Total revenues......................    454,300        63,103                   517,403
OPERATING EXPENSES
  Depreciation, depletion and amortization....    157,508        22,522        (154)(a)   179,876
  Impairments.................................     12,000        53,320                    65,320
  Loss on disposal of U.S. assets.............         --        34,942                    34,942
  Operating costs.............................    125,337        18,833                   144,170
  Gathering, processing and marketing costs...     21,452            --                    21,452
  Administrative, selling and other...........     35,010         5,589                    40,599
  Financing costs, net........................     32,515         6,938                    39,453
                                                 --------      --------      ------      --------
                                                  383,822       142,144        (154)      525,812
                                                 --------      --------      ------      --------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES.........................     70,478       (79,041)        154        (8,409)
                                                                           {     55 (b)
  Provision (benefit) for income taxes........     22,702        (9,788)   { (6,746)(c)     6,223
                                                 --------      --------      ------      --------

INCOME (LOSS) FROM CONTINUING OPERATIONS......   $ 47,776      $(69,253)      6,845      $(14,632)
                                                 --------      --------      ------      --------
INCOME (LOSS) FROM CONTINUING OPERATIONS PER
  COMMON SHARE................................   $   1.02      $  (7.19)                 $   (.26)
                                                 ========      ========                  ========
WEIGHTED AVERAGE COMMON SHARES................     46,904         9,630        (963)(d)    55,571
                                                 ========      ========      ======      ========

       The accompanying notes to unaudited pro forma financial statements are an integral part of these statements.

                      APACHE CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      MERGER
                                                                                        PRO
                                                           APACHE       DEKALB         FORMA        PRO
                                                         HISTORICAL    HISTORICAL   ADJUSTMENTS    FORMA
                                                         ----------    ----------   -----------    -----
REVENUES
  Oil and gas production
     revenues........................................... $437,342      $44,506                    $481,848
  Gathering, processing and marketing revenues..........   25,862           --                      25,862
  Equity in income of affiliates........................      624           --                         624
  Other revenues........................................    2,810        1,488                       4,298
                                                         --------      -------      --------      --------
          Total revenues................................  466,638       45,994                     512,632
OPERATING EXPENSES
  Depreciation, depletion and amortization..............  176,335       15,142         6,843(a)    198,320
  Impairments...........................................   23,200           --                      23,200
  Gain on disposal of U.S.
     assets.............................................       --         (513)                       (513)
  Operating costs.......................................  128,113       12,467                     140,580
  Gathering, processing and marketing costs.............   21,010           --                      21,010
  Administrative, selling
     and other..........................................   33,193        3,436                      36,629
  Financing costs, net..................................   26,882        3,795                      30,677
                                                         --------      -------      --------      --------
                                                          408,733       34,327         6,843       449,903
                                                         --------      -------      --------      --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES...   57,905       11,667        (6,843)       62,729
                                                                                    { (2,532)(b)
  Provision for income taxes............................   20,571        5,995      { (2,726)(c)    21,308
                                                         --------      -------      --------      --------

INCOME FROM CONTINUING OPERATIONS....................... $ 37,334      $ 5,672        (1,585)     $ 41,421
                                                         ========      =======      ========      ========
INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE...... $   0.70      $   .59                    $    .67
                                                         ========      =======                    ========
WEIGHTED AVERAGE COMMON SHARES..........................   53,534        9,675          (968)(d)    62,241
                                                         ========      =======      ========      ========

       The accompanying notes to unaudited pro forma financial statements are an integral part of these statements.

                      APACHE CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    APACHE
                                                        MERGER       AND                   TEXACO
                                                          PRO       DEKALB                   PRO
                                  APACHE    DEKALB       FORMA       PRO       TEXACO       FORMA        PRO
                                HISTORICAL HISTORICAL ADJUSTMENTS   FORMA     HISTORICAL ADJUSTMENTS    FORMA
                                ---------- ---------- -----------  -------    ---------- -----------   -------
REVENUES
  Oil and gas production
     revenues.................  $493,500   $44,889                 $538,389   $163,300   $             $701,689
  Gathering, processing and
     marketing revenues.......    44,287        --                   44,287                              44,287
  Equity in income of
     affiliates...............       459        --                      459                                 459
  Other revenues..............     7,375     2,116                    9,491                               9,491
                                --------   -------   --------      --------   --------   --------      --------
          Total revenues......   545,621    47,005                  592,626    163,300                  755,926
OPERATING EXPENSES
  Depreciation, depletion and
     amortization.............   232,612    14,603     10,606(a)    257,821                63,946(e)    321,767
  Impairments.................     7,300        --                    7,300                               7,300
  Operating costs.............   137,820    11,654                  149,474     83,700                  233,174
  Gathering, processing and
     marketing costs..........    37,866        --                   37,866                              37,866
  Administrative, selling and
     other....................    34,870     3,859                   38,729                 4,000(f)     42,729
  Financing costs, net........    30,696     4,047                   34,743                27,883(g)     62,626
                                --------   -------   --------      --------   --------   --------      --------
                                 481,164    34,163     10,606       525,933     83,700     95,829       705,462
                                --------   -------   --------      --------   --------   --------      --------
INCOME FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES.......................    64,457    12,842    (10,606)       66,693     79,600    (95,829)       50,464
  Provision (benefit) for                            { (3,924)(b)
     income taxes.............    21,620     6,029   { (2,615)(c)    21,110                (6,005)(h)    15,105
                                --------   -------   --------      --------   --------   --------      --------
NET INCOME FROM CONTINUING
  OPERATIONS..................  $ 42,837   $ 6,813     (4,067)     $ 45,583   $ 79,600   $(89,824)     $ 35,359
                                ========   =======   ========      ========   ========   ========      ========
NET INCOME FROM CONTINUING
  OPERATIONS PER COMMON
  SHARE.......................  $    .70   $   .71                 $    .65                            $    .51
                                ========   =======                 ========                            ========
WEIGHTED AVERAGE COMMON
  SHARES......................    61,317     9,583       (958)(d)    69,942                              69,942
                                ========   =======   ========      ========                            ========

       The accompanying notes to unaudited pro forma financial statements are an integral part of these statements.

                      APACHE CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
                            AS OF DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                             MERGER
                                                               PRO        APACHE AND      TEXACO
                                   APACHE         DEKALB      FORMA         DEKALB       PRO FORMA
                                 HISTORICAL     HISTORICAL  ADJUSTMENTS   PRO FORMA     ADJUSTMENTS   PRO FORMA
                                 -----------    ----------  -----------   ----------    -----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents..... $    15,063    $ 14,980    $             $   30,043    $             $   30,043
  Receivables...................     101,801       9,509                     111,310                     111,310
  Inventories...................       8,868          --                       8,868                       8,868
  Advances to oil and gas
     ventures and other.........       9,165         928                      10,093                      10,093
                                 -----------    --------    --------      ----------    ---------     ----------
          Total current
            assets..............     134,897      25,417                     160,314                     160,314

Net property and equipment......   1,685,433     185,382     (53,984)(l)   1,816,831    { 571,000 (i)  2,394,831
                                                                                        {   7,000 (j)

Other assets....................      58,692         790                      59,482    { (25,000)(i)     45,682
                                                                                        {  11,200 (i)
                                 -----------    --------    --------      ----------    ---------     ----------

TOTAL ASSETS.................... $ 1,879,022    $211,589    $(53,984)     $2,036,627    $ 564,200     $2,600,827
                                 ===========    ========    ========      ==========    =========     ==========

LIABILITIES AND SHAREHOLDERS'
  EQUITY

Current liabilities............. $   147,788    $ 15,729    $             $  163,517    ${  7,000 (j) $  181,717
                                                                                         { 11,20 0(i)

Long-term debt..................     657,486      61,547                     719,033      546,000 (i)  1,265,033
                                                           { (19,974)(l) }
Deferred income taxes...........     156,180      27,096   {             }   151,216                     151,216
                                                           { (12,086)(m) }
Other noncurrent liabilities....     101,388      10,386                     111,774                     111,774
                                 -----------    --------    --------      ----------    ---------     ----------
TOTAL LIABILITIES...............   1,062,842     114,758     (32,060)      1,145,540      564,200      1,709,740
SHAREHOLDERS' EQUITY:
  Common stock..................      78,199       8,549       2,011 (k)      88,759                      88,759
  Paid-in capital...............     543,583      51,657     (95,416)(k)     499,824                     499,824
  Retained earnings.............     207,850     149,367   {  12,086 (m) }   335,293                     335,293
                                                           { (34,010)(l) }
  Currency translation
     adjustments................          --     (19,337)                    (19,337)                    (19,337)
  Treasury stock at cost........     (13,452)    (93,405)     93,405 (k)     (13,452)                    (13,452)
                                 -----------    --------    --------      ----------    ---------     ----------
          Total shareholders'
            equity..............     816,180      96,831     (21,924)        891,087           --        891,087
                                 -----------    --------    --------      ----------    ---------     ----------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.......... $ 1,879,022    $211,589    $(53,984)     $2,036,627    $ 564,200     $2,600,827
                                 ===========    ========    ========      ==========    =========     ==========

       The accompanying notes to unaudited pro forma financial statements are an integral part of these statements.

                      APACHE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS
BASIS OF PRESENTATION

     The unaudited pro forma consolidated condensed statements of operations relative to the Merger are based on the audited statements of DEKALB and Apache for the years ended December 31, 1992, 1993 and 1994. The pro forma information relating to the Merger reflects the combination of Apache's and DEKALB's historical results of operations, as adjusted to (i) convert Apache's method of calculating depreciation, depletion and amortization expense ("DD&A expense") from the future-gross-revenue method to the units-of-production method which is the method used by DEKALB and to (ii) adjust DEKALB's historical tax provision to reflect the expected future benefits associated with DEKALB's U.S. federal net operating loss carryforwards. These adjustments are covered by conforming pro forma adjustments (a), (b), (c), (l) and (m), which are discussed below. Other differences in accounting policies and methods between DEKALB and Apache were reviewed and considered to have an immaterial impact on the combined financial results. The pro forma data relative to the Texaco acquisition are based on Texaco's Audited Statement of Revenues and Direct Operating Expenses for the years ended December 31, 1993 and 1994 and on the adjustments and assumptions described below.

     Certain historical DEKALB data have been reclassified to conform to Apache's historical presentations.

     The pro forma balance sheets are based on Apache's and DEKALB's audited balance sheets at December 31, 1994 and upon the adjustments and assumptions described below.

     The pro forma balance sheet data assume an Exchange Ratio of 0.90 of an Apache share for each DEKALB share outstanding as of December 31, 1994, that all DEKALB Options will remain outstanding and will be assumed by Apache and that a total of 8,447,603 Apache shares would be issued in connection with the Merger.

PRO FORMA ADJUSTMENTS

     THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS REFLECT THE FOLLOWING
ADJUSTMENTS:

          (a) Record the pro forma impact of converting Apache's historical DD&A expense from the future-gross-revenue method to the units-of-production method.

          (b) Record the related deferred tax provision (benefit) relating to the pro forma adjustments referred to in (a) above.

          (c) Reverse DEKALB's U.S. tax asset valuation allowances, recorded in accordance with SFAS No. 109, assuming that Apache's future U.S. operations will benefit from the utilization of DEKALB's U.S. federal net operating loss carryforwards and other U.S. tax assets. DEKALB had established valuation allowances because substantially all of its operations were concentrated in Canada and no benefit could be associated with these tax assets.

          (d) Adjust DEKALB's historic weighted average shares outstanding to reflect an assumed Exchange Ratio of 0.90, which would result from an Apache per share market price of $26 or less.

          (e) Record incremental depreciation, depletion and amortization expense, using the units-of-production method, resulting from the purchase of properties from Texaco.

          (f) Record increases in general and administrative expense assumed with acquisition of Texaco properties.

          (g) Record interest expense and amortization of deferred financing costs associated with debt incurred ($571 million before adjustments) to purchase the Texaco properties, net of capitalized interest, assuming, on a preliminary basis, that $119 million of the purchase price is initially classified as

                      APACHE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     unevaluated property costs. Interest expense was computed assuming a 6 percent rate on $172.5 million, reflecting the rate applicable to the recently issued 6% Convertible Subordinated Debentures due 2002 (6% debentures), and an interest rate applicable to bank debt of 5.8 percent for the twelve months ended December 31, 1994.

          (h) Record pro forma income tax (benefit) relating to the pro forma pre-tax (loss) of the Texaco properties, assuming an effective federal and state tax rate of 37 percent.

     THE UNAUDITED PRO FORMA BALANCE SHEETS REFLECT THE FOLLOWING ADJUSTMENTS:

          (i) Reclassify advance to Texaco ($25 million) and record additional debt incurred ($546 million) to purchase Texaco properties and the related estimated bankers' fees and underwriting costs incurred ($11.2 million) to amend and restate the bank credit facility and issue the 6% debentures. The amount paid at closing is subject to additional adjustments.

          (j) Record assumed liabilities and transaction costs incurred in connection with the purchase of the Texaco properties.

          (k) Adjust historical combined common stock and paid-in capital account balances (i) to reflect the number of shares assumed to be issued and for the differences in par value per common share of Apache and DEKALB common stock, and (ii) to eliminate the historical carrying value of DEKALB Treasury Shares. The impact of these entries does not result in a change to total combined shareholders' equity.

          (l) Record the inception-to-date adjustment relating to conversion to the units-of-production method of calculating DD&A expense net of the related deferred tax effect.

          (m) Record the reversal of certain of DEKALB's U.S. deferred tax asset valuation allowances.

INCOME PER SHARE

     For purposes of computing pro forma income per share, Apache's and DEKALB's combined historic weighted average shares outstanding were adjusted to give effect to an assumed Exchange Ratio of 0.90, the maximum Exchange Ratio provided for by the Merger Agreement. The impact on pro forma income per share calculations of assuming an Exchange Ratio of 0.85, the minimum Exchange Ratio provided for by the Merger Agreement, would be between $.003 and $.006, which may affect rounding of income per share data on the accompanying statements. Apache and DEKALB common stock equivalents were not significant or were antidilutive.

MERGER EXPENSES

     The unaudited pro forma consolidated condensed financial statements exclude nonrecurring expenses to be incurred after December 31, 1994 as a direct result of the Merger transaction. These expenses, which primarily consist of financial advisory, legal, accounting and other professional fees, are expected to total approximately $8 to $10 million and will be included in the consolidated statements of operations of Apache and DEKALB, as appropriate.

                      APACHE CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURE

     The following table sets forth certain unaudited pro forma information concerning Apache's proved oil and gas reserves at December 31, 1994, giving effect to the Merger and the Texaco acquisition as if the Merger and the Texaco acquisition had occurred on January 1, 1994. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

       UNAUDITED PROVED OIL AND NATURAL GAS RESERVES AT DECEMBER 31, 1994

                                                                 NATURAL GAS
                                             ----------------------------------------------------
                                                                                           PRO
                                              APACHE         DEKALB        TEXACO         FORMA
                                             ---------       -------       -------       --------
                                                             (MILLION CUBIC FEET)
Beginning of year.........................     848,219       277,411       226,139       1,351,769
Extension, discoveries and other
  additions...............................     190,794        44,912        16,420         252,126
Purchase of minerals in place.............     158,309         2,710            --         161,019
Revisions of previous estimates...........     (20,823)        6,880            --         (13,943)
Production................................    (155,905)      (20,491)      (33,089)       (209,485)
Sale of properties........................      (4,335)      (11,526)           --         (15,861)
                                             ---------       -------       -------       ---------
End of year...............................   1,016,259       299,896       209,470       1,525,625
                                             =========       =======       =======       =========
Proved developed reserves
  Beginning of year.......................     720,672       263,070       212,635       1,196,377
                                             =========       =======       =======       =========
  End of year.............................     910,304       274,611       193,286       1,378,201
                                             =========       =======       =======       =========

                                                   OIL, CONDENSATE AND NATURAL GAS LIQUIDS
                                             ----------------------------------------------------
                                                                                            PRO
                                              APACHE         DEKALB        TEXACO          FORMA
                                             ---------       -------       -------        --------
                                                            (THOUSANDS OF BARRELS)
Beginning of year.........................      89,723        13,234        81,402         184,359
Extension, discoveries and other
  additions...............................      10,018           690         1,825          12,533
Purchase of minerals in place.............       9,232            83            --           9,315
Revisions of previous estimates...........       5,620        (2,239)           --           3,381
Production................................     (13,577)         (962)       (7,291)        (21,830)
Sale of properties........................      (1,108)          (90)           --          (1,198)
                                              --------       -------       -------        --------
End of year...............................      99,908        10,716        75,936         186,560
                                              ========       =======       =======        ========
Proved developed reserves
  Beginning of year.......................      79,401        13,221        63,762         156,384
                                              ========       =======       =======        ========
  End of year.............................      89,407        10,612        61,655         161,674
                                              ========       =======       =======        ========

     The following table sets forth certain unaudited pro forma information concerning Apache's interest in productive oil and gas wells at December 31, 1994, giving effect to the Merger and the Texaco acquisition.

                                                                     PRODUCTIVE WELLS
                                                         -----------------------------------------
                                                                GAS                    OIL
                                                         -----------------      ------------------
                                                         GROSS       NET        GROSS        NET
                                                         -----      ------      ------      ------
Apache Historical......................................  3,275       1,262       4,819       2,415
DEKALB Historical......................................    393         257         882         151
Texaco Estimate........................................    737         248       6,927       1,866
                                                         -----      ------      ------      ------
       Total Pro Forma.................................  4,405       1,767      12,628       4,432
                                                         =====       =====      ======       =====

                      APACHE CORPORATION AND SUBSIDIARIES

     The following table sets forth unaudited pro forma information concerning the discounted future net cash flows from proved oil and gas reserves of Apache as of December 31, 1994, net of income tax expense, and giving effect to the Merger and the Texaco acquisition as if the Merger and the Texaco acquisition had occurred on January 1, 1994. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and gas activities at December 31, 1994, and do not take into account subsequent changes in tax laws. The information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used, but should not be viewed as indicative of fair market value. Reference is made to DEKALB's and Apache's financial statements for the fiscal year ended December 31, 1994, which are incorporated herein by reference, and to Texaco's Audited Statement of Revenues and Direct Operating Expenses included herein, for a discussion of the assumptions used in preparing the information presented.

                                                                                      PRO FORMA
                                             APACHE        DEKALB      TEXACO(1)     ADJUSTMENTS     PRO FORMA
                                            ---------     --------     ---------     -----------     ---------
                                                                      (IN MILLIONS)
Standardized measure of discounted future
  net cash flows relating to proved
  reserves, net of income tax expense as
  of December 31, 1994:
  Cash inflows............................  $ 3,564.6     $  536.5     $1,526.4       $             $ 5,627.5
  Production and development costs........   (1,363.0)      (156.6)      (982.2)                     (2,501.8)
  Income tax expense......................     (404.8)       (91.7)      (171.3)          138.5(2)     (529.3)
                                            ---------     --------     --------       ---------     ---------
  Net cash flows..........................    1,796.8        288.2        372.9           138.5       2,596.4
  10% annual discount rate................     (643.8)      (128.6)      (155.8)          (49.2)(2)    (977.4)
                                            ---------     --------     --------       ---------     ---------
  Discounted future net cash flows........  $ 1,153.0     $  159.6     $  217.1       $    89.3     $ 1,619.0
                                            =========     ========     ========       =========     =========

                                                                                       PRO FORMA
                                              APACHE        DEKALB       TEXACO       ADJUSTMENTS     PRO FORMA
                                             ---------     --------     ---------     -----------     ---------
                                                                       (IN MILLIONS)
Change in standardized measure of
  discounted future net cash flows related
  to proved oil and gas reserves for the
  year ended December 31, 1994:
  Sales, net of production costs...........  $  (355.7)    $ (31.1)    $   (79.6)     $               $  (466.4)
  Net change in prices and production
    costs..................................     (113.9)      (58.4)         78.9                          (93.4)
  Discoveries and improved recovery, net of
    related costs..........................      176.4        28.3            8.7                         213.4
  Change in future development costs.......       26.6          --           19.9                          46.5
  Revisions in quantities..................       12.5          .7             --                          13.2
  Purchases................................      163.5         1.8             --                         165.3
  Accretion of discount....................      135.8        23.4           40.7                         199.9
  Change in income taxes...................        (.1)       16.6          (32.3)          89.3(2)        73.5
  Sales of properties......................       (6.9)      (13.7)                                       (20.6)
  Change in production rates and other.....        (.6)      (10.4)                                       (11.0)
                                             ---------     -------      ---------      ---------      ---------
                                             $    37.6     $ (42.8)     $    36.3      $    89.3      $   120.4
                                             =========     =======      =========      =========      ==========

- ---------------

(1) Apache has evaluated the Texaco properties and believes, based on its evaluation of the Texaco properties and prior experience with oil and gas property acquisitions, that the future net cash flows from the Texaco properties can be improved significantly through substantial reductions in production and development costs and through enhancement of production relative to the costs and production estimated by Texaco. No pro forma adjustment to reflect any such cost savings or production increases has been made.

(2) Record a pro forma adjustment to reduce income tax expense, and the related effect on the discount amount, to reflect that portion of the purchase price allocated to proved properties that is in excess of Texaco's estimated tax basis in the properties.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the accompanying Unaudited Pro Forma Condensed Financial Statements and notes thereto and in conjunction with Texaco's Audited Statement of Revenues and Direct Operating Expenses and notes thereto. For additional discussion and analysis of Apache's and DEKALB's historical results and financial condition, see Item 7 of Apache's and DEKALB's annual reports filed on Form 10-K for the year ended December 31, 1994. Pro forma data reflects the combination of Apache's and DEKALB's historical results, as adjusted, using the pooling of interests method of accounting, for the years 1992, 1993 and 1994 and the pro forma effect of the Texaco acquisition, as if it had occurred January 1, 1994, using the purchase method of accounting.

PRO FORMA RESULTS OF CONTINUING OPERATIONS -- 1994 COMPARED TO 1993

Overview

     Apache's historical net income for the year 1994 increased to $42.8 million from $37.3 million for the year 1993, an increase of 15 percent. Net income per share for both years was $.70, reflecting an increased number of shares outstanding due to shares issued during 1993 in connection with a public offering and a conversion of debentures. Before considering the impact of conforming adjustments, the combination of Apache and DEKALB results in pro forma net income of $49.7 million for the year 1994, an increase of 16 percent from combined 1993 net income of $43 million. The pro forma impact of conforming adjustments relative to the recalculations of Apache's historical DD&A expense and the reversal of DEKALB's tax valuation allowances was to reduce pro forma income by $4.1 million in 1994 and by $1.6 million in 1993 or by $.06 per share and $.03 per share, respectively. (See notes (a), (b) and (c) to the accompanying pro forma statements). Pro forma combined income per share was $.65 in 1994 compared to $.67 per share in 1993. Assuming an Exchange Ratio of .90, pro forma shares outstanding increased 14 percent and 16 percent, over historical levels, for the years 1994 and 1993, respectively.

     The pro forma impact of the Texaco acquisition was to reduce Apache's/DEKALB's combined net income by $10.2 million ($.14 per share) in 1994. The impact of the Texaco acquisition reflects decreased oil and gas prices in 1994 compared to 1993 and higher operating costs associated with the Texaco properties coupled with a significant increase in financing costs. The Texaco acquisition was financed in its entirety with borrowed funds.

Revenues

     Apache's historical revenues, driven largely by a 41 percent increase in natural gas production, climbed to $545.6 million in 1994, an increase of 17 percent over 1993. DEKALB's 1994 revenues, which were about nine percent of Apache's 1994 revenues, increased to $47.0 million, or two percent over 1993. 1994 pro forma revenues of $755.9 million, which includes revenue from the Texaco properties totaling $163.3 million, increased by 47 percent over 1993 pro forma revenues of $512.6 million.

Production and Pricing

     Apache's 1994 natural gas production averaged 427.1 MMcf per day, an increase of 41 percent in comparison to 1993, and its 1994 oil production averaged 35,846 bbls per day, an increase of six percent over 1993.

     Apache's average realized price for natural gas in 1994 was $1.81 per Mcf in comparison to $2.03 per Mcf averaged in 1993. The average price realized for oil in 1994 was $15.66 per bbl versus a $16.78 per bbl average for 1993. These declines in average prices had an adverse effect on 1994 sales of approximately $49 million.

     DEKALB's 1994 average gas production declined about two percent from 1993 to 56.1 MMcf per day and its 1994 oil production averaged 2,002 bbls per day, also reflecting a two percent decrease from the prior year. DEKALB's average oil price decreased to $15.52 per bbl in 1994 from $15.98 per bbl in 1993 while its average gas price improved, primarily due to hedging activities, to $1.53 per Mcf in 1994 from $1.44 per Mcf in 1993. The effect of a higher realized gas price more than offset lower levels of production and a lower oil price, and resulted in oil and gas production revenues increasing to $44.9 million in 1994, up less than one percent over 1993.

     Gas production associated with the Texaco properties averaged 90.7 MMcf per day in 1994 versus 90.0 MMcf per day in 1993. Oil production for the Texaco properties averaged 19,975 bbls per day in 1994, a drop from the 23,614 bbls per day averaged during 1993. Prices realized on production from the Texaco properties averaged $1.66 per Mcf and $14.93 per bbl in 1994, compared to $15.92 per bbl and $1.94 per Mcf in 1993.

     Overall, on a pro forma basis, gas production increased from 360.5 MMcf to
573.9 MMcf per day in 1994, an increase of 59 percent in comparison to 1993, while pro forma oil production increased from 35,715 bbls per day to 57,823 bbls per day, an increase of 62 percent in comparison to 1993. The Texaco properties accounted for 90.7 MMcf and 19,975 bbls of these increases in daily production rates in 1994 on a pro forma basis. Pro forma price realizations in 1994 of $1.76 per Mcf and $15.40 per bbl compare to $1.94 per Mcf and $16.74 per bbl in 1993. Lower average oil and gas price realizations in 1994 had a negative impact on 1994 pro forma oil and gas sales of about $64 million.

     On an energy equivalent basis, Apache reported 269 MMboe of proved oil and gas reserves as of December 31, 1994, with four percent of these reserves located outside the U.S. and with natural gas representing approximately 63 percent of the total. On a pro forma basis as of December 31, 1994, proved reserves totaled approximately 441 MMboe, with 16 percent located outside the U.S. and with natural gas representing approximately 58 percent of the total.

Costs and Expenses

     Costs and expenses for Apache historical, expressed as a percentage of total revenues, remained relatively constant at 88.2 percent of revenues in 1994 versus 87.6 percent of revenues in 1993, despite lower oil and gas price realizations. The impact of using the units-of-production method was to increase these percentages to 90.1 percent in 1994 and to 89.1 percent in 1993. These relatively small changes in percentages reflects lower costs, on a per equivalent unit of production basis, in 1994 as compared to 1993. Operating costs, financing costs and general and administrative costs, on a per equivalent unit of production basis, were $3.48, $.78, and $.88 per boe in 1994, respectively, compared to $4.10, $.86, and $1.06 per boe in 1993, respectively. In addition, international impairments were reduced from $23.2 million in 1993 to $7.3 million in 1994. Apache's recurring DD&A expense equated to $5.66 per boe in 1994 and to $5.46 per boe in 1993 using the historical future-gross-revenue method calculation, which would compare to $5.93 per boe and $5.68 per boe in 1994 and 1993, respectively, using the units-of-production calculation.

     Combined costs and expenses of Apache and DEKALB, as a percentage of combined revenues, were 88.7 percent in 1994 and 87.8 percent in 1993. These lower percentages, compared to Apache's historical percentages, reflect DEKALB's relatively lower operating costs and DD&A expense on a boe basis.

     On a pro forma basis, including the Texaco properties, costs and expenses were 93.3 percent of pro forma revenues in 1994. The increases, versus Apache historical and Apache/DEKALB combined, reflect higher operating costs and financing costs associated with the Texaco properties. Operating costs on the Texaco properties were $6.54 per boe in 1994. Part of the reason Texaco properties carry higher operating costs is that the ratio of oil and gas production is skewed more toward higher-cost oil production while Apache and DEKALB production is skewed more toward lower-cost gas production. Higher levels of operating costs were partially offset by lower levels of DD&A expense associated with the Texaco properties. In integrating the Texaco properties into its existing operations, Apache will focus its efforts on reducing operating costs and enhancing production.

     As a result of debt incurred to finance the Texaco acquisition, financing costs increased by 80 percent in 1994 compared to pro forma financing costs of Apache/DEKALB combined. On a pro forma boe basis, financing costs climbed to $1.10 per boe in 1994, compared to financing costs of $.79 per boe for Apache/DEKALB combined. In addition to increasing market interest rates and increased debt levels, pro forma interest expense reflects a higher interest rate, compared to historical, due to a higher debt to capital ratio.

     Pro forma costs and expenses do not include an accrual for costs of a non-recurring nature that are expected to be incurred after December 31, 1994 in connection with the Merger (which are estimated to be in the range of $8 to $10 million).

PRO FORMA RESULTS OF CONTINUING OPERATIONS -- 1993 COMPARED TO 1992

  Overview

     Apache reported net income of $47.8 million in 1992 ($1.02 per share) included an $18.5 million after-tax gain ($.39 per share) relating to the sale of its interest in Natural Gas Clearinghouse ("NGC"). DEKALB reported a loss of $69.3 million ($7.19 per share) from continuing operations in 1992. Included in the DEKALB loss were after-tax losses totaling $40.6 million relating to writedowns of its U.S. and Canadian oil and gas properties and an after-tax loss of $32.3 million relating to the sale of its U.S. assets. Combining DEKALB and Apache resulted in a loss from continuing operations of $14.6 million ($.26 per share) for the year 1992, compared to combined income of $41.4 million ($.67 per share) in 1993. The effect of conforming pro forma adjustments was to reduce the 1992 loss by $6.9 million.

  Revenues

     Apache's reported revenue in 1993 totaled $466.6 million, a three percent increase over 1992. Excluding the pre-tax gain relating to the NGC sale transaction from 1992 reported revenues ($28.3 million), the increase would be ten percent.

     DEKALB revenues of $46 million in 1993 compared to $63.1 million in 1992. The 1992 total included approximately $20.1 million of revenue from U. S. properties that were sold during the year. Factoring out this revenue reflects a seven percent year-over-year increase.

     Combined pro forma revenue for 1993 of $512.6 million would compare to $469 million of combined revenues in 1992, exclusive of the specific transactions described above, and to $517.4 million including these transactions.

  Production and Pricing

     Pro forma revenues of $512.6 million in 1993 reflects a ten percent increase in gas production and a three percent decrease in oil production in comparison to 1992. Pro forma average price realizations of $1.94 per Mcf and
16.74 per bbl in 1993 compare to $1.66 per Mcf and $18.12 per bbl in 1992.

FINANCIAL CONDITION

     On March 1, 1995, Apache purchased oil and gas properties from Texaco for approximately $571 million, subject to certain post-closing adjustments. Apache delivered a $25 million deposit, representing a portion of the purchase price, upon execution of the purchase and sale agreement with Texaco in December 1994, and delivered the balance in cash at closing. Funds for the Texaco transaction were obtained from increased borrowing capacity under Apache's amended and restated bank credit facility and net proceeds of $168.6 million from the Debentures which were issued on January 4, 1995.

     On March 1, 1995, Apache's revolving bank credit facility agreement was amended and restated, increasing the aggregate commitment under the facility from $700 million to $1 billion, subject to borrowing base availability. Apache's borrowing base, including the value of the properties acquired from Texaco, was initially set at $765 million and will be periodically redetermined by the lenders. The facility expires on March 1, 2000, and may be extended in one-year increments with the lenders' consent. In addition to the borrowing base predicated on Apache's oil and gas reserve value, the bank facility provides a non-conforming borrowing base as defined in the agreement. The initial non-conforming borrowing base of $135 million is available until May 10, 1996 and at reduced amounts through November 4, 1996. Financial covenants of the amended agreement are similar to those existing at December 31, 1994. Based on Apache's ratio of debt to total capital at the time of closing, the interest rate margin over LIBOR increased from .375 percent to 1.125 percent. At the March 1, 1995 debt level, Apache will pay a facility fee of .375 percent of the available portion of the unused commitment and .1875 percent of the unavailable portion of the unused commitment. Upon closing the Texaco transaction on March 1, 1995, Apache had approximately $840 million in loans outstanding under the facility with approximately $60 million remaining available.

     Under terms of the bank credit facility, Apache must (i) maintain a minimum tangible net worth of $650 million, which is adjusted quarterly for subsequent earnings and securities transactions, and (ii) maintain a ratio of (A) earnings before interest, taxes, depreciation, depletion and amortization to (B) consolidated interest expense, of not less than 3.7:1. Restrictive covenants under the facility include certain limitations on indebtedness and contingent obligations, as well as certain restrictions on liens and investments in international subsidiaries. Apache has complied with its financial ratios and restrictive covenants at all times since the inception of the bank credit facility in July 1991.

     On a pro forma Apache/DEKALB combined basis at December 31, 1994, the debt to total capitalization ratio was .44 to 1, approximately equal to Apache's historical ratio at December 31, 1994. The ratio, on a pro forma Apache/DEKALB combined basis including the Texaco transaction, was .58 to 1.

     During the periods covered by the pro forma statements, oil and gas prices continued to exhibit unpredictable volatility. Management believes that oil and gas price volatility will continue and have a very significant impact on future results.

     Oil and gas producers that conduct their financial reporting under the full cost accounting rules are subject to Commission rules that require quarterly "ceiling test" calculations. This test requires a writedown when the capitalized cost of oil and gas properties exceeds the present value of proved reserves, plus the lower of cost or market value for unproved properties. The test is applied at the end of each fiscal quarter on a country-by-country basis, and requires a writedown if the "ceiling" is exceeded, even if prices decline only for a short period of time. Many full cost companies, including Apache and DEKALB, are concerned about the impact of prolonged unfavorable gas prices on their ceiling test calculations. A further deterioration of gas or oil prices from year-end levels would likely result in recording a non-cash charge to earnings related to a writedown of U.S. oil and gas properties in the first quarter of 1995. Commission rules permit the exclusion of capitalized costs and present value of recently acquired properties in performing ceiling test calculations. Pursuant to these rules, Apache has requested waivers and the Commission has granted one-year waivers with respect to the properties acquired from Texaco and Crystal. If the ceiling is exceeded on all domestic properties, Apache will be required to perform an additional ceiling test excluding Texaco and Crystal properties and record a writedown of carrying value if the ceiling is still exceeded.

     Apache's acquisition of the Texaco properties marks the completion of a major acquisition cycle which will be followed by property consolidation and rationalization. Apache is committed to reducing its debt to capitalization ratio through the selective disposition of marginal and non-strategic properties and through property development focused on cash flow and debt reduction. In that regard, on February 15, 1995, Apache announced plans to accelerate the disposition of up to approximately $200 million of lower-return and non-strategic properties, including sales of a substantial portion of its Rocky Mountain properties and non-strategic assets in other regions. The divestiture of properties in the Rocky Mountain region and other regions will include properties acquired from Texaco. While total capital expenditures will be higher in 1995 due to the acquisition of properties from Texaco, domestic exploration and development costs will be reduced from their 1994 levels as a result of low product prices and the commitment to reduce debt. Property dispositions and reduced domestic exploration outlays in 1995 will likely result in lower production and reserves from the level achieved upon completion of the Texaco acquisition and the Merger.

     Apache's primary needs for cash are for exploration, development and acquisition of oil and gas properties, repayment of principal and interest on outstanding debt, and payment of dividends. Apache generally funds its exploration and development activities through internally generated cash flows. Apache budgets its capital expenditures based upon projected cash flows and routinely adjusts its capital expenditures in response to changes in oil and gas prices and corresponding changes in cash flow. Management believes that cash on hand, cash generated from operating activities, proceeds from property sales, and its borrowing capacity under its revolving bank credit facility will be adequate to satisfy Apache's financial obligations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Texaco Exploration
  and Production Inc.

     We have audited the accompanying Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation for the years ended December 31, 1994 and 1993. This statement is the responsibility of the management of Texaco Exploration and Production Inc. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K/A and Form S-4 of Apache Corporation and is not intended to be a complete financial presentation of the properties described above.

     In our opinion, the statement referred to above presents fairly, in all material respects, the Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 14, 1995

          STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES
    FOR THE OIL AND GAS PROPERTIES OF TEXACO EXPLORATION AND PRODUCTION INC.
                           SOLD TO APACHE CORPORATION
                                 (IN MILLIONS)

                                                        FOR            FOR
                                                        THE            THE
                                                       YEAR           YEAR
                                                       ENDED          ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                        1994           1993
                                                       ------         ------
Revenues.............................................  $163.3         $200.5
Direct Operating Expenses............................    83.7           97.6
                                                       ------         ------
Excess of Revenues Over Direct Operating Expenses....  $ 79.6         $102.9
                                                       ======         ======

    The accompanying notes are an integral part of this financial statement

          NOTES TO STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING
       EXPENSES FOR THE OIL AND GAS PROPERTIES OF TEXACO EXPLORATION AND
                   PRODUCTION INC. SOLD TO APACHE CORPORATION

(1) THE PROPERTIES

     On March 1, 1995, Texaco Exploration and Production Inc. (Texaco) sold certain oil and gas properties (the properties) located in 315 fields in 12 states and offshore Gulf of Mexico to Apache Corporation (Apache) for $571 million. The effective date of the transaction was January 1, 1995. The properties are located in the Permian Basin, the Gulf Coast of Texas and Louisiana, Western Oklahoma, East Texas, the Rocky Mountains and certain offshore locations.

(2) BASIS FOR PRESENTATION

     During the periods presented, the above properties were not accounted for or operated as a separate division by Texaco. Certain costs, such as depreciation, depletion and amortization; general and administrative expenses; and corporate income taxes were not allocated to the individual properties. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

     Revenues and direct operating expenses included in the accompanying statement represent Texaco's net working interest in the properties and are presented on the accrual basis of accounting. Depreciation, depletion and amortization; allocated general and administrative expenses and corporate income taxes have been excluded.

(3) COMMITMENTS AND CONTINGENCIES

     Pursuant to the terms of the Purchase and Sale Agreement dated December 22, 1994 (the agreement), any claims, litigation or disputes pending as of the effective date or any matters arising in connection with ownership of the properties prior to the effective date are retained by Texaco. Notwithstanding this indemnification, Texaco is not aware of any legal, environmental or other commitments or contingencies that would be materially important in relation to the Combined Revenues and Direct Operating Expenses for the properties.

(4) CAPITAL EXPENDITURES (UNAUDITED)

     Direct operating expenses do not include exploration and development expenditures related to the properties which amounted to $19.9 million and $40.0 million for the years ended December 31, 1994 and 1993, respectively.

          NOTES TO STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING
         EXPENSES FOR THE OIL AND GAS PROPERTIES OF TEXACO EXPLORATION
                 AND PRODUCTION INC. SOLD TO APACHE CORPORATION

                SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                               AS OF
                                                                           DECEMBER 31,
                                                                      -----------------------
                                                                        1994          1993
                                                                      ---------     ---------
                                                                           (IN THOUSANDS)
Future:
  Cash inflows......................................................  $1,526,383    $1,509,815
  Production costs..................................................   (760,505)     (867,906)
  Development costs.................................................   (221,734)     (234,693)
  Income tax Expense................................................   (171,269)     (115,851)
                                                                      ---------     ---------
Net cash flows......................................................    372,875       291,365
Discount for estimated timing of future cash flows..................   (155,824)     (110,748)
                                                                      ---------     ---------
          Total.....................................................  $ 217,051     $ 180,617
                                                                      =========     =========

CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                          FOR THE YEAR ENDED
                                                                        ----------------------
                                                                          1994         1993
                                                                        --------     ---------
                                                                           (IN THOUSANDS)
Beginning of year.....................................................  $180,617     $ 328,223
Sales, net of production costs........................................   (79,619)     (102,867)
Net change in prices, production and development costs................    78,917      (251,447)
Extensions, discoveries and improved recovery, less related costs.....     8,748         4,021
Development costs incurred during the period..........................    19,925        40,004
Accretion of discount.................................................    40,722        76,943
Net change in future income taxes.....................................   (32,259)       85,740
                                                                        --------     ---------
End of year...........................................................  $217,051     $ 180,617
                                                                        ========     =========

RESERVE INFORMATION

                                                                  FOR THE YEAR ENDED
                                                       -----------------------------------------
                                                              1994                   1993
                                                       ------------------     ------------------
                                                         GAS        OIL         GAS        OIL
                                                        MMCF        MBBL       MMCF        MBBL
                                                       -------     ------     -------     ------
Proved developed and undeveloped reserves
  Balance, beginning of year.........................  226,139     81,402     253,407     88,049
  Production.........................................  (33,089)    (7,291)    (32,861)    (8,619)
  Discoveries, extensions, and improved recovery.....   16,420      1,825       5,593      1,972
                                                       -------     ------     -------     ------
  Balance, end of year...............................  209,470     75,936     226,139     81,402
                                                       =======     ======     =======     ======
Proved developed reserves
  Balance, end of year...............................  193,286     61,655     212,635     63,762

                       STOCKHOLDERS OF APACHE AND DEKALB

STOCK OWNERSHIP OF APACHE DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 28, 1995, the beneficial ownership of Apache Common Stock of each director of Apache, the chief executive officer, the four other most highly compensated executive officers, two former executive officers, and all directors and executive officers of Apache as a group. All ownership information is based upon filings made by such persons with the Commission or upon information provided to Apache.

                                                                AMOUNT
                                                                 AND
                                                                NATURE             PERCENT
                                                                  OF                 OF
                                                              BENEFICIAL            CLASS
  TITLE OF CLASS           NAME OF BENEFICIAL OWNER          OWNERSHIP(1)        OUTSTANDING
- ------------------- ---------------------------------------  ------------        -----------
Common Stock,
  par value $1.25   Frederick M. Bohen.....................      3,641(2)          *
                    Virgil B. Day..........................    131,277(2)(3)       *
                    G. Steven Farris.......................     58,611(4)(5)       *
                    Randolph M. Ferlic.....................    223,413(2)(6)       *
                    Eugene C. Fiedorek.....................      4,000(2)          *
                    W. Brooks Fields.......................     27,400(2)(7)       *
                    Robert V. Gisselbeck...................     36,893(2)          *
                    Stanley K. Hathaway....................      6,876(2)          *
                    John A. Kocur..........................     40,130(2)(8)       *
                    Raymond Plank..........................    192,362(4)(5)       *
                    Jay A. Precourt........................      3,000(2)          *
                    Joseph A. Rice.........................      5,000(2)          *
                    James R. Bauman........................     60,860(4)(5)       *
                    Mark A. Jackson........................     39,721(4)(5)       *
                    H. Craig Clark.........................     10,683(4)(5)       *
                    John L. Moran..........................     37,871(4)(5)       *
                    William J. Johnson.....................      1,318(5)          *
                    All directors and executive officers as
                    a group (including the above-named
                    persons)...............................  1,053,650(4)(5)      1.71

- ---------------

 *  Represents less than one percent of the outstanding shares.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes 1,000 shares of restricted stock awarded under Apache's equity compensation plan for non-employee directors.

(3) Includes 1,100 shares owned by Mrs. Day and 1,000 shares owned by Mr. Day's grandchildren.

(4) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days: Mr. Farris -- 28,250; Mr. Plank -- 21,250; Mr. Bauman -- 30,250; Mr. Jackson -- 30,250; Mr.
    Clark -- 4,625; Mr. Moran -- 26,000; and all directors and executive officers as a group -- 211,250.

(5) Includes units held by the trustee of Apache's Retirement/401(k) Savings Plan equivalent to the following shares: Mr. Farris -- 13,861; Mr.
    Plank -- 790; Mr. Bauman -- 17,617 ; Mr. Jackson -- 5,471; Mr.
    Clark -- 5,058; Mr. Moran -- 8,034; Mr. Johnson -- 318; and all directors and executive officers as a group -- 82,237.

(6) Includes 17,500 shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,000 shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 1,700 shares held by Dr. Ferlic's mother, daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(7) Includes 10,868 shares owned by Mrs. Fields and 100 shares owned by Mr. Fields' grandchild.

(8) Includes 3,940 shares owned by Mrs. Kocur.

     In February 1990, Bijan Mossavar-Rahmani, president and a former employee of Apache International, Inc., was granted 250 shares of Apache International's common stock, representing five percent of the outstanding shares of Apache International, pursuant to the terms of the Apache International Common Stock Award Plan. No voting rights relating to Apache Common Stock are associated with such stock.

PRINCIPAL STOCKHOLDERS OF APACHE

     The following table sets forth the only persons known to Apache to be the owners of more than five percent of outstanding Apache Common Stock, as of February 28, 1995, according to reports filed with the Commission:

                                                               AMOUNT
                                                                AND
                                                               NATURE                  PERCENT
                                                                 OF                      OF
                                                              BENEFICIAL                CLASS
TITLE OF CLASS            NAME OF BENEFICIAL OWNER            OWNERSHIP              OUTSTANDING
- ---------------  -------------------------------------------  ----------             -----------
Apache Common    FMR Corp...................................  4,944,387(1)(2)          8.05
Stock, par         82 Devonshire Street
value $1.25        Boston, MA 02109-3614
                 The Equitable Companies Incorporated.......  3,763,591(3)             6.12
                   787 Seventh Avenue
                   New York, NY 10019
                 College Retirement Equities Fund...........  3,094,400(4)             5.04
                   TIAA Separate Account VA-1
                   730 Third Avenue
                   New York, New York 10017

- ---------------

(1) According to information contained in a Schedule 13G filed with the Commission, dated February 13, 1995.

(2) Includes 811,197 shares held by the trustee of Apache's 401(k) Retirement/Savings Plan.

(3) According to information contained in a Schedule 13G filed with the Commission, dated February 10, 1995.

(4) According to information contained in a Schedule 13G filed with the Commission, dated February 10, 1995.

PRINCIPAL STOCKHOLDERS OF DEKALB

     The following table sets forth information with respect to stockholders of DEKALB who were known to DEKALB to own more than five percent of the DEKALB Class A Stock outstanding as of the Record Date. The information set forth below is based solely upon information furnished by such stockholders or contained in filings made by such persons with the Commission.

                                                               AMOUNT
                                                                AND
                                                               NATURE                  PERCENT
                                                                 OF                      OF
                                                              BENEFICIAL                CLASS
TITLE OF CLASS            NAME OF BENEFICIAL OWNER            OWNERSHIP(1)           OUTSTANDING
- ---------------  -------------------------------------------  ------------           -----------
DEKALB           Thomas H. Roberts, Jr.(2)(3)...............   187,311                 8.20
Class A Stock      Box 486, 9 Arrowhead Lane
                   DeKalb, Illinois 60115
                 Amy I. Domini and William B. Perkins(4)....   273,204                11.96
                   230 Congress Street
                   Boston, Massachusetts 02110

                                             (Table continued on following page)

                                                               AMOUNT
                                                                AND
                                                               NATURE                  PERCENT
                                                                 OF                      OF
                                                              BENEFICIAL                CLASS
TITLE OF CLASS            NAME OF BENEFICIAL OWNER            OWNERSHIP(1)           OUTSTANDING
- ---------------  -------------------------------------------  ------------           -----------
DEKALB           Douglas C. Roberts.........................   277,976                12.17
Class A Stock      Lynne K. Roberts(2)(5)
                   1449 Janet Street
                   Sycamore, Illinois 60178
                 Virginia Roberts Holt......................   277,637                12.16
                   Terrance K. Holt(2)(6)
                   2329 Clover Lane
                   Northfield Illinois 60093
                 John T. Roberts............................   274,673                12.03
                   Robin R. Roberts(2)(7)
                   2090 Mulsanne Drive
                   Zionsville, Indiana 46077
                 Thomas H. Roberts, III(2)..................   198,390                 8.69
                   2621 Club Lake Trail
                   McKinney, Texas 75070

- ---------------

(1) The Commission defines "beneficial owner of a security" as including any person who has sole or shared voting or investment power with respect to such security.

(2) Thomas H. Roberts, Jr. is the father of Thomas H. Roberts, III and the uncle of Douglas C. Roberts, John T. Roberts and Virginia Roberts Holt. Douglas C. Roberts, Virginia Roberts Holt and John T. Roberts are brothers and sister and are the cousins of Thomas H. Roberts, III.

(3) Includes 23,300 shares of DEKALB Class A Stock subject to an option at $8.53 per share.

(4) Based on a Schedule 13D filed with the Commission. Such Schedule indicates that Amy L. Domini and William B. Perkins beneficially own such shares as co-trustees of trusts which hold such shares and that the grantors, beneficiaries, and in certain cases, the co-trustees of such trusts include Catherine H. Roberts-Suskin and Susan Shawn Roberts. Such Schedule 13D indicates that Catherine H. Roberts-Suskin also beneficially owns 60,256 of such shares as co-trustee of certain of such trusts and may be deemed to beneficially own an additional 123,500 of such shares solely by virtue of her power to remove and replace the trustees of one of those trusts, but that she disclaims beneficial ownership of such 123,500 shares.

(5) Douglas C. Roberts has sole voting and investment power with respect to 179,152 of such shares of DEKALB Class A Stock and Lynne K. Roberts has sole voting and investment power with respect to the remaining 98,824 shares of DEKALB Class A Stock. Douglas C. Roberts and Lynne K. Roberts are husband and wife.

(6) Virginia Roberts Holt has sole voting and investment power with respect to 101,053 of such shares of DEKALB Class A Stock and Terrance K. Holt has sole voting and investment power with respect to the remaining 176,584 shares of DEKALB Class A Stock. Virginia Roberts Holt and Terrance K. Holt are husband and wife.

(7) John T. Roberts has sole voting and investment power with respect to 131,180 of such shares of DEKALB Class A Stock and Robin R. Roberts has sole voting and investment power with respect to the remaining 143,493 shares of DEKALB Class A Stock. John T. Roberts and Robin R. Roberts are husband and wife.

                   DIRECTORS AND EXECUTIVE OFFICERS OF APACHE

DIRECTORS

     Certain biographical information for each director of Apache is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. The terms of incumbent directors G. Steven Farris, Eugene C. Fiedorek, W. Brooks Fields, Raymond Plank and Jay A. Precourt will expire at the 1995 annual meeting of stockholders to be held on May 4, 1995, and each of them has been nominated for election by the stockholders at such meeting.

     Messrs. Fiedorek, Fields, Plank and Precourt have each been nominated to an additional three-year term, to serve until the annual meeting in 1998. Mr. Farris has been nominated to an additional one-year term, to serve until the annual meeting in 1996. The election of Mr. Farris as a director in December 1994 created an imbalance in the number of directors with terms expiring in 1995 (five directors) and those with terms expiring in 1996 (three directors) and in 1997 (four directors). In order to resolve this imbalance and comply with Apache's Charter which requires that, as nearly as numerically possible, one-third of the directors are elected at each annual meeting, Mr. Farris has been nominated to an additional term of only one year.

                                                                           DIRECTOR      TERM
                                                                             SINCE      EXPIRES
                                                                             -----      -------
FREDERICK M. BOHEN, 57, has been executive vice president and chief          1981       1997
  operating officer of The Rockefeller University since 1990. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of
  Minnesota from 1981 to 1983. Mr. Bohen worked with the U.S. Department of Health, Education and Welfare as assistant secretary for management and budget from 1977 to 1981. He is a director of the Student Loan
  Marketing Association, a director of Oppenheimer and Company, and also a director of the Mexico Equity Income Fund, Inc. Mr. Bohen is chairman of the management development and compensation committee.

VIRGIL B. DAY, 79, has been a senior partner in the law firm of Vedder,      1974       1997
  Price, Kaufman, Kammholz & Day since 1974. He was the first labor counsel for General Electric Company, where he subsequently held various management positions involving employee and union relations, public affairs and government relations. From 1961 until 1973, Mr. Day was a vice president of General Electric Company and in 1971, he became chairman of the industry members of the U.S. Pay Board. Mr. Day is a member of the management development and compensation committee.

G. STEVEN FARRIS, 47, has been president and chief operating officer of      1994       1995
  Apache since May 1994, and was elected to Apache's board of directors in December 1994. He was senior vice president of Apache from 1991 to
  1994, and vice president -- exploration and production of Apache from
  1988 to 1991. Prior to that, Mr. Farris was vice president of finance and acquisitions for Terra Resources, Inc., a Tulsa, Oklahoma, oil and
  gas company, from 1983 to 1988, and executive vice president for Robert
  W. Berry, Inc., a Tulsa, Oklahoma, oil and gas company, from 1978 to
  1983.

RANDOLPH M. FERLIC, 58, retired in December 1993 from his practice as a      1986       1996
  thoracic and cardiovascular surgeon. He is the founder of Surgical
  Services of the Great Plains, P.C., and served as its president from
  1974 to 1991. Dr. Ferlic is a member of the audit committee, the executive committee, and the nominating committee.

                                             (Table continued on following page)

                                                                           DIRECTOR      TERM
                                                                             SINCE      EXPIRES
                                                                             -----      -------
EUGENE C. FIEDOREK, 63, has been the managing director of EnCap              1988       1995
  Investments L.C., a Dallas, Texas, energy investment banking firm since
  1988. He was the managing director of the Energy Banking Group of First
  RepublicBank Corp. in Dallas, Texas, from 1978 to 1987. Mr. Fiedorek is a member of the audit committee.

W. BROOKS FIELDS, 76, is retired. From 1984 until 1990, he was president     1973       1995
  and chief executive officer of Minnesota Racetrack, Inc., also known as
  Canterbury Downs, a racetrack development company. From 1968 to 1990,
  Mr. Fields was chairman of the board of Scottland, Inc., for which a plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code was confirmed in June 1990. From 1955 until 1984, he was the executive vice president and a director of Burdick Grain Company, a grain merchandising company. Mr. Fields is a member of the audit committee, the executive committee and the nominating committee.

ROBERT V. GISSELBECK, 71, is the founder of Gisselbeck & Associates, a       1982       1996
  real estate development company in Naples, Florida, and has served as its president since 1960. Mr. Gisselbeck is a member of the audit committee.

STANLEY K. HATHAWAY, 70, has been a senior partner in the law firm of        1977       1997
  Hathaway, Speight, Kunz & Trautwein since 1976. From June through
  October 1975, he served as the U.S. Secretary of the Interior. Mr.
  Hathaway was Governor of the State of Wyoming from 1967 to 1975. He is a director of Key Bank-Shares of Wyoming. Mr. Hathaway is chairman of the audit committee.

JOHN A. KOCUR, 67, is engaged in the private practice of law. He served      1977       1996
  as vice chairman of Apache's board of directors from 1988 until 1991.
  Mr. Kocur was employed by Apache from 1969 until his retirement in
  1991, and served as Apache's president from 1979 until 1988. He is chairman of the executive committee, chairman of the nominating committee, and a member of the management development and compensation committee.

RAYMOND PLANK, 72, has been chairman of the board and chief executive        1954       1995
  officer of Apache since 1979, and was president from 1954 until 1979.
  Mr. Plank is a member of the executive committee and the nominating committee.

JAY A. PRECOURT, 57, is a director, vice chairman of the board and chief     1992       1995
  executive officer of Tejas Gas Corporation, an intrastate natural gas pipeline company, and has served in that capacity since 1985. Until
  1988, Mr. Precourt was president of the Energy Related Group and senior executive vice president of Hamilton Oil Corporation. He is a director of Dresser Industries, Inc. and of Founders Funds, Inc. Mr. Precourt is
  a member of the executive committee and the nominating committee.

JOSEPH A. RICE, 70, retired in 1988 as chairman of the board, chief          1989       1997
  executive officer and a director of Irving Trust Company and Irving
  Bank Corporation, having served in those capacities since 1984. Mr.
  Rice served as president, chief operating officer and a director of those organizations from 1975 to 1984. He is a director of Avon
  Products, Inc. Mr. Rice is a member of the management development and compensation committee.

                                             (Table continued on following page)

DIRECTOR COMPENSATION

     Employee directors do not receive additional compensation for serving on Apache's board of directors or any committee of the board. Non-employee directors were paid an annual retainer of $20,000, plus $1,000 for each board of directors or committee meeting attended during 1994, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairmen of each committee receive $4,000 annually for chairing their respective committees.

     An incentive compensation plan for Apache's directors was adopted in May 1989, under which non-employee directors were each awarded 10,000 compensation units upon becoming a director or upon effectiveness of the plan if already a director. The plan was terminated in May 1992, subject to the outstanding rights of directors thereunder, and no additional grants will be made under the plan. Vesting in the compensation units occurred at a rate of one-third per year, and vesting credit was given for time served on the board prior to the creation of the plan. Three years from the date of grant or upon retirement from the board, whichever first occurred, directors received a per-unit amount equal to any increase in the market price of Apache's stock since the date of the award. While outstanding, compensation units accumulated dividend equivalent amounts each time a dividend was paid on Apache Common Stock, and these dividend equivalent amounts were reinvested in additional compensation units. Only one group of compensation units, awarded to Mr. Kocur in 1991, was outstanding during 1994. These units were settled pursuant to terms of the plan with a payment of $145,818 to Mr. Kocur upon vesting of the units in July 1994.

     Non-employee directors are eligible to participate in the Apache Corporation Directors' Deferred Compensation Plan under which they can elect to defer receipt of all or any portion of their retainers or meeting fees. Deferred amounts are maintained in separate accounts and are credited interest equal to Apache's rate of return on its short-term marketable securities. Amounts are paid out upon the director's retirement in two lump sums or ratably over ten years. Mr. Hathaway elected to defer a portion of his fees during 1994.

     An unfunded retirement plan for Apache's non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of Apache. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse until the earlier of the termination of the payment period or the death of the surviving spouse. There were no benefits paid under this plan during 1994.

     Apache established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director will be awarded 1,000 restricted shares of Apache Common Stock every five years, beginning July 1, 1994. The shares will vest at a rate of 200 shares annually, with unvested shares forfeited upon retirement from the board. Awards are made from treasury stock and are automatic and non-discretionary. New directors will receive 1,000-share awards on the July 1 next succeeding their election to the board. All shares awarded under the plan have full dividend and voting rights. The plan expires July 1, 2009, with a maximum of 50,000 shares that may be awarded during the term of the plan. On July 1, 1994, a restricted stock award of 1,000 shares of Apache Common Stock was made to each of Apache's ten non-employee directors, pursuant to terms of the plan.

     Mr. Kocur, who was an executive officer of Apache until his retirement in 1991, also served Apache in a non-executive, consulting capacity during 1994. See "-- Compensation Committee Interlocks and Insider Participation."

EXECUTIVE OFFICERS

     Certain biographical information concerning the executive officers of Apache is set forth below. Biographical information concerning Raymond Plank and
G. Steven Farris is set forth above under "Directors."

     JAMES R. BAUMAN, 59, has been senior vice president -- business development since May 1994, and had been vice president -- business development of Apache since 1988. He was vice president -- corporate development of Apache from 1986 to 1988, and vice president of Apache's Wyoming operations from 1983 to 1986.

     H. CRAIG CLARK, 38, has been vice president -- domestic production since May 1994. He was general manager of Apache's southern division from 1993 to 1994, and was production manager of Apache's gulf coast region from 1989 to 1993.

     LISA A. FLOYD, 37, has been vice president -- technical services since January 1995. She had been general manager -- technical services of Apache since May 1994. Ms. Floyd has held positions of increasing responsibility in the reservoir engineering area since joining Apache in 1984.

     MARK A. JACKSON, 39, has been vice president -- finance since May 1994. He was vice president and chief accounting officer of Apache from January 1994 to April 1994, and vice president and controller of Apache from 1988 to 1993. From 1984 to 1988, Mr. Jackson was employed by Maxus Energy Corporation, a Dallas-based oil and gas company, in various positions, the most recent of which was assistant controller.

     JON A. JEPPESEN, 47, has been vice president -- domestic exploration and development since May 1994, and had been manager of Apache's offshore exploration and development since joining Apache in 1993. Prior to that, he was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992, and regional exploration manager for Terra Resources, Inc., a Tulsa, Oklahoma, oil and gas company, from 1987 to 1989.

     ZURAB S. KOBIASHVILI, 52, has been vice president, general counsel and corporate secretary of Apache since March 1994. From March 1991 through February 1994, he was with Falcon Seaboard Resources, Inc., a privately-held company involved in the development, construction and operation of electric cogeneration power plants, and in oil and gas exploration and production, initially as a legal consultant and from July 1993 as vice president and general counsel. Mr. Kobiashvili was vice president and general counsel, Conquest Exploration Company, from 1984 to 1991.

     ANTHONY R. LENTINI, JR., 45, has been vice president -- public and international affairs since January 1995. Prior to joining Apache, he was vice president of public affairs for Mitchell Energy & Development Corp., The Woodlands, Texas, from 1988 to 1994.

     CLYDE E. MCKENZIE, 47, has been vice president and treasurer of Apache since 1988. He was vice president -- acquisitions of Apache, from 1987 to 1988. Prior to that, Mr. McKenzie was senior vice president and manager for the Energy Banking Group, First Interstate Bank of Denver, from 1983 to 1987.

     THOMAS J. MULKEY, 47, has been vice president -- marketing since August 1994. Prior to joining Apache, he was president and chief executive officer of Municipal Gas Authority of Georgia, Atlanta, Georgia, from 1988 to 1994, and vice president of marketing for El Paso Natural Gas Company, El Paso, Texas, from 1987 to 1988.

     ROGER B. PLANK, 38, has been vice president -- corporate planning since May 1994, and had been vice president -- external affairs of Apache since 1993. He was vice president -- corporate communications of Apache from 1987 to 1993, director -- corporate communications of Apache from 1985 to 1987, and an investment representative for Apache Programs, Inc., a wholly-owned subsidiary of Apache, from 1981 to 1985. Roger Plank is the son of Raymond Plank.

     FLOYD R. PRICE, 45, has been vice president -- international exploration and production since December 1994. He was exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for Apache's Midcontinent Region. Prior to that, Mr. Price was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.

     ROGER B. RICE, 50, has been vice president -- human resources and administration since December 1993, and was vice president -- human resources of Apache since 1992. He was managing consultant, Barton Raben, Inc., an executive search firm, from 1989 to 1992. Mr. Rice was a partner in Chancellor Properties, a real estate consulting firm, from 1986 to 1989, and was vice president -- administration for Superior Oil Company from 1980 to 1985.

     R. KENT SAMUEL, 41, has been controller and chief accounting officer since July 1994, and had been controller since joining Apache in April 1994. Prior to that, from 1993 to 1994, he was vice president and chief financial officer for Aquila Energy Corp., Omaha, Nebraska, and was vice president, finance and treasurer from 1991 to 1993, and controller from 1984 to 1991, for Pacific Enterprises Oil Company, Dallas, Texas.

SUMMARY COMPENSATION TABLE

     The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to Apache and its subsidiaries during the last three fiscal years, in accordance with Commission rules relating to disclosure of executive compensation. The persons included in this table are Apache's chief executive officer, the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and two individuals who would have been among the four other most highly compensated executive officers but for the fact that they were not serving as executive officers of Apache at the end of the last completed fiscal year.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                 ANNUAL COMPENSATION             ---------------
                                          ----------------------------------         AWARDS
                                                                      OTHER      ---------------     ALL
                                                                      ANNUAL       SECURITIES       OTHER
                                          SALARY        BONUS        COMPENSA-     UNDERLYING      COMPEN-
  NAME AND PRINCIPAL POSITION   YEAR        ($)        ($)(1)         TION($)    OPTIONS/SARS(#)  SATION($)
- ------------------------------- ----      -------      -------        ------     ---------------  ---------
Raymond Plank.................. 1994      614,588      353,500             0        30,000(2)     107,495(3)
  Chairman of the Board and     1993      604,168      283,200             0        45,000(2)     104,879(3)
  Chief Executive Officer       1992      650,015      243,800             0        50,000(2)     114,426(3)

G. Steven Farris............... 1994      281,253      160,600             0        65,000(2)      43,852(3)
  President and Chief Operating 1993      235,420      103,900             0        10,000(2)      42,703(3)
  Officer                       1992      225,000      110,300        37,283(4)     15,500(2)     367,409(5)

James R. Bauman................ 1994      176,250      170,000             0         7,500(2)      29,445(3)
  Senior Vice President,        1993      165,000       72,100             0         8,000(2)      29,844(3)
  Business Development          1992      160,000       77,400        32,830(4)     11,000(2)      44,413(6)

Mark A. Jackson................ 1994      180,000      102,800             0         7,600(2)      30,948(3)
  Vice President, Finance       1993      180,000       78,600             0         8,000(2)      31,212(3)
                                1992      160,000       77,200        34,614(4)     11,000(2)      91,877(7)

H. Craig Clark................. 1994      165,125      110,000             0         7,000(2)      51,159(8)
  Vice President, Domestic      1993      143,988       92,000             0         3,500(2)      29,086(3)
  Production                    1992      135,771      105,000             0         5,000(2)      25,966(3)

John L. Moran(9)............... 1994      175,000       23,991(10)         0         8,000(2)     479,433(11)
  Former Vice President,        1993      166,250       95,142(12)         0         8,000(2)      29,691(3)
  Business Development          1992      160,000      101,930(13)    61,901(4)     11,000(2)     135,383(14)

William J. Johnson(15)......... 1994      135,388            0             0             0        932,730(16)
  Former President and Chief    1993      350,016      153,700             0        20,000(2)      60,908(3)
  Operating Officer             1992      350,016      164,100             0        35,000(2)      65,618(3)

- ---------------

 (1) Includes amounts awarded under Apache's incentive compensation plan for performance in the year indicated.

 (2) Shares of Apache Common Stock subject to options awarded during 1994, 1993 and 1992. Such stock options were granted on May 5, 1994, May 6, 1993 and May 7, 1992, respectively, under the terms of the 1990 Stock Incentive Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options or the base price of stock appreciation rights previously awarded to any of the named executive officers.
                                             (Notes continued on following page)

 (3) Represents employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan.

 (4) Reimbursement for the payment of taxes on all reimbursed relocation expenses and relocation payments.

 (5) Includes $259,871 paid in connection with the Key Explorationist Participation Plan; $39,470 in employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $18,568 in aggregate relocation and temporary living expenses reimbursed in connection with Apache's move to Houston, Texas; a one-time relocation payment equal to $37,500; and reimbursed qualified real estate expenses equal to $12,000.

 (6) Includes $29,197 in employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and $15,216 aggregate relocation and temporary living expenses reimbursed in connection with Apache's move to Houston, Texas.

 (7) Includes $28,580 in employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $29,011 in aggregate relocation and temporary living expenses reimbursed in connection with Apache's move to Houston, Texas; a one-time relocation payment equal to $26,667; and reimbursed qualified real estate expenses equal to $7,619.

 (8) Includes $31,544 in employer contributions under Apache's Retirement/401(k) Savings Plan; and $19,615 for accrued, unused vacation.

 (9) Mr. Moran resigned effective December 31, 1994. Pursuant to the terms of Mr. Moran's consulting agreement, no amounts were paid under Apache's incentive compensation plan relating to 1994. See footnote (11) below. Stock options that were unexercisable as of December 31, 1994, were forfeited on that date. See "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(10) Represents an exploration override bonus.

(11) Includes $29,433 in employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and, pursuant to the terms of Mr. Moran's consulting agreement, the accrual of amounts aggregating $450,000 to be paid in 1995 and 1996, as described under "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(12) Includes $71,700 awarded under Apache's incentive compensation plan and an exploration override bonus of $23,442.

(13) Includes $77,600 awarded under Apache's incentive compensation plan and an exploration override bonus of $24,330.

(14) Includes $28,778 in employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; $59,552 in aggregate relocation and temporary living expenses reimbursed in connection with Apache's move to Houston, Texas; a one-time relocation payment equal to $26,667; and reimbursed qualified real estate expenses equal to $20,386.

(15) Mr. Johnson resigned effective April 28, 1994. His reported 1994 salary reflects four months of base salary prior to resignation, plus salary earned during the transition period from April 28, 1994 through May 15, 1994. Pursuant to the terms of Mr. Johnson's consulting agreement, no amounts were paid under Apache's incentive compensation plan relating to 1994. See footnote (16) below. Stock options that were unexercisable as of May 15, 1994, were forfeited on that date. See "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(16) Includes $49,807 in employer contributions under Apache's Retirement/401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan; and $26,923 for accrued, unused vacation. Also includes, pursuant to the terms of Mr. Johnson's consulting agreement, the accrual of monthly amounts aggregating approximately $856,000 to be paid over the period May 16, 1994 through April 28, 1996. See "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

OPTION/SAR GRANTS TABLE

     The table below provides supplemental information relating to Apache's grants of options during the previous fiscal year to the executive officers named in the Summary Compensation Table above, including the relative size of each grant, and each grant's exercise price and expiration date. There were no stock appreciation rights ("SARs") granted during the previous fiscal year. Also included in compliance with Commission rules on disclosure of executive compensation is information relating to the estimated present value of the options granted, based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the option values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                   ------------------------------------------------
                                                 PERCENT
                                                   OF
                                                  TOTAL
                                    NUMBERS    OPTIONS/SARS
                                      OF         GRANTED
                                   SECURITIES      TO
                                   UNDERLYING   EMPLOYEES     EXERCISE                   GRANT
                                  OPTIONS/SARS     IN          OR BASE                    DATE
                                    GRANTED      FISCAL         PRICE     EXPIRATION     PRESENT
              NAME                 (#)(1)(2)      YEAR        ($/SH)(3)      DATE      VALUE($)(4)
              ----                 ---------     -------      ---------    --------    -----------
Raymond Plank....................  30,000/0       8.01/0       26.875      5/4/2004      442,830
G. Steven Farris.................  65,000/0      17.35/0       26.875      5/4/2004      959,465
James R. Bauman..................   7,500/0       2.00/0       26.875      5/4/2004      110,708
Mark A. Jackson..................   7,600/0       2.03/0       26.875      5/4/2004      112,184
H. Craig Clark...................   7,000/0       1.87/0       26.875      5/4/2004      103,327
John L. Moran(5).................   8,000/0       2.14/0       26.875      5/4/2004      118,088
William J. Johnson...............       0/0        n/a          n/a          n/a           n/a

- ---------------

(1) Number of shares of Apache Common Stock subject to options granted May 5, 1994, under the terms of the 1990 Stock Incentive Plan (the "Incentive Plan"). Options are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment, and are not intended to qualify as incentive stock options under
    Section 422 of the Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery of already-owned shares of Apache Common Stock. Options granted under the Incentive Plan are subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of Apache.

    If there is a change in control of Apache, the management development and compensation committee may accelerate the exercise date of any outstanding options; make any outstanding options fully vested and exercisable; grant a cash bonus award to any option holder in an amount necessary to pay the exercise price of all or any portion of the options then held by the option holder; pay cash to any or all option holders (in exchange for the cancellation of their outstanding options) in an amount equal to the difference between the exercise price of the options and the greater of the tender offer price for the underlying stock or the fair market value of the stock on the date of the cancellations, or make any other adjustments or amendments to the outstanding options. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of Apache's outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of Apache's voting securities, Apache's board of directors by majority vote designates the person, partnership or corporation as an approved acquirer and resolves that a change in control will not have occurred.

(2) There were no adjustments or amendments during 1994 to the exercise price of stock options or the base price of stock appreciation rights previously awarded to any of the named executive officers.

                                             (Notes continued on following page)

(3) Based on the closing market price per share of Apache Common Stock on the date of grant, as reported on the NYSE Composite Tape.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, using the following assumptions:
    volatility -- 37.16 percent; risk free rate of return -- 7.16 percent; dividend yield -- 1.04 percent; and time of exercise -- end of term. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5) Options granted to Mr. Moran during 1994 were forfeited upon his resignation effective December 31, 1994.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The table below provides supplemental information relating to the value realized upon the exercise of stock options and the settlement of SARs during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options and SARs held at year-end. Year-end values are based arbitrarily on Apache's stock price at December 30, 1994, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options and settlement of remaining SARs, and should not be considered indicative of future stock performance. No SARs remained outstanding at year-end.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF           VALUE OF
                                                                  SECURITIES         UNEXERCISED
                                                                  UNDERLYING         IN-THE-MONEY
                                                                  UNEXERCISED        OPTIONS/SARS
                                   SHARES                        OPTIONS/SARS         AT FY-END
                                   ACQUIRED                      AT FY-END(#)        ------------
                                     ON              VALUE       ------------        EXERCISABLE/
                                   EXERCISE        REALIZED      EXERCISABLE/       UNEXERCISABLE
              NAME                 (#)(1)           ($)(2)       UNEXERCISABLE          ($)(3)
- ---------------------------------  -------         ---------     -------------     ----------------
Raymond Plank
  Options........................    5,000            46,875     21,250/88,750      90,000/225,000
  SARs...........................   50,000(4)        288,440          0/0                0/0
G. Steven Farris
  Options........................        0                 0     28,250/86,250     272,250/137,250
  SARs...........................        0                 0          0/0                0/0
James R. Bauman
  Options........................        0                 0     30,250/23,250     246,688/97,313
  SARs...........................   10,000(4)         57,688          0/0                0/0
Mark A. Jackson
  Options........................        0                 0     30,250/23,350     246,688/97,313
  SARs...........................   10,000(4)         57,688          0/0                0/0
H. Craig Clark
  Options........................        0                 0     4,625/12,125       24,688/22,500
  SARs...........................    5,000(4)         28,844          0/0                0/0
John Moran
  Options(5).....................        0                 0     26,000/0          237,438/0
  SAR............................    5,000(4)         28,844          0/0                0/0
William J. Johnson
  Options........................  172,500         2,365,625          0/0                0/0
  SARs...........................  100,000(4)      1,377,500          0/0                0/0

                                                   (See notes on following page)

- ---------------

(1) Number of shares with respect to which stock options were exercised during 1994, or number of units with respect to which SARs were settled during 1994.

(2) Fair market value on date of exercise or date of settlement minus the exercise price of stock options or the base price of SARs.

(3) Based on the closing market price of $25.00 per share of Apache Common Stock as reported on the NYSE Composite Tape for December 30, 1994.

(4) These SARs did not have a discretionary exercise feature; they were settled in cash on a certain vesting date as specified at the time of grant.

(5) Mr. Moran resigned effective December 31, 1994. Stock options that were unexercisable as of December 31, 1994 were forfeited on that date.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Raymond Plank serves Apache under an employment agreement entered into on December 3, 1975, and amended and restated in 1990. The agreement has an undefined term and is terminable at will by Apache's board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as director and chief executive officer is terminated by the board of directors, Mr. Plank will serve as an advisor and consultant to Apache for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement, and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank which pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of Apache's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, an amount equal to two times his then-current annual executive or advisory compensation, as appropriate, shall be paid to (i) his surviving spouse in equal monthly installments over five years, or (ii) if he has no surviving spouse, in a lump sum to his estate.

     Mr. Farris serves Apache pursuant to an employment agreement, dated June 6, 1988, under which he receives a current annual salary of $350,000. The agreement has an undefined term and may be terminated by either Apache or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Apache executives, Mr. Farris will receive, for 36 months thereafter, (i) an amount equal to his base salary as it existed 60 days prior to termination and (ii) 50 percent of the maximum amount for which he qualified under Apache's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of Apache's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

     Prior to his resignation on April 28, 1994, Mr. Johnson served as Apache's president and chief operating officer pursuant to a five-year employment agreement entered into during March 1991. Under the agreement, Mr. Johnson's starting base salary was $350,000, subject to review annually by the board of directors, and he received a $350,000 starting bonus in 1991. The agreement provided that Mr. Johnson would receive an annual retirement benefit for 20 years substantially as described below, and that Mr. Johnson and his spouse would receive health, dental and vision benefits for the remainder of his life. Pursuant to the agreement, if Mr. Johnson's employment was terminated without cause, he would receive 125 percent of his base salary for two years or until the expiration of the agreement, whichever occurred later. Apache's continuing obligations under Mr. Johnson's employment agreement are provided for in the consulting agreement described below.

     Mr. Johnson and Apache entered into a consulting agreement, effective April 28, 1994, which provided for the termination of his employment agreement and his subsequent retention as a consultant. Under the terms of this consulting agreement, Mr. Johnson agreed to serve as a temporary, non-executive employee during a transition period from April 28, 1994 through May 15, 1994, and received compensation at the rate of

$36,460 per month prorated by day. At Apache's request, Mr. Johnson agreed to serve Apache in a non-executive, consulting capacity from May 16, 1994 through April 28, 1996, and will receive during that period monthly payments of $36,460, or an aggregate of approximately $856,000. During the consulting period, Mr. Johnson receives medical, dental, vision, life insurance and disability benefits on the same terms as are extended to Apache's executives.

     Mr. Johnson's consulting agreement provides that, beginning at age 65, he will receive an annual retirement benefit for 20 years equal to two-thirds of his last annual salary (which was $350,000 in 1994), less (i) the sum of any payments he receives under the retirement plans of his former employers, (ii) the annual equivalent of pension income from Apache's contributions on his behalf to Apache's Retirement/401(k) Savings Plan, (iii) social security benefits, and (iv) $1,500 per month. In the event of Mr. Johnson's death during the 20-year period, his surviving spouse will continue to receive 50 percent of his retirement benefits for the lesser of the balance of the 20 years or the remainder of her life. Also beginning at age 65, Mr. Johnson and his spouse will receive, for the remainder of his life, medical insurance under the coverage then being provided to Apache's employees.

     Mr. Moran resigned as Apache's vice president -- business development on December 31, 1994. Mr. Moran and Apache entered into a consulting agreement, effective January 1, 1995, whereby he has agreed to serve Apache in a non-executive, consulting capacity through December 31, 1995. Under the terms of the agreement, Mr. Moran received a consulting payment of $225,000 on January 31, 1995, and will receive a second consulting payment of $225,000 on or about January 15, 1996. During the consulting period, Mr. Moran also receives medical, dental and life insurance benefits on the same terms as are extended to Apache's executives.

     In addition to the foregoing, Apache has established an income continuance plan, pursuant to which all officers of Apache, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served Apache for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from Apache for up to two years if their employment is terminated as a result of a "change in control" of Apache, as defined in the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Frederick M. Bohen, Virgil B. Day, John A. Kocur and Joseph A. Rice served on the management development and compensation committee of Apache for the past fiscal year.

     Mr. Kocur, a member of the committee since September 1991 and a director of Apache since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur and his spouse receive health, dental and vision benefits throughout his life. Following the resignation of Apache's senior vice president and general counsel in November 1993, Mr. Kocur agreed to provide consulting services to Apache's legal department until a new general counsel could be recruited. As a consultant during the interim period ending in March 1994, Mr. Kocur received an amount equal to his monthly base salary in effect at the time of his retirement in 1991, or a total of $125,000, which was paid at the conclusion of the arrangement.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     The law firm of Vedder, Price, Kaufman, Kammholz & Day, of which Mr. Day, a director of Apache, is a senior partner, was retained by Apache during 1994 to provide certain legal services and was paid approximately $72,000 by Apache during 1994.

     Mr. Kocur, who was an executive officer of Apache until his retirement in 1991, also served Apache in a non-executive, consulting capacity during 1994. See "-- Compensation Committee Interlocks and Insider Participation."

     Mr. Johnson, who is one of the persons named in the Summary Compensation Table above, serves Apache as a consultant pursuant to an agreement effective April 28, 1994. See "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Mr. Moran, who is one of the persons named in the Summary Compensation Table above, serves Apache as a consultant pursuant to an agreement effective January 1, 1995. See "-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Apache contributed 240,000 shares of Apache Common Stock to the Ucross Foundation, a public charitable foundation incorporated under the laws of the State of Wyoming, and an entity exempt from tax under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Prior to the contributions, these shares were held by Apache as treasury stock. Mr. Plank and Mr. Bauman, two of the persons named in the Summary Compensation Table above, serve as members of the board of trustees and as officers of the Ucross Foundation, for which they receive no compensation. Apache entered into a stock purchase agreement with the Ucross Foundation, dated as of January 18, 1995, whereby Apache sold to the Ucross Foundation all of the issued and outstanding capital stock of Ucross Land Company, a corporation formed under the laws of the State of Delaware, for a sale price of $4,576,315. Ucross Land Company is the holder of certain real property and fixed assets located in Johnson and Sheridan Counties, Wyoming, and was, prior to the closing of this transaction, a wholly owned subsidiary of Apache. The sale price was determined using a marketing analysis dated July 30, 1994 and an appraisal dated November 30, 1994, both prepared by Agricultural and Land Professionals, Inc., Lakewood, Colorado, and the balance sheet of Ucross Land Company. Mr. Plank and Mr. Bauman, two of the persons named in the Summary Compensation Table above, serve as members of the board of trustees and as officers of the Ucross Foundation, for which they receive no compensation.

                      DESCRIPTION OF APACHE CAPITAL STOCK

     At the Record Date, Apache's authorized capital stock consists of 5,000,000 shares of preferred stock, none of which were outstanding, and 215,000,000 shares of Apache Common Stock, of which 61,473,873 were outstanding.

     The descriptions set forth below of the Apache Common Stock, preferred stock and Rights constitute brief summaries of certain provisions of Apache's Charter and Apache's Bylaws and the Rights Agreement between Apache and First Trust Company, Inc., and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and are incorporated herein by reference.

APACHE COMMON STOCK

     All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

     Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     Apache's current policy is to reserve one share of Apache Common Stock for each share issued in order to provide for possible exercises of Rights under Apache's existing Rights Agreement.

     The currently outstanding Apache Common Stock and the Rights under Apache's existing Rights Agreement are listed on the NYSE and the CSE.

     Norwest Bank Minnesota, National Association, is the transfer agent and registrar for Apache Common Stock.

     Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

RIGHTS

     On January 10, 1986, the Board of Directors declared a dividend of one right to purchase one share of Apache Common Stock at $50 per share (subject to adjustment) on each outstanding share of Apache Common Stock (the "Rights"). The Rights are exercisable only after a person (other than Apache or its employee benefit plans), together with all persons acting in concert with it, has acquired 20 percent or more of the Apache Common Stock, or has commenced a tender offer for 30 percent or more of the Apache Common Stock. If Apache or a 20 percent stockholder of Apache engages in certain transactions, the Rights become exercisable for Apache Common Stock or common stock of a corporation acquiring Apache (as the case may be). See "Comparative Rights of Apache and DEKALB Stockholders -- Certain Anti-takeover Provisions." Apache may redeem the Rights at a specified price at any time until ten business days after public announcement that a person has acquired 20 percent or more of the outstanding shares of Apache Common Stock. The Rights will expire on January 31, 1996, unless earlier redeemed by Apache. Unless the Rights have been previously redeemed, all shares of Apache Common Stock will include Rights, including the Apache Common Stock issuable in connection with the Merger.

PREFERRED STOCK

     No preferred stock is outstanding. Shares of preferred stock may be issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issue on such stock adopted by the Board of Directors. Apache has no current plans to issue any preferred stock.

              COMPARATIVE RIGHTS OF APACHE AND DEKALB STOCKHOLDERS

     If the Merger is consummated, the stockholders of DEKALB will become stockholders of Apache. The rights of the stockholders of both Apache and DEKALB are governed by and subject to the provisions of the DGCL. The rights of current DEKALB stockholders following the Merger will be governed by Apache's Charter and Apache's Bylaws rather than the provisions of DEKALB's Charter and DEKALB's Bylaws. The following is a brief summary of certain differences between the rights of Apache stockholders and the rights of DEKALB stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL and to Apache's Charter, Apache's Bylaws, DEKALB's Charter and DEKALB's Bylaws, all of which are incorporated herein by reference.

NUMBER AND CLASSIFICATION OF BOARD OF DIRECTORS

     Both Apache and DEKALB have boards of directors divided into three classes, with directors serving staggered three-year terms. Apache's Charter also provides that the number of directors shall be fixed from time to time by the Board of Directors of Apache, but may not consist of less than three persons. Currently, the number of Apache directors is 12, and the number of DEKALB directors is six.

POWER TO CALL SPECIAL MEETINGS

     Apache's Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, and shall be called by the Chairman of the Board or the Secretary upon the request of a majority of directors. DEKALB's Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, and shall be called by the Secretary at the request of a majority of the Board of Directors.

VOTING RIGHTS

     Under DEKALB's Charter, holders of DEKALB Class B Stock have no voting rights except as otherwise required by applicable law. Holders of Apache Common Stock and DEKALB Class A Stock are entitled to full voting rights, with one vote for each share held of record on all matters submitted to a vote of stockholders.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Apache's Charter contains certain provisions that require that a higher percentage of stockholders approve certain transactions than would otherwise be required under the DGCL, subject to certain exceptions. See below "-- Certain Anti-takeover Provisions." DEKALB's Charter does not contain similar provisions.

DISSENTERS' RIGHTS OF APPRAISAL

     The holders of Apache Common Stock will not, in the event of a merger or consolidation in which Apache is not the survivor, be entitled to dissenters' rights of appraisal under Section 262(b)(1) of the DGCL by virtue of being listed on a national securities exchange. As in the case of the Merger, holders of DEKALB Class A Stock would have dissenters' rights of appraisal under the DGCL as to their shares of DEKALB Class A Stock. Holders of DEKALB Class B Stock, however, do not have such dissenters' rights.

ACTION BY WRITTEN CONSENT

     Apache's Bylaws do not permit action to be taken by stockholders without a meeting. DEKALB's Bylaws permit action to be taken without a meeting if a written consent in lieu of a meeting is signed by all stockholders entitled to vote at the meeting.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Rights. If Apache engages in certain business combinations or a 20 percent stockholder engages in certain transactions with Apache, the Rights become exercisable for the Apache Common Stock or common stock of the corporation acquiring Apache (as the case may be) at 50 percent of the then market price. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the Apache Common Stock and who engages in certain transactions or realized the benefits of certain transactions with Apache will become void. See "Description of Apache Capital Stock -- Rights."

     Provisions of Certain Debt. Upon a change in control of Apache, certain indentures and other agreements obligate Apache to purchase or redeem certain series of the debt securities at their face amount. Those provisions might have the effect of reducing the economic benefit to be derived by a third party from acquiring control of Apache.

     Apache's Charter. Apache's Charter includes provisions designed to prevent the use of certain tactics in connection with a potential takeover of Apache. Article Twelve of Apache's Charter generally stipulates that the affirmative vote of 80 percent of Apache's voting shares is required to adopt any agreement for the merger or consolidation of Apache with or into any other corporation which is the beneficial owner of five percent or more of Apache's voting shares. Article Twelve further provides that such an 80 percent approval is necessary to authorize any sale or lease of assets between Apache and any beneficial holder of five percent or more of Apache's voting shares. Article Fourteen of Apache's Charter contains a "fair price" provision which requires that any tender offer made by a beneficial owner of more than five percent of the outstanding voting stock of Apache in connection with any plan of merger, consolidation or reorganization, any sale or lease of substantially all of Apache's assets, or any issuance of equity securities of Apache to the five percent stockholder must provide at least as favorable terms to each holder of Apache Common Stock other than the stockholder making the tender offer. Article Fifteen of Apache's Charter contains an "anti-greenmail" mechanism which prohibits Apache from acquiring any voting stock from the beneficial owner of more than five percent of the outstanding voting stock of Apache, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms, and conditions, acquisitions in compliance with Rule 10b-18 of the Exchange Act, and acquisitions at a price not exceeding the market value per share. Article Sixteen of Apache's Charter prohibits the stockholders of Apache from acting by written consent in lieu of a meeting.

     DEKALB's Charter. DEKALB's Charter includes a provision which permits directors, when considering a third party proposal to acquire DEKALB to consider the effect thereof on DEKALB's employees, the communities in which it operates, its customers and other non-economic factors in determining whether to accept any such proposal. Apache's Charter does not contain any such provision.

                       INDEPENDENT CHARTERED ACCOUNTANTS

     It is expected that representatives of Coopers & Lybrand, DEKALB's Independent Chartered Accountants, will be present at the Special Meeting to respond to appropriate questions of DEKALB stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the issuance of the Apache Common Stock offered hereby has been passed upon for Apache by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas. Certain United States tax consequences of the Merger have been passed upon for Apache by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, and for DEKALB by Sidley & Austin, Chicago, Illinois. Certain Canadian tax consequences of the Merger have been passed upon for Apache by Bennett Jones Verchere, Calgary, Alberta, and for DEKALB by Howard, Mackie, Calgary, Alberta.

                                    EXPERTS

     The audited consolidated financial statements of Apache incorporated by reference in this registration statement and the audited Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated or included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements and schedules of DEKALB incorporated by reference in this registration statement have been audited by Coopers & Lybrand, Chartered Accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The information incorporated by reference herein regarding the total proved reserves of Apache has been prepared by Apache and reviewed by Ryder Scott as stated in their letter report dated January 20, 1995. The information incorporated by reference herein regarding the total proved reserves of DEKALB has been prepared by DEKALB and reviewed by Ryder Scott as stated in their letter report dated February 6, 1995.

                            STOCKHOLDERS' PROPOSALS

     If the Merger is not consummated, any proposals of stockholders of DEKALB intended to be presented at the Annual Meeting of Stockholders of DEKALB to be held in 1995 must have been received by DEKALB, addressed to the Secretary, John
H. Witmer, Jr., no later than November 25, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                   APPENDIX I

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               APACHE CORPORATION

                              XPX ACQUISITIONS, INC.

                                      AND

                             DEKALB ENERGY COMPANY

                                TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
ARTICLE I -- THE MERGER...............................................................   AI-2
  Section 1.1   The Merger............................................................   AI-2
  Section 1.2   Effective Time........................................................   AI-2
  Section 1.3   Effects of the Merger.................................................   AI-2
  Section 1.4   Certificate of Incorporation and By-laws; Directors and Officers of
                  Surviving Corporation...............................................   AI-2
  Section 1.5   Conversion of Securities..............................................   AI-2
  Section 1.6   Parent to Make Certificates Available.................................   AI-3
  Section 1.7   Dividends; Taxes......................................................   AI-3
  Section 1.8   No Fractional Securities..............................................   AI-4
  Section 1.9   Return of Exchange Fund and Fractional Cash Fund or Fractional
                  Securities Fund.....................................................   AI-5
  Section 1.10  Adjustment of Exchange Ratio..........................................   AI-5
  Section 1.11  Dissenting Shares.....................................................   AI-5
  Section 1.12  No Further Ownership Rights in Company Stock..........................   AI-5
  Section 1.13  Closing of Company Transfer Books.....................................   AI-5
  Section 1.14  Closing...............................................................   AI-5

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF PARENT................................   AI-6
  Section 2.1   Organization, Standing and Power......................................   AI-6
  Section 2.2   Capital Structure.....................................................   AI-6
  Section 2.3   Authority; Non-Contravention..........................................   AI-6
  Section 2.4   SEC Documents.........................................................   AI-7
  Section 2.5   Absence of Material Adverse Change....................................   AI-8
  Section 2.6   Litigation............................................................   AI-8
  Section 2.7   Brokers...............................................................   AI-8
  Section 2.8   Benefit Plans; ERISA Compliance.......................................   AI-8
  Section 2.9   Director, Officer and Employee Agreements.............................  AI-10
  Section 2.10  Certain Business Practices............................................  AI-10
  Section 2.11  Insider Interests.....................................................  AI-10
  Section 2.12  Compliance with Laws..................................................  AI-10
  Section 2.13  Intellectual Property.................................................  AI-10
  Section 2.14  Labor Matters.........................................................  AI-11
  Section 2.15  Insurance.............................................................  AI-11
  Section 2.16  Condition of Assets...................................................  AI-11
  Section 2.17  Environmental Matters.................................................  AI-11
  Section 2.18  Tax Matters...........................................................  AI-11
  Section 2.19  Tax-Free Reorganization...............................................  AI-12
  Section 2.20  Internal Financial Report.............................................  AI-13
  Section 2.21  Undisclosed Liabilities...............................................  AI-13
  Section 2.22  No Stock Ownership in Company.........................................  AI-13
  Section 2.23  No Misrepresentation..................................................  AI-13

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................  AI-13
  Section 3.1   Organization, Standing and Power......................................  AI-13
  Section 3.2   Capital Structure.....................................................  AI-14
  Section 3.3   Authority; Non-Contravention..........................................  AI-14
  Section 3.4   SEC Documents.........................................................  AI-15
  Section 3.5   Absence of Certain Changes or Events..................................  AI-15
  Section 3.6   Litigation............................................................  AI-16
  Section 3.7   Brokers...............................................................  AI-16
  Section 3.8   Benefit Plans; ERISA Compliance.......................................  AI-16
  Section 3.9   Director, Officer and Employee Agreements.............................  AI-18
  Section 3.10  Certain Business Practices............................................  AI-19
  Section 3.11  No Excess Parachute Payments or Compensation..........................  AI-19

                                                                                        PAGE
                                                                                        -----
  Section 3.12  Insider Interests.....................................................  AI-19
  Section 3.13  Compliance with Laws..................................................  AI-19
  Section 3.14  Intellectual Property.................................................  AI-19
  Section 3.15  Labor Matters.........................................................  AI-20
  Section 3.16  Insurance.............................................................  AI-20
  Section 3.17  Property Records and Title............................................  AI-20
  Section 3.18  Contracts.............................................................  AI-22
  Section 3.19  Condition of Assets...................................................  AI-23
  Section 3.20  Environmental Matters.................................................  AI-23
  Section 3.21  Tax Matters...........................................................  AI-23
  Section 3.22  Tax-Free Reorganization...............................................  AI-24
  Section 3.23  Hedging...............................................................  AI-25
  Section 3.24  Accounts Receivable...................................................  AI-25
  Section 3.25  Internal Financial Report.............................................  AI-25
  Section 3.26  Undisclosed Liabilities...............................................  AI-25
  Section 3.27  Takeover Defense Mechanisms...........................................  AI-25
  Section 3.28  Fairness Opinion......................................................  AI-25
  Section 3.29  No Misrepresentation..................................................  AI-25

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES REGARDING SUB............................  AI-26
  Section 4.1   Organization and Standing.............................................  AI-26
  Section 4.2   Capital Structure.....................................................  AI-26
  Section 4.3   Authority.............................................................  AI-26

ARTICLE V -- COVENANTS RELATING TO CONDUCT OF BUSINESS................................  AI-26
  Section 5.1   Conduct of Business by the Company and Parent Pending the Merger......  AI-26
  Section 5.2   No Solicitation.......................................................  AI-28
  Section 5.3   Pooling of Interests; Reorganization..................................  AI-28
  Section 5.4   Conduct of Business of Sub Pending the Merger.........................  AI-29
  Section 5.5   Notices of Certain Events.............................................  AI-29

ARTICLE VI -- ADDITIONAL AGREEMENTS...................................................  AI-29
  Section 6.1   Company Stockholder Approval..........................................  AI-29
  Section 6.2   Registration Statement; Proxy Statement...............................  AI-29
  Section 6.3   Access to Information; Confidentiality; Standstill....................  AI-30
  Section 6.4   Compliance with the Securities Act; Pooling...........................  AI-32
  Section 6.5   Stock Exchange Listing................................................  AI-32
  Section 6.6   Fees and Expenses.....................................................  AI-32
  Section 6.7   Company Stock Options.................................................  AI-32
  Section 6.8   Reasonable Efforts....................................................  AI-33
  Section 6.9   Public Announcements..................................................  AI-33
  Section 6.10  State Takeover Laws...................................................  AI-33
  Section 6.11  Directors and Officers Insurance; Indemnification.....................  AI-33
  Section 6.12  Employee Benefits.....................................................  AI-34
  Section 6.13  Retention Bonuses; Severance Policy...................................  AI-34
  Section 6.14  Signatory Stockholder Notice..........................................  AI-34
  Section 6.15  Reserve Reports.......................................................  AI-34
  Section 6.16  Accrual of Expenses...................................................  AI-35
  Section 6.17  Publication of Financials.............................................  AI-35
  Section 6.18  Capital Budget........................................................  AI-35

ARTICLE VII -- CONDITIONS PRECEDENT TO THE MERGER.....................................  AI-35
  Section 7.1   Conditions to Each Party's Obligation to Effect the Merger............  AI-35
  Section 7.2   Conditions to Obligation of the Company to Effect the Merger..........  AI-35
  Section 7.3   Conditions to Obligations of Parent and Sub to Effect the Merger......  AI-38

                                                                                        PAGE
                                                                                        -----
ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER.....................................  AI-41
  Section 8.1   Termination...........................................................  AI-41
  Section 8.2   Effect of Termination.................................................  AI-42
  Section 8.3   Amendment.............................................................  AI-42
  Section 8.4   Waiver................................................................  AI-42

ARTICLE IX -- GENERAL PROVISIONS......................................................  AI-42
  Section 9.1   Non-Survival of Representations and Warranties........................  AI-42
  Section 9.2   Written Notices.......................................................  AI-42
  Section 9.3   Interpretation........................................................  AI-43
  Section 9.4   Counterparts..........................................................  AI-43
  Section 9.5   Entire Agreement; No Third-Party Beneficiaries........................  AI-43
  Section 9.6   Governing Law and Jurisdiction........................................  AI-43
  Section 9.7   Assignment............................................................  AI-44
  Section 9.8   Severability..........................................................  AI-44
  Section 9.9   Enforcement of this Agreement.........................................  AI-44
  Section 9.10  Further Assurances....................................................  AI-44

                             EXHIBITS AND SCHEDULES

EXHIBIT A -- AFFILIATE AGREEMENT

                                  DEFINITIONS

DEFINED TERM                                                                        SECTION
- ------------                                                                      ------------
"Affiliate Agreements"...........................................................          6.4
"Agreement"......................................................................     Recitals
"Aries Database".................................................................         3.17
"Assumed Option".................................................................          6.7
"Benefit Plans"..................................................................  2.8 and 3.8
"Certificate of Merger"..........................................................          1.2
"Certificates"...................................................................          1.6
"Closing"........................................................................         1.14
"Code"...........................................................................     Recitals
"Commonly Controlled Entity".....................................................          2.8
"Company"........................................................................     Recitals
"Company Class A Stock"..........................................................     Recitals
"Company Class B Stock"..........................................................     Recitals
"Company Disclosure Schedule"....................................................          3.1
"Company Group"..................................................................         3.21
"Company Land Records"...........................................................         3.17
"Company Permits"................................................................         3.13
"Company Preferred Stock"........................................................          3.2
"Company Representatives"........................................................          5.2
"Company SEC Documents"..........................................................          3.4
"Company Stock"..................................................................     Recitals
"Company Stock Option"...........................................................          6.7
"Competition Act"................................................................          2.3
"Confidential Information".......................................................          6.3
"Constituent Corporations".......................................................     Recitals
"D&O Insurance"..................................................................         6.11
"DGCL"...........................................................................          1.1
"Disclosing Party"...............................................................          6.3
"Dissenting Shares"..............................................................         1.11
"Effective Date".................................................................          1.2
"Effective Time".................................................................          1.2
"Environmental Laws".............................................................         2.17
"Environmental Liabilities"......................................................         3.20
"ERISA"..........................................................................          2.8
"Excess Shares"..................................................................          1.8
"Exchange Act"...................................................................          2.3
"Exchange Agent".................................................................          1.6
"Exchange Fund"..................................................................          1.6
"Exchange Ratio".................................................................          1.5
"Fractional Cash Fund"...........................................................          1.8
"Fractional Securities Fund".....................................................          1.8
"GAAP"...........................................................................         6.16
"Good and Defensible Title"......................................................         3.17
"Governmental Entity"............................................................          2.3
"HSR Act"........................................................................          2.3
"Hydrocarbons"...................................................................         3.17
"Intellectual Property"..........................................................         2.13
"Investment Canada Act"..........................................................          2.3
"IRS"............................................................................          2.8
"Lands"..........................................................................         3.17

DEFINED TERM                                                                        SECTION
- ------------                                                                      ------------
"Leases".........................................................................         3.17
"Market Price"...................................................................          1.5
"Material Adverse Change"........................................................          2.1
"Material Adverse Effect"........................................................          2.1
"Merger".........................................................................     Recitals
"1994 Capital Budget"............................................................          3.5
"NYSE"...........................................................................          1.5
"Parent".........................................................................     Recitals
"Parent Common Stock"............................................................     Recitals
"Parent Derivative Securities"...................................................          2.2
"Parent Disclosure Schedule".....................................................          2.1
"Parent Group"...................................................................         2.18
"Parent Permits".................................................................         2.12
"Parent Preferred Stock".........................................................          2.2
"Parent SEC Documents"...........................................................          2.4
"Parent Subsidiaries"............................................................         2.18
"PBGC"...........................................................................          2.8
"Pension Plans"..................................................................  2.8 and 3.8
"Permitted Encumbrances".........................................................         3.17
"Pollutants".....................................................................         2.17
"Properties".....................................................................         3.17
"Proprietary Information"........................................................          6.3
"Proxy Statement"................................................................          6.2
"Proxy Statement/Prospectus".....................................................          6.2
"Receiving Party"................................................................          6.3
"Registration Statement".........................................................          2.3
"Relevant Categories"............................................................         3.17
"Representatives"................................................................          6.3
"Ryder Scott"....................................................................         6.15
"SEC"............................................................................          2.3
"Securities Act".................................................................          2.2
"Signatory Stockholders".........................................................     Recitals
"Stockholder Meeting"............................................................          6.1
"Stockholder Agreements".........................................................     Recitals
"Sub"............................................................................     Recitals
"Subsidiary".....................................................................          2.1
"Surviving Corporation"..........................................................          1.1
"Takeover Proposal"..............................................................          5.2
"Tax," "Taxes" and "Taxable".....................................................         2.18
"Tax Return".....................................................................         2.18
"Units"..........................................................................         3.17
"Welfare Plans"..................................................................          3.8
"Wells"..........................................................................         3.17
"WI".............................................................................         3.17

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1994 (as amended and restated to make certain amendments to Section 1.5(b), this "Agreement"), among Apache Corporation, a Delaware corporation ("Parent"), XPX Acquisitions, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and DEKALB Energy Company, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement providing for the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of voting Class A Stock, no par value, of the Company (the "Company Class A Stock") and each issued and outstanding share of Class B (nonvoting) Stock, no par value, of the Company (the "Company Class B Stock" and, together with the Company Class A Stock, the "Company Stock") not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $1.25 per share, of Parent ("Parent Common Stock");

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with, in furtherance of and otherwise in the best interests of the Company and its holders of Company Class A Stock and Company Class B Stock and has approved and adopted this Agreement and the Merger and other transactions contemplated hereby, and recommended approval and adoption of this Agreement by the holders of the Company Class A Stock;

     WHEREAS, the Board of Directors of the Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of and is fair to, and in the best interests of, the Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, as a condition to the willingness of Parent and Sub to enter into this Agreement, (i) Parent has required that certain stockholders holding a majority of the Company Class A Stock (the "Signatory Stockholders") agree, and in order to induce Parent and Sub to enter into this Agreement the Signatory Stockholders have agreed, to vote in favor of the Merger and to take and refrain from taking certain actions pursuant to those certain Stockholders Agreements of even date herewith (the "Stockholder Agreements") and (ii) Parent has required that certain persons who may be deemed to be "affiliates" of the Company enter into certain Affiliate Agreements (as defined below) and Parent has received or will receive such Affiliate Agreements;

     WHEREAS, the Board of Directors of Sub, the Board of Directors of Parent and Parent, as the sole stockholder of Sub, have approved and adopted this Agreement;

     WHEREAS, for United States income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and shall not give rise to any liability of the Company under the Income Tax Act (Canada);

     WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time and "Effective Date" shall mean the later of the date at which the Certificate of Merger is accepted for record or such later time so established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

     SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 251 of the DGCL.

     SECTION 1.4 Certificate of Incorporation and By-laws; Directors and Officers of Surviving Corporation. (a) The Certificate of Incorporation and By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified. The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation.

     SECTION 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the
Company:

          (a) All shares of Company Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary (as defined below) of the Company and any shares of Company Stock owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor; provided, however, that the 220,000 shares of Company Class B Stock held by DEKALB Energy Canada Ltd. shall remain outstanding and not be converted into shares of Parent Common Stock pursuant to Section 1.5(c) below.

          (b) Each of the 1,000 issued and outstanding shares of capital stock of Sub shall be converted into and become (i) a number of full and fractional fully paid and nonassessable shares of Class A Stock, no par value, of the Surviving Corporation equal to the quotient of (x) the number of shares of Company Class A Stock outstanding immediately prior to the Effective Time divided by (y) 1,000 and (ii) a number of full and fractional fully paid and nonassessable shares of Class B (nonvoting) Stock, no par value, of the Surviving Corporation equal to the quotient of
     (I) the number of shares of Company Class B Stock outstanding immediately prior to the Effective Time, exclusive of the 220,000 shares of Company Class B Stock held by DEKALB Energy Canada Ltd., divided by (II) 1,000.

          (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or to remain outstanding as provided by and in accordance with Section 1.5(a)) shall be converted into 0.85 shares of validly issued, fully paid and nonassessable shares of Parent Common Stock; provided, however, that if the "Market Price" (as defined below) of Parent Common Stock is less than $30.00, such 0.85 exchange ratio shall be automatically increased by an amount (computed to the nearest ten-thousandth) equal to (i) 0.0125 multiplied by (ii) the difference between $30.00 and the Market Price; and provided further, that the resulting number shall in no event be greater than 0.90 (in any case, the "Exchange Ratio"). All such shares of Company Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate (as defined below) representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 1.7 and shares of Parent Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate in accordance with Section 1.6.

          (d) "Market Price" shall mean the average of the per share closing prices of Parent Common Stock as reported on The New York Stock Exchange, Inc. ("NYSE") Composite Transactions Reporting System during the 10 consecutive trading days ending on (and including) the third trading day prior to the Effective Time.

     SECTION 1.6 Parent to Make Certificates Available.

     (a) Exchange of Certificates. Parent shall authorize a commercial bank (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent in trust for the holders of certificates which immediately prior to the Effective Time represented shares of Company Stock (the "Certificates") certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Stock.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted pursuant to Section 1.5 into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article I, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.6, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the certificate representing the appropriate number of shares of Parent Common Stock, cash in lieu of fractional shares as contemplated by Section 1.8 and certain dividends and other distributions as contemplated by Section 1.7. Notwithstanding the foregoing, no party hereto (or the Exchange Agent) shall be liable to any former holder of Company Stock for any cash, Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to requirements of applicable abandoned property, escheat or similar laws. Parent (or the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Stock such amounts as Parent (or any affiliate thereof or the Exchange Agent) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, Canadian, territorial, provincial or other foreign tax law. To the extent that amounts are so withheld or deducted by Parent (or the Exchange Agent), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Stock in respect of which such deduction and withholding was made.

     SECTION 1.7 Dividends; Taxes. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the

Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section
1.8 until such holder of such Certificate shall so surrender such Certificates. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent (or the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former stockholder of the Company such amount as Parent (or any affiliate thereof or the Exchange Agent) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, Canadian, territorial, provincial or other foreign tax law. To the extent that amounts are so withheld or deducted by Parent (or the Exchange Agent), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former stockholder of the Company in respect of which such deduction and withholding was made.

     SECTION 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Company Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will at the option of Parent either:

          (i) be paid an amount in cash determined by multiplying (a) the Market Price by (b) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash, if any, necessary to make such payments (the "Fractional Cash Fund"); or

          (ii) be paid an amount in cash in accordance with the provisions of this Section 1.8 representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed as soon as practicable (but in all events in time to permit the proceeds to be delivered together with the certificates representing Parent Common Stock issued in the Merger) on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Stock, the Exchange Agent will hold such proceeds in trust (the "Fractional Securities Fund") for the holders of Company Stock entitled thereto. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion, if any, of the Fractional Securities Fund to which each holder of Company Stock shall be entitled by multiplying the amount of the aggregate net proceeds comprising the Fractional Securities Fund by a fraction, the numerator of which is the amount of the fractional Parent Common Stock to which such holder of Company Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Stock are entitled.

As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Company Stock without interest. All payments pursuant to this Section
1.8 and any other provisions of this Agreement shall be made in U.S. dollars.

     SECTION 1.9 Return of Exchange Fund and Fractional Cash Fund or Fractional Securities Fund. Any portion of the Exchange Fund and, if applicable, the Fractional Cash Fund or Fractional Securities Fund, as appropriate, which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Notwithstanding the foregoing, Parent shall not be liable to any former stockholders of the Company for any amount paid to a public official pursuant to requirements of applicable abandoned property, escheat or similar laws.

     SECTION 1.10 Adjustment of Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

     SECTION 1.11 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Class A Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration provided in Section 1.5(c). Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Class A Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Class A Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Class A Stock in the manner provided in Section 1.5(c).

     SECTION 1.12 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections
1.7 or 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock.

     SECTION 1.13 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.14 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 A.M., local time, on the second business day after the day on which the last of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth on the Parent Disclosure Schedule (as defined below), Parent represents and warrants to the Company as follows:

     SECTION 2.1 Organization, Standing and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and each of its Subsidiaries (as defined below) is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owner or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is or, so far as can reasonably be determined, may be materially adverse to the assets, liabilities, business, condition (financial or otherwise) or cash flows from operating activities of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, (b) "Subsidiary" means any corporation, partnership, joint venture (exclusive of any joint operating agreement) or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) is a general partner, and (c) "Parent Disclosure Schedule" means the schedule of disclosures made by Parent to the Company that has been delivered simultaneously with the execution of this Agreement.

     SECTION 2.2 Capital Structure. The authorized capital stock of Parent consists of 215,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, no par value ("Parent Preferred Stock"). At the close of business on December 15, 1994 (i) 61,437,046 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, (ii) 70,918,290 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding stock options, conversion of 3.93% Convertible Notes of Parent, in respect of Parent's dividend reinvestment plan, and (as to 66,177,668 shares) upon the exercise of certain rights to acquire Parent Common Stock that currently trade with Parent Common Stock (collectively, the "Parent Derivative Securities"), (iii) 1,118,975 shares of Parent Common Stock were held by Parent in its treasury and (iv) no shares of Parent Preferred Stock were issued and outstanding. The shares of Parent Common Stock issuable in exchange for Company Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive right, and the issuance of the shares will be registered under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the "Securities Act").

     SECTION 2.3 Authority; Non-Contravention. Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Without limiting the foregoing, no vote or approval by the stockholders of Parent of this Agreement, of the issuance of stock in the transactions contemplated hereby or of such transactions is required pursuant to statute, Certificate of Incorporation, stock exchange rules, contract or otherwise. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms. The issuance of shares of Parent Common Stock pursuant to this Agreement, the filing of a registration statement with the Securities and Exchange Commission ("SEC") by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, the "Registration Statement") and the reservation of shares of Parent Common Stock in respect of the Parent Derivative Securities have been duly authorized by Parent's Board of

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Directors. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or By-laws of Parent or Sub (true and complete copies of which as of the date hereof have been delivered to the Company) or any provision of the comparable charter or organization documents of any of its Subsidiaries, (ii) any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any U.S. federal, state, foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal or, in the case of Canada (or any territorial, provincial or local government thereof) any of the same and any security commission or stock exchange having jurisdiction over the Company or any of its Subsidiaries (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Investment Canada Act, as amended (the "Investment Canada Act"), and the Competition Act of Canada (the "Competition Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (a) the laws of Canada (or any territory or province thereof) or any other foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets or (b) the corporation, takeover, "Blue Sky" or securities laws of various states of the United States and territories or provinces of Canada and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     SECTION 2.4 SEC Documents. Parent has timely filed with the SEC all required documents since January 1, 1991, and will timely file all required Parent SEC Documents between the date hereof and the Effective Time (all such documents, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included or to be included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and

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statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 2.5 Absence of Material Adverse Change. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof (all of which since December 1, 1994 have been furnished to the Company), there has not been any Material Adverse Change with respect to Parent (other than changes in laws or regulations, changes in generally accepted accounting principles or interpretations thereof or changes in general economic conditions that affect the oil and natural gas industry generally, including, without limitation, the supply of, demand for and prices for, oil and natural gas).

     SECTION 2.6 Litigation. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, there are no investigations, claims, actions, suits, or proceedings pending or threatened, before or by any court or government agency which (i) will, or can reasonably be expected to, have a Material Adverse Effect on Parent, or (ii) could have a material adverse effect on the transactions contemplated hereby or the performance of Parent's or the Company's obligations hereunder.

     SECTION 2.7 Brokers. No broker, investment banker or other person, other than Wertheim Schroder & Co. Incorporated, the fees and expenses of which will be paid by Parent on the terms set forth in the engagement letter a copy of which has been furnished to the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 2.8 Benefit Plans; ERISA Compliance. (a) Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, since December 31, 1993, there has not been any adoption or material amendment by Parent or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any present or former officer, employee or director of Parent or any of its Subsidiaries (collectively, and including all amendments thereto, for purposes of this Section 2.8, "Benefit Plans").

     (b) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) currently maintained in whole or in part, contributed to or required to be contributed to, by the Parent or any of its Subsidiaries for the benefit of any present or former officer, employee or director of the Parent or any of its Subsidiaries ("Pension Plan") and each former pension plan that is or was intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor has revocation of any such letter been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, and nothing has occurred or failed to occur which would cause the loss of such qualification, and all amendments required to be adopted before the Effective Time for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted, except that this sentence does not apply to any multiemployer plans; provided however, that to the extent that this representation applies to terminated pension plans, this representation refers to the qualified status of any such plan through the time of its termination.

     (c) Neither the Parent nor any of its Subsidiaries sponsors or maintains any defined benefit plan described in Section 3(35) of ERISA, or Section 414(j) of the Code, other than any such plan which is a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, and no such plan has been terminated in a manner that resulted in any liability of Parent and/or any Subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"). No entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code) with the Parent and/or any of its Subsidiaries sponsors or maintains any such defined benefit plan.

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     (d) Each of the Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, Parent or any of its Subsidiaries: (A) has been in substantial compliance with all reporting and disclosure requirements of (i)
Part 1 or Subtitle B of Title I of ERISA, if applicable, or (ii) other applicable law, (B) has had the appropriate required Form 5500 (or equivalent annual report) filed, timely, with the appropriate Governmental Entity for each year of its existence, (C) has at all times complied with the bonding requirements of (i) Section 412 of ERISA, if applicable, or (ii) other applicable law, (D) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to Parent or any of its Subsidiaries which may subject Parent or any of its Subsidiaries to the payment of a material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (E) has been maintained in all respects in compliance with the applicable requirements of ERISA, the Code and other applicable law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any material liabilities to Parent or its Subsidiaries.

     (e) All voluntary employee benefit associations maintained by the Parent or any of its Subsidiaries and intended to be exempt from federal income tax under
Section 501(c)(9) of the Code have been submitted to and approved as exempt from federal income tax under Section 501(c)(9) of the Code by the United States Internal Revenue Service ("IRS"), and nothing has occurred or failed to occur which would cause the loss of such exemption.

     (f) The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Benefit Plan.

     (g) Neither Parent nor any of its Subsidiaries provides material post-retirement medical, health, disability or death protection coverage or contributes to or maintains any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

     (h) None of the Parent, any of its Subsidiaries, any officer of the Parent or any of its Subsidiaries or any of the Benefit Plans or prior benefit plans (including the Pension Plans and prior pension plans) which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Parent, any of its Subsidiaries or any officer of the Parent or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA which would have a Material Adverse Effect on the Parent. Neither the Parent nor any of its Subsidiaries has suffered a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 for which the Parent has any material liability outstanding.

     (i) With respect to any Benefit Plan that is an employee welfare benefit plan, (A) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (B) each such Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to Parent or any of its Subsidiaries on or at any time after the consummation of the Merger.

     (j) All contributions required by law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Effective Date including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by Parent and/or each Subsidiary. No changes in contribution rates or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Benefit Plan since the date on which the information provided in the attached schedule has been provided, and no such changes are scheduled to occur.

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     (k) Neither Parent nor any Subsidiary has or will have any material liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Benefit Plan or former benefit plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with Parent or any Subsidiary.

     (l) Neither Parent nor any Subsidiary has incurred a liability for payment of premiums to the United Mine Workers of America Combined Benefit Fund pursuant to Section 9704 of the Code, which liability has not been satisfied in full.

     (m) Following the relevant periods set forth in Section 6.12 of this Agreement, it is the intention of Parent to extend to the employees of the Company coverage under benefit plans similar in nature to the benefit plans afforded to employees of Parent, subject to applicable Canadian law.

     SECTION 2.9 Director, Officer and Employee Agreements. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, there exist no material employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Parent or any of its Subsidiaries and any officer, director or key employee of Parent or any of its Subsidiaries.

     SECTION 2.10 Certain Business Practices. There are no situations with respect to Parent or any of its Subsidiaries which involved or involves (i) the use of any corporate funds or unlawful contributions, gifts or entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of the United States Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws, or (v) any investigation by the SEC or any Governmental Entity.

     SECTION 2.11 Insider Interests. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, no affiliate, officer or director of Parent or any of its Subsidiaries has any agreement with Parent or any of its Subsidiaries or any interest in any property, real or personal, tangible or intangible, of Parent or any of its Subsidiaries except for the normal rights as a stockholder or an employee and except for such other matters which, under the rules of the SEC, are not required to be disclosed.

     SECTION 2.12 Compliance with Laws. Parent and its Subsidiaries hold all required, necessary or applicable permits, licenses, grants, authorizations, easements, variances, exemptions, certificates, orders, franchises and approvals necessary to own, lease and operate its material properties and to carry on its material business as now being conducted (the "Parent Permits") and there is no action, proceeding or investigation pending or threatened regarding the suspension or cancellation of any of the Parent Permits. Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits except where the failure to so comply would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Parent or any of its Subsidiaries or their respective business, assets or operations.

     SECTION 2.13 Intellectual Property. Parent and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business and operations of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The use of such Intellectual Property by Parent and its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries which could have a Material Adverse Effect on Parent, and

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no person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     SECTION 2.14 Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which Parent or any of its Subsidiaries is a party or by which any of them is bound, nor is Parent or any of its Subsidiaries the subject of any proceeding asserting that Parent or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Since September 30, 1994 neither Parent nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     SECTION 2.15 Insurance. All of Parent's and its Subsidiaries' insurance policies or contracts of insurance are sufficient for compliance with all requirements of law and of all agreements to which Parent or any of its Subsidiaries is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect, no notice of cancellation or termination has been given to Parent or any of its Subsidiaries by the carrier, and all premiums required to be paid have been paid in full.

     SECTION 2.16 Condition of Assets. Parent and each of its respective Subsidiaries owns or has the right to use under customary industry terms the assets it needs to operate its business, including, but not limited to, (a) plants, facilities, pipelines, gathering and processing systems, compressors and equipment, all of which have been maintained in a state of repair so as to be adequate for normal operations; and (b) easements, rights-of-way, surface leases, surface fee interests, licenses and permits.

     SECTION 2.17 Environmental Matters. Except to the extent, if any, that would not have a Material Adverse Effect on Parent: (a) Parent and its Subsidiaries have not received notice of any violation of or investigation relating to any U.S., Canadian, or other federal, state, provincial or local environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by Parent or any of its Subsidiaries that has not been fully and finally resolved; (b) all permits, licenses and other authorizations which are required under U.S., Canadian, or other federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by Parent or any of its Subsidiaries, including Environmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants"), have been obtained and are effective, and, with respect to assets previously owned or operated by Parent or any of its Subsidiaries, were obtained and were effective during the time of Parent's or any Subsidiaries' operation; (c) no conditions exist on, in or about the properties now or previously owned or operated by Parent or any of its Subsidiaries or any third-party properties to which any Pollutants generated by Parent or any of its Subsidiaries were sent or released that could give rise on the part of Parent or any of its Subsidiaries to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the incurrence of costs to avoid any such liability or claim; and (d) all operators of Parent's or any of its Subsidiaries' assets are in compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, relating to Parent's or any of its Subsidiaries' assets.

     SECTION 2.18 Tax Matters. (a) "Parent Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Parent. "Parent Subsidiaries" shall mean Sub and the corporations set forth on Section
2.18 of the Parent Disclosure Schedule (being Subsidiaries of which Parent owns, directly or indirectly, 80% or more of the stock). "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any United States, Canadian, or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or

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charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority. "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     (b) With respect to each of Parent, the Parent Group and each Parent
Subsidiary: (i) all Tax Returns required to be filed have been timely filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid; (iii) no claim has ever been made by any Governmental Entity in a jurisdiction in which Parent, the Parent Group or any Parent Subsidiary does not file Tax Returns that Parent, the Parent Group or any Parent Subsidiary is or may be subject to taxation by that jurisdiction; (iv) neither Parent nor any Parent Subsidiary has ever been a member of any affiliated group as defined in Section 1504 of the Code other than the Parent Group; (v) Parent, the Parent Group and each Parent Subsidiary has paid (or accrued in its most recent financial statements filed with the Parent SEC Documents) all Taxes attributable to all periods or portions thereof ending on or before September 30, 1994, except for any Taxes which are not material in amount; (vi) the Tax Returns referred to in clause (i) relating to foreign, federal, state and provincial income Taxes have been examined by the Internal Revenue Service, Revenue Canada or the appropriate state or other taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vii) there are no liens for Taxes upon any asset of Parent, the Parent Group or any Parent Subsidiary except for liens for current Taxes not yet due; (viii) no deficiency in respect of Taxes which have been assessed against Parent, the Parent Group or any Parent Subsidiary remains unpaid and there are no audits or investigations pending against Parent, the Parent Group or any Parent Subsidiary with respect to any Taxes; (ix) there are no claims, assessments, levies, administrative proceedings or lawsuits pending or threatened against Parent, the Parent Group or any Parent Subsidiary by any tax authority; and (x) none of Parent, the Parent Group or any Parent Subsidiary has any liability for penalties with respect to the Tax Returns described in clause (i).

     SECTION 2.19 Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code: (a) immediately following the Merger, the Company will hold at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Effective Time, provided that amounts used by Sub to pay reorganization expenses will be included as assets of Sub immediately prior to the Merger, (b) prior to the Merger, Parent will be in control of Sub within the meaning of Section 368(c) of the Code, (c) Parent has no plan or intention to cause the Company, after the Merger, to issue additional shares of Company Stock that would result in Parent losing control of Company within the meaning of
Section 368(c) of the Code, (d) Parent has no plan or intention to reacquire any of the Parent Common Stock issued in the Merger, (e) Parent has no plan or intention to liquidate Company, to merge Company with or into another corporation, to sell or otherwise dispose of its Company Stock except for transfers of Company Stock to corporations of which Parent has control (within the meaning of Section 368(c) of the Code) at the time of such transfer, or to cause Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Company has control (within the meaning of 368(c) of the Code) at the time of such transfer,
(f) the liabilities of Sub assumed by Company and the liabilities to which the transferred assets of Sub are subject were incurred by Sub in the ordinary course of its business, (g) following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business, (h) Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger, (i) there is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, was acquired or will be settled at a discount, (j) the Parent Common Stock that will be exchanged for Company Stock is voting stock within the meaning of Section 368(a)(2)(E) of the Code, (k) Parent does not own, nor has it owned during the past five years any Company Stock, (l) Parent and Sub are not investment companies as defined in Sections 368(a)(2)(F)(iii) and
(iv) of the Code, (m) the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration, (n) the total cash considera-
                                      AI-12
tion that will be paid in the Merger to the holders of Company Stock instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the holders of Company Stock in exchange for their Company Stock, (o) none of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Stock, (p) none of the Parent Common Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement, and (q) and the compensation paid to any shareholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     SECTION 2.20 Internal Financial Report. The consolidated financial report for the period ended October 31, 1994 prepared for the internal use of Parent's management (a true and correct copy of which has been furnished to the Company) was prepared in accordance with and consistent with past practice.

     SECTION 2.21 Undisclosed Liabilities. Except as set forth in the Parent SEC Documents filed with the SEC prior to the date hereof, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries had, and since such date neither Parent nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or that, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     SECTION 2.22 No Stock Ownership in Company. Neither Parent nor any of its affiliates as of the date hereof beneficially own any Company Stock.

     SECTION 2.23 No Misrepresentation. None of the factual information furnished in written or electronic form to the Company or its representatives by Parent in connection with this Agreement or the investigation by the Company with respect to this Agreement (i) was inaccurate or false in any material respect or (ii) knowingly omitted any portion of such information necessary to make the information that was furnished, in light of the circumstances, not misleading in any material respect.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Company Disclosure Schedule (as defined below), the Company represents and warrants to Parent and Sub as follows:

     SECTION 3.1 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company's Subsidiaries that is a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company's Subsidiaries that is not a corporation is duly organized under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws and of the articles or certificates of incorporation, by-laws or other similar organizational or governing documents of its Subsidiaries. Section 3.1 of the Company Disclosure Schedule lists each direct or indirect Subsidiary of the Company and the number and percentage of outstanding shares of capital stock or other ownership interests owned by the Company in such Subsidiary. All the outstanding shares of capital stock of the Company's Subsidiaries that are corporations and all of the Company's direct or indirect ownership interests in the Company's Subsidiaries that are not corporations are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights. All such stock and ownership interests are owned of record and beneficially by the Company or the Company's Subsidiary identified on such schedule as owning such interest, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature. Except for the capital stock and ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture (exclusive of any joint operating agreement), limited liability company or other entity. No Subsidiary that is not wholly owned holds any shares of Company Stock. "Company Disclosure Schedule" means the schedule of disclosures made by the Company to Parent that has been delivered simultaneously with the execution of this Agreement.

     SECTION 3.2 Capital Structure. (a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Class A Stock, 13,000,000 shares of Company Class B Stock and 500,000 shares of Preferred Stock, $1.00 par value, of the Company ("Company Preferred Stock"). At the close of business on December 15, 1994, 2,304,007 shares of Company Class A Stock and 7,302,218 shares of Company Class B Stock (including 220,000 shares of Company Class B Stock held of record and beneficially by DEKALB Energy Canada Ltd.) were issued and outstanding. As of the date hereof, (i) an aggregate of 9,606,225 shares of Company Stock were issued and outstanding, (ii) 435,383 shares of Company Class A Stock and 7,050 shares of Company Class B Stock were reserved for issuance upon the exercise of outstanding Company Stock Options (as defined below), (iii) 79,782 shares of Company Class A Stock and 4,212,466 shares of Company Class B Stock were held by the Company in its treasury and (iv) no shares of Company Preferred Stock were issued or outstanding or reserved for issuance. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) Except for the Company Stock Options, exercisable for 435,383 shares of Company Class A Stock and 7,050 shares of Company Class B Stock, outstanding as of the date of this Agreement, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any Subsidiary.

     (c) Section 3.2 to the Company Disclosure Schedule sets forth a complete and correct list of all outstanding Company Stock Options, setting forth as of the date hereof (i) the number and type of Company Stock Options outstanding,
(ii) the exercise price of each outstanding Company Stock Option, (iii) the number of Company Stock Options exercisable, and (iv) assuming no amendment or waiver of the terms thereof, the number of Company Stock Options that will become exercisable on account of the Merger or any other transaction contemplated hereby. Section 3.2 of the Company Disclosure Schedule also sets forth a complete and correct list of all outstanding phantom stock awards, stock appreciation rights or other equity based incentive compensation arrangements, including all material terms thereof. The Company has delivered to Parent true and correct copies of all agreements, instruments and other governing documents relating to the foregoing.

     SECTION 3.3 Authority; Non-Contravention. The Board of Directors of the Company has declared the Merger advisable and the Company has all requisite power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger by the stockholders of the Company as set forth in Section 6.1. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable charter or organization documents of any of its Subsidiaries, (ii) any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing, if required, of a premerger notification and report form by the Company under the HSR Act, and filings under the Investment Canada Act and the Competition Act, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (a) the laws of Canada (or any territory or province thereof) or any other foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets or (b) the corporation, takeover or "Blue Sky" or securities laws of various states of the United States and territories or provinces of Canada, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     SECTION 3.4 SEC Documents. The Company has timely filed all required documents with the SEC since January 1, 1991, and will file all required Company SEC Documents between the date hereof and the Effective Time (all such documents, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included or to be included in the Company SEC Documents comply or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present or will present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 3.5 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, between September 30, 1994 and the date hereof, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any securities of a Subsidiary not wholly-owned by the Company or any redemption, purchase or other acquisition by the Company of any of its securities or any securities of a Subsidiary not wholly owned by the Company, (ii) any material damage, destruction or loss (whether or not covered by insurance) to any material asset of the Company, (iii) other than in the ordinary course of business, any expenditure of funds, contractual commitment to expend or liability or obligation incurred by the Company involving an amount in excess of $50,000, or any series thereof of similar type or nature aggregating to an amount in excess of $50,000, (iv) any obligation incurred by the Company of the nature referred to in the first sentence of Section 3.23, (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (vi) except as contemplated in this Agreement, any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices and, in the case of notes or accounts receivable, not in excess of $50,000 in the aggregate, (vii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1(b), except for capital expenditures provided for in the Company's fourth quarter 1994 capital expenditure budget, a copy of which is attached to the Company Disclosure Schedule ("1994 Capital Budget"), (viii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, or (ix) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or give rise to a Material Adverse Change with respect to the Company.

     SECTION 3.6 Litigation. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there are no investigations, claims, actions, suits, or proceedings pending or threatened, before or by any court or government agency which (i) will, or can reasonably be expected to, have a Material Adverse Effect on the Company, or (ii) could have a material adverse effect on the transactions contemplated hereby or the performance of Parent's or the Company's obligations hereunder.

     SECTION 3.7 Brokers. No broker, investment banker or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company on the terms set forth in the engagement letter a copy of which has been furnished to Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.8 Benefit Plans; ERISA Compliance. (a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1993, there has not been any adoption or material amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any present or former officer, employee or director of the Company or any of its Subsidiaries (collectively, and including all amendments thereto, for purposes of this Section 3.8, "Benefit Plans").

     (b) Section 3.8 of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to in this Section 3.8 as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 3.8 as "Welfare Plans") and all other Benefit Plans currently maintained in whole or in part, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any present or former officer, employee or director of the Company or any of its Subsidiaries. Except for those documents relating to benefit plans that were terminated in connection with the Company's ceasing substantially all of its operations in the U.S., the Company has delivered to Parent true, complete and correct copies of
(A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the three annual reports on Form 5500 most recently filed with the IRS with respect to each Benefit Plan (if any such report was required), (C) the most recent IRS determination letter requested for each Benefit Plan intended to be qualified under Section 401(a) of the Code and all rulings or determinations concerning such Benefit Plan requested of the IRS subsequent to the date of that letter, (D) the most recent actuarial report for each Benefit Plan for which an actuarial report is required by ERISA, (E) the most recent summary plan description for each Benefit Plan for which such summary plan description is required by ERISA and each summary of material modifications prepared, as required by ERISA, after the last summary plan description, (F) each trust agreement and/or group annuity contract relating to any Benefit Plan and (G) all material correspondence for the last three years prior to the Effective Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits with respect to any Benefit Plan, except that this sentence does not apply to any multiemployer plans.

     (c) Each Pension Plan maintained and each pension plan formerly maintained that is or was intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor has revocation of any such letter been threatened, nor has any such plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, and nothing has occurred or failed to occur which would cause the loss of such qualification, and all amendments required to be adopted before the Effective Time for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted, except that this sentence does not apply to any multiemployer plans; provided however, that to the extent that this representation applies to terminated pension plans, this representation refers to the qualified status of any such plan through the time of its termination. The Company has paid all premiums (including any applicable interest, charges and penalties for late payment) due the PBGC with respect to each such Pension Plan for which premiums to the PBGC are required. No such Pension Plan in whole or in part maintained by the Company has been terminated or partially terminated under circumstances which would result in liability to the PBGC.

     (d) Each of the Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, the Company or any of its Subsidiaries: (A) has been in substantial compliance with all reporting and disclosure requirements of (i)
Part 1 or Subtitle B of Title I of ERISA, if applicable, or (ii) other applicable law, (B) has had the appropriate required Form 5500 (or equivalent annual report) filed, timely, with the appropriate Governmental Entity for each year of its existence, (C) has at all times complied with the bonding requirements of (i) Section 412 of ERISA, if applicable, or (ii) other applicable law (D) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any of its Subsidiaries which may subject the Company or any of its Subsidiaries to the payment of a material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (E) has been maintained in all respects in compliance with the applicable requirements of ERISA, the Code and other applicable law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any material liabilities to the Company or its Subsidiaries.

     (e) All voluntary employee benefit associations maintained by the Company or any of its Subsidiaries and intended to be exempt from federal income tax under Section 501(c)(9) of the Code have been submitted to and approved as exempt from federal income tax under Section 501(c)(9) of the Code by the IRS, and nothing has occurred or failed to occur which would cause the loss of such exemption.

     (f) The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Benefit Plan other than with respect to Company Stock Options.

     (g) Neither the Company nor any of its Subsidiaries provides material post-retirement medical, health, disability or death protection coverage or contributes to or maintains any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

     (h) No Pension Plan or pension plan subject to Title IV of ERISA (i) that the Company or any of its Subsidiaries maintains or maintained, or (ii) to which the Company or any of its Subsidiaries is or was obligated to contribute, other than any such plan that is or was a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) had, as of its most recent annual valuation date, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of such plans subject to Section 302 of ERISA has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA), whether or not waived. None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans or prior benefit plans (including the Pension Plans and prior pension plans) which are subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA which would have a Material Adverse Effect on the Company. No "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived has occurred and is continuing with respect to any such Pension Plan, other than as may arise as a result of the consummation of the Merger. Neither the Company nor any of its Subsidiaries has suffered a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 for which the Company has any material liability outstanding.

     (i) With respect to any Benefit Plan that is a Welfare Plan, (A) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and
(B) each such Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to the Company or any of its Subsidiaries on or at any time after the consummation of the Merger.

     (j) All contributions required by law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Effective Date including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by the Company and/or each Subsidiary. No changes in contribution rates or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Benefit Plan since the date on which the information provided in the attached schedule has been provided, and no such changes are scheduled to occur.

     (k) Neither the Company nor any Subsidiary has or will have any material liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Benefit Plan or prior benefit plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with the Company or any Subsidiary.

     (l) Neither the Company nor any Subsidiary has incurred a liability for payment of premiums to the United Mine Workers of America Combined Benefit Fund pursuant to Section 9704 of the Code, which liability has not been satisfied in full.

     (m) All Benefit Plans for employees of the Company in Canada are registered as required and all reporting and filing requirements have been complied with on a timely basis. Further, none of the Benefit Plans in place for employees in Canada have, on the date of this Agreement, any accumulated funding deficiency.

     SECTION 3.9 Director, Officer and Employee Agreements. (a) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there exist no material employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any officer, director or key employee of the Company or any of its Subsidiaries.

     (b) Section 3.9 of the Company Disclosure Schedule lists as of the date hereof the 1994 base salary and targeted bonuses (including the maximum aggregate amount of such bonuses) and the 1995 base salary and targeted bonuses of each of the officers, directors and employees of the Company and each Subsidiary. From the date hereof through the Effective Date, there will be no increase in the compensation payable to any of such officers, directors or employees, except for budgeted increases set forth in such schedule.

     SECTION 3.10 Certain Business Practices. There are no situations with respect to the Company or any of its Subsidiaries which involved or involve (i) the use of any corporate funds or unlawful contributions, gifts or entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of the United States Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws, or (v) any investigation by the SEC or any Governmental Entity.

     SECTION 3.11 No Excess Parachute Payments or Compensation. (a) No deduction will be disallowed under Section 280G(a) of the Code for any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect.

     (b) No deduction for employee remuneration paid or payable to any covered employee (as defined in Section 162(m)(3) of the Code) of the Company or any of its Subsidiaries has been or will be disallowed under Section 162(m) of the Code.

     SECTION 3.12 Insider Interests. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, no affiliate, officer or director of the Company or any of its Subsidiaries has any agreement with the Company or any interest in any property, real or personal, tangible or intangible, of the Company except for the normal rights as a stockholder or an employee and except for such other matters which, under the rules of the SEC, are not required to be disclosed.

     SECTION 3.13 Compliance with Laws. The Company and its Subsidiaries hold all required, necessary or applicable permits, licenses, grants, authorizations, easements, variances, exemptions, certificates, orders, franchises and approvals necessary to own, lease and operate its material properties and to carry on its material business as now being conducted (the "Company Permits") and there is no action, proceeding or investigation pending or threatened regarding the suspension or cancellation of any of the Company Permits. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits except where the failure to so comply would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its Subsidiaries or their respective business, assets or operations.

     SECTION 3.14 Intellectual Property. The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business and operations of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries which could have a Material Adverse Effect on the Company, and no person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or threatened that the

Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     SECTION 3.15 Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them is bound, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Since September 30, 1994 neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     SECTION 3.16 Insurance. Section 3.16 of the Company Disclosure Schedule summarizes the amount and scope of insurance as to which the Company or any of its Subsidiaries has insurance contracts. All of the Company's insurance policies or contracts of insurance are sufficient for compliance with all requirements of law and of all agreements to which the Company or any of its Subsidiaries is a party. All insurance policies pursuant to which any such insurance is provided are in full force and effect, no notice of cancellation or termination has been given to the Company or any of its Subsidiaries by the carrier, and all premiums required to be paid have been paid in full.

     SECTION 3.17 Property Records and Title. (a) The information set forth in
Section 3.17(a) of the Company Disclosure Schedule accurately reflects the following information contained in the Company's internal land records (the "Company Land Records"): (i) the working interest ("WI"); (ii) the distribution of properties as between freehold and crown lands; (iii) freehold property royalty burdens; (iv) overriding royalty burdens; (v) freehold property net profits interest burdens; (vi) royalties owned; (vii) overriding royalties owned; (viii) net profits interests owned; (ix) potential reversions of any of the interests described in (i) through (viii) hereinabove; and (x) any payout balances.

     (b) The information in the Company Land Records regarding the categories of information set forth in clauses (i) through (x) of Section 3.17(a) (the "Relevant Categories") is consistent with the information regarding the Relevant Categories contained or reflected in the Company's record of receipts and disbursements with respect to the Company's oil and gas properties as set forth in the Company's internal accounting and financial records.

     (c) The historical rates of production of oil and gas set forth in the Aries Database (as defined below) with respect to each well described therein accurately reflect the rates of production of oil and gas obtained by the Company from CD Pubco. The "Aries Database" shall mean the data recorded electronically by the Aries computer program on two magnetic files which were provided by the Company to Parent on three floppy diskettes (containing one file setting forth the proved reserve report database dated November 30, 1994) and one floppy diskette (containing one file setting forth the probable reserve report database dated December 1, 1994).

     (d) The Company and each of its Subsidiaries has Good and Defensible Title to the Leases, Wells and Units listed in Section 3.17(a) of the Company Disclosure Schedule, insofar as such Leases, Wells and Units cover the formations shown for such Wells in Section 3.17(a) of the Company Disclosure Schedule, together with the Leases or portions thereof attributable to such Wells and Units.

     (e) "Leases" means the oil and gas leases, oil, gas, and mineral leases, royalties, overriding royalties, production payments, net profits interests, fee minerals, and other oil, gas, and mineral interests (together with contractual rights, options or interests in and to any of the foregoing) owned by the Company or any of its Subsidiaries. "Units" means (i) all unitization and pooling agreements and orders covering the lands subject to the Leases, or any portion thereof, and the units and pooled areas created thereby, and (ii) all existing or projected future units and pooled areas set forth or referenced in
Section 3.17(a) of the Company Disclosure Schedule. "Wells" means wells (including projected future wells) for the production of crude oil, natural gas, casinghead gas, coal bed methane, condensate, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof ("Hydrocarbons") which are listed in Section 3.17(a) of the Company Disclosure

Schedule or which are located on the lands (the "Lands") covered by the Leases and the Units. "Properties" means, collectively, the Leases, Wells, Units and Lands.

     (f) "Good and Defensible Title" means, with respect to ownership of Leases attributable to the Lands, a Well or Unit, a legal or beneficial title that (i) entitles the Company or any of its Subsidiaries to receive, throughout the life of the Properties, the revenue interests attributable to the Properties and the Company's WI shown in Section 3.17(a) of the Company Disclosure Schedule; (ii) obligates the Company or any of its Subsidiaries, as applicable, to bear, throughout the life of a Well or Unit (and the plugging, abandonment and salvage thereof), no greater WI for such Well or Unit than the WI shown therefor in
Section 3.17(a) of the Company Disclosure Schedule, except increases in such WI that result in at least a proportionate increase in the Company's or its applicable Subsidiaries' revenue interest attributable to such WI for such Well or Unit (including, without limitation, increases resulting from co-owner non-consents) and increases that result from contribution requirements with respect to defaulting co-owners; and (iii) is free and clear of all liens, security interests, collateral assignments, encumbrances, clouds on title, irregularities and defects except for Permitted Encumbrances.

     (g) "Permitted Encumbrances" means the following:

          (i) liens for taxes not yet due or, if due, being challenged in good faith by appropriate proceedings;

          (ii) materialmen's, mechanics', builders' and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business;

          (iii) easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations that do not materially interfere with the Company's or its Subsidiary's, as applicable, operations of the portion of the Properties burdened thereby;

          (iv) rights reserved to or vested in any governmental authority to control or regulate any of the Wells or Units and all applicable laws, rules, regulations, and orders of such authorities so long as the same (i) do not decrease the Company's or its Subsidiary's, as applicable, revenue interest attributable to Properties shown in Section 3.17(a) of the Company Disclosure Schedule, or increase the Company's or its Subsidiary's, as applicable, WI above the WI shown in Section 3.17(a) of the Company Disclosure Schedule, without at least a proportionate increase in the Company's or its Subsidiary's, as applicable, revenue interest attributable to such WI, or (ii) create any liens in respect of such Wells or Units.

          (v) any title defects that Parent may have expressly waived in writing;

          (vi) liens arising under operating agreements, unitization, and pooling agreements, orders and statutes and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

          (vii) the terms and conditions of all contracts and agreements relating to the Properties, including exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, and right-of-way agreements, to the extent such terms and conditions (i) do not decrease the Company's or its Subsidiary's, as applicable, revenue interest attributable to the Properties shown in Section 3.17(a) of the Company Disclosure Schedule, or increase the Company's WI above the WI shown in Section 3.17(a) of the Company Disclosure Schedule, without at least a proportionate increase in the Company's or its Subsidiary's, as applicable, revenue interest attributable to such WI, (ii) are normal and customary in the oil and gas industry, and (iii) would not conflict with any other portion of this definition of Permitted Encumbrances;

          (viii) royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests as shown in Section 3.17(a) of the Company Disclosure Schedule;

          (ix) conventional rights of reassignment requiring notice to the holders of the rights prior to surrendering or releasing a leasehold interest;

          (x) calls on production exercisable only at prices substantially equivalent to then-current fair market value;

          (xi) consents to assignment and preferential rights to purchase any or all of the Properties other than any such consents or rights which (i) are applicable to the transactions contemplated by this Agreement or (ii) were applicable to a previous transaction involving the transfer of all or any portion of the Properties but were not complied with at the time of the consummation of such transaction; and

          (xii) those matters listed in Section 3.17(g) of the Company Disclosure Schedule.

     SECTION 3.18 Contracts. Set forth in Section 3.18 of the Company Disclosure
Schedule is a true and correct description of each contract, agreement, lease or similar arrangement to which the Company or any of its Subsidiaries is a party or by which any of the assets of the Company or any of its Subsidiaries are bound and which:

          (i) is an agreement for the sale or purchase of any Hydrocarbons produced from or attributable to the Wells, the Lands or the Units, except those sales or purchase agreements which (i) by the terms of such agreement expire within six months or can be terminated by the Company or its Subsidiary, as applicable, upon not more than six months notice without penalty or (ii) involve aggregate expenditures or receipts not in excess of $50,000;

          (ii) creates any area of mutual interest with respect to the acquisition by the Company or any of its Subsidiaries or any of their respective assigns of any interest in any Hydrocarbons, lands or other assets;

          (iii) evidences an obligation to pay a deferred purchase price in excess of $150,000 for property or services;

          (iv) evidences a lease or rental of any land, building, or other improvements or portion thereof for a price in excess of $50,000 per year;

          (v) creates or evidences a mortgage, indenture, guarantee, note, loan agreement, pledge agreement, installment obligation, or other instrument for or relating to any borrowing of more than $50,000, except for inter-company borrowings between or among the Company and its Subsidiaries;

          (vi) subjects the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries to any partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or a partnership information return under Section 229 of the Regulations to the Income Tax Act (Canada);

          (vii) creates or evidences an asset purchase or sale agreement involving aggregate consideration in excess of $50,000;

          (viii) creates or evidences an obligation to be or remain liable for any Environmental Liabilities (as defined below), excluding joint operating agreements entered into in the ordinary course of business; or

          (ix) is not described in items (i) through (viii) above and involves expenditures or receipts of $150,000 or more in any calendar year;

          (x) is not described in items (i) through (ix) above and the breach or loss of which would have a Material Adverse Effect on the Company.

As to all such contracts, agreements, leases and arrangements, and except for such violations, breaches or other matters as do not involve amounts in excess of $50,000 in the aggregate as to individual contracts, agreements, leases and arrangements, (i) such contracts, agreements, leases and arrangements are in full force and effect; (ii) except to the extent that they are non-monetary and not material, there are no violations or breaches thereof, or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof by the Company or any of its Subsidiaries or by any other party thereto; (iii) no notice of the exercise or attempted exercise of premature termination, price reduction, market-out or curtailment has been received by the Company or any of its Subsidiaries with respect thereto;

(iv) no notice has been received by the Company that any party thereto intends not to honor its obligations thereunder; and (v) except with regard to contracts as to which such delivery or access would violate the terms of such contract or any other agreement, true, correct and complete copies thereof have been made available to Parent by the Company and Company will, or will cause its applicable Subsidiaries to, promptly make requests of the parties for which delivery or access is so restricted and use reasonable best efforts to obtain or afford Parent access to such contracts.

     SECTION 3.19 Condition of Assets. Each of the Company and its Subsidiaries owns or has the right to use under customary industry terms the assets it needs to operate its business, including (a) plants, facilities, pipelines, gathering and processing systems, compressors and equipment, all of which have been maintained in a state of repair so as to be adequate for normal operations (b) easements, rights-of-way, surface leases, surface fee interests, licenses and permits and (c) seismic data (both proprietary and purchased from other persons).

     SECTION 3.20 Environmental Matters. The Company and its Subsidiaries have not received notice of any violation of or investigation relating to any U.S., Canadian, or other federal, state, provincial or local environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by the Company or any of its Subsidiaries that has not been fully and finally resolved. All permits, licenses and other authorizations which are required under Environmental Laws relating to assets now owned or operated by the Company or any of its Subsidiaries, including Environmental Laws relating to actual or threatened emissions, discharges or releases of Pollutants have been obtained and are effective, and, with respect to assets previously owned or operated by the Company or any of its Subsidiaries, were obtained and were effective during the time of the Company's or any Subsidiaries' operation. No conditions exist on, in or about the properties now or previously owned or operated by the Company or any of its Subsidiaries or any third-party properties to which any Pollutants generated by the Company or any or its Subsidiaries were sent or released that give rise on the part of the Company or any of its Subsidiaries to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the incurrence of costs to avoid any such liability or claim (collectively, "Environmental Liabilities"). All operators of the Company's or any of its Subsidiaries' assets are in compliance with all terms and conditions of Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, relating to the Company's or any of its Subsidiaries' assets.

     SECTION 3.21 Tax Matters. (a) "Company Group" shall mean as of any time any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company as of that time.

     (b) With respect to each of the Company, the Company Group and each
Subsidiary: (i) all Tax Returns required to be filed have been timely filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid; (iii) none of the Company, the Company Group nor any Subsidiary has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (iv) none of the Company, the Company Group nor any Subsidiary is a party to any Tax allocation or sharing agreement (i.e., any agreement or arrangement for the payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company or any Subsidiary) with any corporation which is not directly or indirectly 100% owned by Company; (v) there are no claims, assessments, levies, administrative proceedings or lawsuits pending or threatened against the Company, the Company Group or any Subsidiary by any tax authority; (vi) there are no requests for rulings in respect of any Tax pending by the Company, the Company Group or any Subsidiary with any tax authority;
(vii) none of the Company, the Company Group nor any Subsidiary has any liability for penalties with respect to the Tax Returns described in clause (i);
(viii) no deficiency in respect of any Taxes which has been assessed against the Company, the Company Group or any Subsidiary remains unpaid and there are no audits or investigations pending against the Company, the Company Group or any Subsidiary with respect to any

Taxes; (ix) no claim has ever been made by any Governmental Entity in a jurisdiction in which the Company, the Company Group or any Subsidiary does not file Tax Returns that the Company, the Company Group or any Subsidiary is or may be subject to taxation by that jurisdiction; (x) there are no liens for Taxes upon any asset of the Company, the Company Group or any Subsidiary except for liens for current Taxes not yet due; (xi) the Tax Returns referred to in clause
(i) relating to federal, state and provincial income Taxes have been examined by the Internal Revenue Service, Revenue Canada or the appropriate state, provincial or other tax authority or the period for assessment of the Taxes in respect of such Tax Returns has expired; (xii) there are no accounting method changes of the Company, the Company Group nor any Subsidiary that could reasonably be expected to give rise to an adjustment under Section 481 of the Code for periods after the Effective Date; (xiii) since January 1988, neither the Company nor any Subsidiary has ever been a member of any affiliated group as defined in Section 1504 of the Code, other than the Company Group; (xiv) the Company, the Company Group and each Subsidiary has paid (or accrued in the most recent financial statements filed with the Company SEC Documents) all Taxes attributable to all periods or portions thereof ending on or before September 30, 1994, except for any Taxes which are not material in amount; and (xv) the Company does not have an "excess loss account" (as determined pursuant to the regulations under Section 1502 of the Code) with respect to the stock of any Subsidiary or "deferred intercompany transactions" (as defined in the Code's Treasury Regulation Section 1.1502-13(a)(2)).

     (c) With respect to any spin-offs consummated by the Company and treated as tax free pursuant to Section 355 of the Code, the Company complied with the requirements of all letter rulings obtained from the IRS in respect thereto.

     (d) The Company and its Subsidiaries have not, as of the date of this Agreement, consummated any sales through any corporation intended to qualify as a "DISC" under Section 992 of the Code.

     SECTION 3.22 Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code: (a) to the best knowledge of the management of the Company, there is no plan or intention on the part of stockholders of the Company Stock to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of Company Stock as of the same date, provided, however, that shares of Company Stock exchanged for cash or other property surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Stock on the date of the Merger, provided, further that shares of Company Stock and Parent Common Stock held by holders of Company Stock and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation; (b) as of the Effective Time and immediately following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, provided that amounts paid by the Company to dissenters, amounts paid by the Company to holders of Company Stock who receive cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to the Merger; (c) the Company will pay its respective expenses, if any, incurred in connection with the Merger; (d) at the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire Company Stock that, if exercised or converted, would affect Parent's acquisition or retention of control of Company, as defined in Section 368(c) of the Code; (e) the Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code; (f) on the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities plus (without duplication) the amount of liabilities, if any, to which the assets are subject; (g) the Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code; (h) none of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Stock; (i) none of the Parent Common Stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement; (j) the compensation paid to any shareholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and (k) no intercorporate indebtedness between Parent and the Company or between Sub and the Company has been issued or acquired at a discount.

     SECTION 3.23 Hedging. The statement attached hereto as Section 3.23 of the Company Disclosure Schedule correctly sets forth for the periods shown obligations of the Company and each of its Subsidiaries as of the date of this Agreement for the delivery of Hydrocarbons attributable to any of the Company's or any of its Subsidiaries' properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts which are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     SECTION 3.24 Accounts Receivable. Neither the Company nor any of its Subsidiaries has any account receivable which exceeds $50,000 and (i) is more than ninety days old as of October 31, 1994, (ii) is reasonably likely not to be collected by the Company or its applicable Subsidiary and (iii) as to which no specific reserve amount has been provided for and reflected on the Company's balance sheet as of September 30, 1994 previously provided to Parent.

     SECTION 3.25 Internal Financial Report. The consolidated financial report for the period ended October 31, 1994 prepared for the internal use of the Company's management (a true and correct copy of which has been furnished to Parent) was prepared in accordance with and consistent with past practice.

     SECTION 3.26 Undisclosed Liabilities. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth or reflected on a financial statement or in the notes thereto or that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     SECTION 3.27 Takeover Defense Mechanisms. The Company has taken all action to assure that Section 203 of the DGCL shall not apply to prevent the Merger or any of the other transactions contemplated hereby (including prior approval by the Board of Directors of the Company of any "transaction which resulted in" Parent "becoming an interested stockholder" within the meaning of Section 203 of the DGCL). Except for the approval of the Merger as provided for in Section 6.1 of this Agreement, no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby. No provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company or any of its Subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company or any of its Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

     SECTION 3.28 Fairness Opinion. The Board of Directors of the Company has received the opinion of Merrill Lynch & Co. to the effect that, as of the date of delivery of such opinion, the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders.

     SECTION 3.29 No Misrepresentation. None of the factual information furnished in written or electronic form to Parent or its representatives by the Company in connection with this Agreement or the investigation by Parent with respect to this Agreement (i) was inaccurate or false in any material respect or
(ii) knowingly omitted any portion of such information necessary to make the information that was furnished, in light of the circumstances, not misleading in any material respect.

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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 4.1 Organization and Standing. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of entering into this Agreement and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement and the transactions contemplated by this Agreement.

     SECTION 4.2 Capital Structure. The authorized capital stock of Sub consists of 5,000 shares of common stock, par value $1.00 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

     SECTION 4.3 Authority. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.1 Conduct of Business by the Company and Parent Pending the Merger. (a) During the period from the date of this Agreement through the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the ordinary course of business and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them with a view to retaining their goodwill and ongoing businesses unimpaired at the Effective Time.

     (b) Without limiting the generality of subparagraph (a), and, except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (i)(x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's wholly owned Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Company Stock during the period from the date of this

     Agreement through the Effective Time upon the exercise of Company Stock Options outstanding on the date of this Agreement);

          (iii) amend its Certificate of Incorporation or amend its By-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (v) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets except for (x) sales of actual production in the ordinary course of business, (y) dispositions set forth in Section 5.1 of the Company Disclosure Schedule and (z) sales of assets (other than oil and gas properties or related plant, equipment, pipeline or gathering system assets or real property) made in the ordinary course of business consistent with past practice and not involving any asset with a value greater than $50,000 or assets with an aggregate value greater than $100,000;

          (vi) except in the ordinary course of business consistent with past practice and limited to borrowings under the existing principal revolving credit agreement of DEKALB Energy Canada Ltd. and other transactions not exceeding an aggregate amount equal to $100,000, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any wholly-owned Subsidiary of the Company;

          (vii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

          (viii) enter into, adopt or amend any severance plan, agreement or arrangement, any employee benefit plan or any employment or consulting agreement or hire any additional employees or consultants except as contemplated by Section 5.1(b)(viii) of the Company Disclosure Schedule;

          (ix) make or incur any capital expenditures or any expenditures in connection with this Agreement and the transaction contemplated hereby with regard to fees and expenses of investment bankers, legal counsel, accountants, experts and other consultants that are not set forth in
     Section 5.1 of the Company Disclosure Schedule (with appropriate contingencies) or in the Company's 1994 Capital Budget or the preliminary 1995 capital budget, a copy of which is attached to the Company Disclosure Schedule, or the superseding definitive 1995 capital budget to be prepared pursuant to Section 6.18, or make or incur any capital expenditure in an amount in excess of that set forth for any such item therein;

          (x) make any election relating to taxes or settle or compromise any tax liability;

          (xi) change any material accounting principle used by it, except for any change required by generally accepted accounting principles or by the rules of the SEC;

          (xii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement (except for any agreement with Parent) to which the Company or any Subsidiary is a party; or

          (xiii) authorize any of, or commit or agree to take any of, the foregoing actions;

provided, however, that nothing herein shall be deemed to prohibit or prevent the Company from (A) if the Effective Time is not on or before April 15, 1995, incurring indebtedness on terms reasonably acceptable to Parent as required to redeem in whole or in part the Company's 10% Notes due 1998 which become redeemable April 15, 1995, (B) issuing Company Class A Stock or Company Class B Stock upon exercise of Company Stock Options outstanding on or prior to the Effective Time or (C) amending the Retirement Allowance Agreement of DEKALB Energy Canada Ltd. substantially in accordance with the proposed amendment heretofore furnished to Parent by the Company.

     (c) Without limiting the generality of subparagraph (a), and, except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the
Company:

          (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of Parent in their capacity as such, other than (1) ordinary quarterly cash dividends by Parent consistent with past practice in an amount not in excess of $.07 per share of Parent Common Stock, (2) dividends declared prior to the date of this Agreement, and (3) dividends payable to Parent declared by any of its Subsidiaries;

          (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

          (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     SECTION 5.2 No Solicitation. (a) The Company shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal. As used in this Agreement, "Takeover Proposal" means any tender offer or exchange offer for 20% or more of the outstanding shares of Company Class A Stock or Company Class B Stock or any proposal or offer for a merger, consolidation, amalgamation or other business combination involving the Company or its Subsidiaries or any equity securities (or securities convertible into equity securities) of the Company, or any proposal or offer to acquire in any manner a 20% or greater equity or beneficial interest in, or a material amount of the assets or value of, the Company or its Subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

     (b) Unless and until this Agreement shall have been terminated pursuant to
Section 8.1 hereof, the Company will not, and will not permit any of its Subsidiaries or any of its or its Subsidiaries' officers, directors, employees, agents, financial advisors, counsel or other representatives (collectively, the "Company Representatives") to, directly or indirectly, (i) (A) solicit, (B) initiate or (C) (excluding any action referred to in clauses (ii) and (iii) of this sentence) encourage or take any action to facilitate the making of, any offer or proposal that constitutes or that is reasonably likely to lead to any Takeover Proposal, (ii) participate in any discussions (other than among the Company Representatives or as necessary to clarify the terms and conditions of any unsolicited offer, including any financing or other contingencies and other relevant facts with respect thereto) or negotiations regarding any Takeover Proposal or (iii) furnish to any person (other than the Company Representatives, Parent or its representatives) any nonpublic information or nonpublic data outside the ordinary course of conducting the Company's ordinary business; provided, however, that to the extent required by their fiduciary duties under applicable law and after consultation with and based upon the advice of outside legal counsel, the Company's Board of Directors and officers may in response to a person who initiates communication with the Company without there having occurred any action prohibited by clause (i) of this sentence take such actions as would otherwise be prohibited by clauses (ii) and (iii). The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any offer or proposal and the identity of the person making any inquiry, offer or proposal) and of any of the events described in Section 8.1(f) or 8.1(g) as promptly as possible and in any event within 24 hours after receipt thereof or the occurrence of such events, as appropriate, and shall give Parent five days' advance notice of any agreement to be entered into with or any information or data to be furnished to any person in connection with any such inquiry, offer or proposal.

     SECTION 5.3 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other parties shall otherwise agree in writing, none of Parent, Sub, any other Subsidiary of Parent, the Company or any Subsidiary of the Company shall (a) knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of Sub's combination with the Company as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action, which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 5.4 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or in furtherance of the transactions contemplated by this Agreement.

     SECTION 5.5 Notices of Certain Events. Each of the Company or Parent, as appropriate, shall promptly notify the other of receipt of:

          (a) any notice or other communication from any person other than a Governmental Entity alleging that the consent of such person is or may be required in connection with, or that any rights or properties of the Company may be lost or subjected to any preferential purchase or other similar rights by reason of, the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

          (c) notice of the inception of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against, relating to or involving or otherwise affecting the Company or Parent or any respective Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.6 or Section 3.6 or which relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Company Stockholder Approval. The Company shall call a meeting of the holders of the Company Class A Stock (the "Stockholder Meeting") for the purpose of voting upon the Merger. The Stockholder Meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective, and the Company will, through its Board of Directors recommend to the holders of the Company Class A Stock the approval of the Merger and not rescind its declaration that the Merger is advisable unless this Agreement is terminated pursuant to Article VIII.

     SECTION 6.2 Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement, containing a proxy statement/prospectus for stockholders of the Company (the "Proxy Statement/Prospectus") in connection with the registration under the Securities Act of the offer and sale of Parent Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement that will be the same as the Proxy Statement/Prospectus, and a form of proxy, in connection with the vote of the holders of the Company's Class A Stock with respect to the Merger (such proxy statement and form of proxy, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, being the "Proxy Statement"). Unless this Agreement is terminated pursuant to Article VIII, each of Parent and the Company will use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall take or cause to be taken any action required of it under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish to the other all such information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective, the Company shall mail the Proxy Statement (i) to its holders of Company Class A Stock entitled to notice of and to vote at the Stockholders Meeting and (ii) to its holders of Company Class B Stock. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger and adoption of this Agreement.

     (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent thereof in writing. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its affiliates, or to their respective officers or directors, should be discovered by Parent that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company thereof in writing. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.3 Access to Information; Confidentiality; Standstill. (a) Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the other, and to the other's accountants, counsel, financial advisors and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S., Canadian, state, territorial, provincial or local laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. In no event shall the Company be required to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof except to the extent necessary for use in the Registration Statement.

     (b)(i) All data and information furnished by the Company to Parent or by Parent to the Company (with the party furnishing such being the "Disclosing Party" and the party receiving such being the "Receiving Party", as applicable) or by such Disclosing Party's directors, officers, employees, agents, consultants, attorneys, accountants, affiliates, or controlling persons (such persons collectively referred to herein as "Representatives", as applicable), whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this Agreement as "Proprietary Information". Proprietary Information does not include, however, information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (y) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party, or (z) becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party who is not known by the Receiving Party to be (i) otherwise bound by a confidentiality agreement with the Disclosing Party, or (ii) not otherwise prohibited from transmitting the information to the Receiving Party. As used in this Agreement, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual.

     (ii) Unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees (x) except as otherwise required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives and those employed by it who are actively and directly participating in the evaluation of the Merger contemplated by this Agreement or who otherwise need to know the Proprietary Information for the purpose of evaluating the Merger and to cause those persons to observe the terms of this Section and (y) not to use Proprietary Information for any purpose other than in connection with the consummation of the Merger in a manner which both parties have approved. The Receiving Party will be responsible for any breach of the terms hereof by it or the persons or entities referred to in clause (x) of the preceding sentence. In the event that the Receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, the Receiving Party agrees to provide the Disclosing Party with prompt notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order.

     (iii) In the event that this Agreement is terminated for any reason, the Receiving Party will, upon request, promptly (x) either deliver to the Disclosing Party or, at the election of the Disclosing Party, destroy all of the copies of the Disclosing Party's Proprietary Information as the same was furnished to the Receiving Party and (y) furnish to the Disclosing Party a copy of each summary, projection, analysis or extract prepared by the Receiving Party from or based on the Disclosing Party's Proprietary Information; provided, however, that the Receiving Party shall not be required to furnish any information pursuant to clause (y) in violation of any contractual or other applicable requirement not to disclose such summary, projection, analysis or extract. Without prejudice to the rights and remedies otherwise available to it, the Disclosing Party shall be entitled to equitable relief by way of injunction if the Receiving Party or any of its Representatives breach or threaten to breach any of the provisions of this Section 6.3(b); except that in no event shall a party be liable for punitive, special, consequential, or indirect damages. It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     (c) The Receiving Party also agrees that (except pursuant to the Merger) for a period of one (1) year from the date of this Agreement, neither the Receiving Party nor any of its Representatives will knowingly without the prior written consent of the Board of Directors of the Disclosing Party:

          (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any outstanding common stock or direct or indirect rights to acquire any such common stock of the Disclosing Party or any such common stock of the Disclosing Party or any subsidiary thereof, or of any successor to or person in control of the Disclosing Party, or (except in the ordinary course of business) any assets of the Disclosing Party or any subsidiary or division thereof or of any such successor or controlling person;

          (ii) make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Disclosing Party;

          (iii) make any public announcement unless otherwise required by law or stock exchange regulation with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Disclosing Party or its securities or assets; or

          (iv) form, join or in any way participate in a "group" as defined under Section 13(d) of the Exchange Act, in connection with any of the foregoing.

The Receiving Party will promptly advise the Disclosing Party of any inquiry or proposal made to the Receiving Party with respect to any of the foregoing.

     SECTION 6.4 Compliance with the Securities Act; Pooling. Section 6.4 to the Company Disclosure Schedule identifies all persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company. Concurrently with the execution and delivery of this Agreement, Parent has received executed letter agreements, substantially in the form of Exhibit A hereto (the "Affiliate Agreements"), from certain of the persons identified on Section 6.4 to the Company Disclosure Schedule and the Company will use its reasonable best efforts to cause to be delivered to Parent within ten days after the date of this Agreement an executed Affiliate Agreement from each of the other persons identified thereon. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by former stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145.

     SECTION 6.5 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger and pursuant to the Company Stock Options.

     SECTION 6.6 Fees and Expenses. (a) Except as provided in Section 6.6(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     (b) The Company and Parent agree that if this Agreement is terminated for any reason, then (A) Parent shall pay (or reimburse the Company for) the fees and expenses of Ryder Scott Company Petroleum Engineers incurred by the Company pursuant to Section 6.15 hereof and (B) the Company and Parent shall share equally all out-of-pocket expenses incurred relating to (i) printing and mailing the Registration Statement and the Proxy Statement, (ii) the SEC and any "Blue Sky" filing fees in the United States or Canada incurred with filing the Registration Statement and (iii) the solicitation of stockholder approvals; provided, however, that if this Agreement is terminated by reason of a party's breach of this Agreement, such party shall not be entitled to reimbursement from the other party hereto pursuant to this Section 6.6(b). Within 10 days of termination of this Agreement, the Company and Parent shall deliver in writing to the other a schedule of expenses. As soon thereafter as practicable, but not later than 20 days after termination of this Agreement, either the Company or Parent as the case may be shall reimburse the other so as to comply with this
Section 6.6(b).

     SECTION 6.7 Company Stock Options. (a) Parent and the Company shall take such actions as shall be required to permit Parent to, and Parent shall, effective at the Effective Time, (A) assume each option to purchase shares of Company Stock which is outstanding immediately prior to the Effective Time pursuant to the Company's Stock Option Plans, the long-term incentive plan or otherwise (each a "Company Stock Option") and which remains unexercised in whole or in part as of the Effective Time and (B) substitute shares of Parent Common Stock for the shares of Company Stock purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

          (i) the Assumed Option shall not give the optionee additional benefits which such optionee did not have under the Company Stock Option before such assumption, nor diminish the benefits which such options did have, and shall be assumed on the same terms and conditions as the Company Stock Option being assumed, subject to clauses (ii) and (iii) below;

          (ii) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to the number of shares of Parent Common Stock that the holder of the Company Stock Option being assumed would have received upon consummation of the Merger had such Company Stock Option been exercised (without regard to any vesting schedule restrictions) in full for Company Stock immediately prior to consummation of the Merger; and

          (iii) the exercise price per share of Parent Common Stock of such Assumed Option shall be an amount equal to (A) the exercise price per share of Company Common Stock of the Company Stock Option being assumed divided by (B) the Exchange Ratio.

     (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, immediately after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options and use its reasonable efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

     (c) Parent agrees to offer (the "Offer"), at the Effective Time, Parent Common Stock to the holders of Company Stock Options outstanding on the date hereof (each right to acquire a single share of Company Stock pursuant to a Company Stock Option being referred to herein as a "Company Option") in accordance with this Section 6.7(c) and Section 6.8. The number of shares of Parent Common Stock issuable in exchange for cancellation of each Company Option pursuant to the Offer shall be computed as follows: (i) the Market Price computed pursuant to Section 1.5(d) shall be multiplied by the Exchange Ratio determined pursuant to Section 1.5(c); (ii) the applicable exercise price of each Company Option shall be subtracted from the product obtained in clause (i) above; and (iii) the difference obtained in clause (ii) above shall be divided by the Market Price. In the event that the Offer is not accepted as to any Company Option, Parent shall assume such Company Option pursuant to Section 6.7(a) above.

     SECTION 6.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Offer and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, (e) the preparing, filing and obtaining of a declaration of effectiveness of the Registration Statement under the Securities Act, (f) the preparing, filing, obtaining of SEC clearance and mailing to Company stockholders of the Proxy Statement and (g) the holding of the Stockholder Meeting. The Company and Parent shall confer on a regular and frequent basis between themselves and with representatives of one another to report on and to coordinate operational matters with regard to the Merger.

     SECTION 6.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except upon the advice of counsel as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.10 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 6.11 Directors and Officers Insurance; Indemnification. Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring through the Effective Time (the "D&O Insurance") that is no less favorable than the coverage provided to such directors under the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available comparable coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of five times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. From and after the Effective Time, Parent (i) agrees to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent that such persons are currently entitled to be indemnified by the Company pursuant to the applicable provisions of the Company's Certificate of Incorporation or By-Laws or of any Company indemnification agreement for the benefit of any such officers or directors for acts or omissions occurring at or prior to the Effective Time, including those in connection with the Merger and (ii) shall advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions, and Parent agrees not to amend or modify any of such provisions after the Effective Time.

     SECTION 6.12 Employee Benefits. For at least 24 months following the Effective Time, Parent shall maintain employee benefits and programs for officers and employees of the Company and its Subsidiaries that are no less favorable than those being provided to such officers and employees on the date hereof. For purposes of eligibility to participate in and vesting in various benefits provided to employees, employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries.

     SECTION 6.13 Retention Bonuses; Severance Policy. (a) From the date hereof up to the Effective Time, the Company shall be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of the Company, payable to employees who remain in the employ of the Company or its Subsidiaries until the date three months after the Effective Time; provided, however, that such bonuses shall contain terms no more favorable than those described on Section 6.13(a) of the Company Disclosure Schedule.

     (b) Parent shall maintain the Company's severance policy for terminated employees as in effect on the date hereof, or shall replace such policy with a policy providing equal or more favorable compensation, for a period of at least 24 months following the Effective Time. The Company's severance policy is set forth in Section 6.13(b) of the Company Disclosure Schedule.

     SECTION 6.14 Signatory Stockholder Notice. If any Signatory Stockholder gives any notice under any of the Stockholder Agreements to any of the officers or directors of the Company, whether orally or in writing, such officer or director will immediately repeat or cause such notice to be conveyed to Parent.

     SECTION 6.15 Reserve Reports. Both Parent and the Company shall have Ryder Scott Company Petroleum Engineers ("Ryder Scott") undertake an audit of the respective parties' internal reports as of December 31, 1994 which shall set forth (a) the estimated volume and rate of production of hydrocarbons which may reasonably be expected to be produced from the proved reserves of their respective properties and (b) projections as to the amount of proved reserves for each property, showing separately proved developed producing reserves, proved developed non-producing reserves and proved undeveloped reserves. Each of the parties' respective audit reports shall be prepared in accordance with the accounting and reporting standards prescribed for use by independent petroleum engineers in making determinations and appraisals of hydrocarbon reserves, including, without limitation, assumptions, estimates and projections as to production expenses, availability of reserves and rates of production set forth in the SEC's Regulation S-X Part 210.4-10(a), as clarified by subsequent SEC Staff Accounting Bulletins; provided, however, that in preparing such report, Ryder Scott need only provide an audit opinion covering (i) Parent's properties comprising not less than 70% in value of the properties included in its most recent reserve report, (ii) 80% in value of Parent's properties not included in such reserve report, (iii) 80% in value of the Company's properties, and (iv) may review the evaluation by the respective parties' petroleum engineers in accordance with the foregoing criteria of the remainder of the respective parties' properties. Both parties shall prepare their December 31, 1994 financial statements consistently with the Ryder Scott audit reports provided for in this Section. Any impact of the adjustment of reserves of Parent or the Company attributable to such audit reports shall be disregarded for all purposes in determining whether any representation or warranty has been breached by, or whether there has occurred any Material Adverse Change or Material Adverse Effect with respect to, Parent or the Company, as the case may be.

     SECTION 6.16 Accrual of Expenses. Both Parent and the Company shall accrue as liabilities on all financial statements prepared in accordance with generally accepted accounting principles ("GAAP") after the date hereof all expenses required by GAAP to be accrued in the event that the Merger is consummated and is accounted for as a pooling of interests for accounting purposes.

     SECTION 6.17 Publication of Financials. As promptly as reasonably practicable after the first complete calendar month after the Effective Time, Parent will cause to be publicly reported financial statements of Parent that include at least 30 days of combined operations of the Company and Parent after the Merger.

     SECTION 6.18 Capital Budget. The Company and Parent shall prepare a mutually acceptable 1995 budget of capital expenditures for the Company and its Subsidiaries as promptly as practicable and in any event by January 16, 1995.

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

     SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The Merger shall have been approved by the requisite vote of the holders of Company Stock.

          (b) NYSE Listing. Parent Common Stock issuable in the Merger and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, upon official notice of issuance.

          (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary authorizations by state, territorial or provincial securities regulatory authorities shall have been received.

          (d) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the transactions contemplated hereby illegal.

          (e) Other Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained, shall have occurred or shall have been filed, except as would not (assuming consummation of the Merger) have a Material Adverse Effect on the Company.

     SECTION 7.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Parent and Sub shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date and each of the representations and warranties that is not so qualified (except for the second sentence of Section 2.2) shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date, in each case as contemplated or permitted by this Agreement.

          (b) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Entity), the failure to obtain which would (assuming the Merger had taken place) have a Material Adverse Effect on Parent, shall have been obtained.

          (c) Tax Opinion. The Company shall have received an opinion of Sidley & Austin, in form and substance satisfactory to the Company, dated the Effective Time, substantially to the effect that, for United States federal income tax purposes, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time:

             (i) The Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by the Company for federal income tax purposes as a result of the Merger;

             (iii) No gain or loss will be recognized for federal income tax purposes by stockholders of the Company for federal income tax purposes who are United States persons (within the meaning of the Code) upon the conversion of their Company Stock into shares of Parent Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock or upon exercise of dissenters' rights of appraisal;

             (iv) The aggregate federal income tax basis of the shares of Parent Common Stock received in exchange for shares of Company Stock pursuant to the Merger will be the same as the aggregate federal income tax basis of such shares of Company Stock at the time of the Merger, decreased by the amount of any tax basis allocable to a fractional share interest for which cash is received or to shares with respect to which dissenters' rights of appraisal were exercised for which cash is received; and

             (v) The federal income tax holding period for shares of Parent Common Stock received in exchange for shares of Company Stock pursuant to the Merger will include the federal income tax holding period of such shares of Company Stock, provided such shares of Company Stock were held as capital assets by the holder on the Effective Date.

In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in certificates of the Company, Parent, Sub and others, and on the Affiliate Agreements.

          (d) Canadian Tax Opinion. The Company shall have received an opinion of Howard, Mackie, in form and substance satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time and relying on an opinion of Sidley & Austin on the effect of the Merger under Delaware corporate law, no gain or loss will be recognized by Parent, Sub or the Company under the Income Tax Act (Canada) as a result of the Merger.

          (e) Officers' Certificate. Parent shall have furnished to the Company a certificate, dated the Effective Time, signed by the appropriate officers of Parent, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in Section 7.1 and in this
     Section 7.2, insofar as they relate to Parent or Sub, have been satisfied.

          (f) Opinion of Counsel. The Company shall have received an opinion from Mayor, Day, Caldwell & Keeton, L.L.P., dated the Effective Time, substantially to the effect that:

             (i) The incorporation and good standing of Parent and Sub are as stated in this Agreement; the authorized shares of Parent and Sub are as stated in this Agreement; all outstanding shares of Parent Common Stock are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholders.

             (ii) Each of Parent and Sub has corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Parent or Sub, as the case may be, and (assuming due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Parent or Sub enforceable against Parent or Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

             (iii) The execution and performance by Parent and Sub of this Agreement will not violate the Certificates of Incorporation or By-Laws of Parent and Sub, respectively, and, to the knowledge of such counsel, will not violate, result in a breach of or constitute a default under any lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which Parent and Sub is a party or by which they or any of their properties or assets may be bound.

             (iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Parent and Sub for the consummation of the transactions contemplated by this Agreement.

             (v) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting Parent and Sub, at law or in equity or before or by any court, governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator of any kind which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

             (vi) At the time the Registration Statement became effective, the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

             (vii) The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when so issued, duly authorized, validly issued and outstanding, fully paid and nonassessable.

          In addition, there shall be a statement to the effect that in the course of the preparation of the Registration Statement and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the Registration Statement became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          In rendering such opinion, counsel for Parent may rely as to matters of fact upon the representations of officers of Parent or Sub contained in any certificate delivered to such counsel and certificates of public officials, which certificates shall be attached to or delivered with such opinion. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          (g) Comfort Letters. The Company shall have received, in form reasonably satisfactory to the Company, comfort letters from Coopers & Lybrand and Arthur Andersen LLP covering such matters with respect to the Proxy Statement and the Registration Statement as reasonably requested by the Company.

          (h) Other Documents. Parent and Sub shall have furnished to the Company at the Closing such other customary documents, certificates or instruments as the Company may reasonably request.

     SECTION 7.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date and each of the representations and warranties that is not so qualified (except for the second sentence of Section 3.2 and clause (iii) of Section 3.5) shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date, in each case as contemplated or permitted by this Agreement.

          (b) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Entity), the failure to obtain which would (assuming the Merger had taken place) have a Material Adverse Effect on the Company, shall have been obtained.

          (c) Accounting. Based on the advice of Arthur Andersen LLP and such other advice as Parent may deem relevant, Parent shall have no reasonable basis for believing that following the Merger, the combination of the Company and Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles.

          (d) Tax Opinion. Parent shall have received an opinion of Mayor, Day, Caldwell & Keeton, L.L.P., in form and substance satisfactory to Parent, dated the Effective Time, substantially to the effect that for United States federal income tax purposes, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time:

             (i) The Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by Parent, Sub or the Company for federal income tax purposes as a result of the Merger;

             (iii) No gain or loss will be recognized for federal income tax purposes by the stockholders of the Company for federal income tax purposes who are United States persons (within the meaning of the Code) upon the conversion of their Company Stock into shares of Parent Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock or upon exercise of dissenters' rights of appraisal;

             (iv) The aggregate federal income tax basis of the shares of Parent Common Stock received in exchange for shares of Company Stock pursuant to the Merger will be the same as the aggregate federal income tax basis for such shares of Company Stock at the time of the Merger, decreased by the amount of any tax basis allocable to a fractional share interest for which cash is received or to shares with respect to which dissenters' rights of appraisal were exercised for which cash is received; and

             (v) The federal income tax holding period for shares of Parent Common Stock received in exchange for shares of Company Stock pursuant to the Merger will include the federal income tax holding period of such shares of Company Stock, provided such shares of Company Stock were held as capital assets by the holder on the Effective Date.

     In rendering such opinion, Mayor, Day, Caldwell & Keeton, L.L.P., may receive and rely upon representations contained in certificates of the Company, Parent, Sub and on the Affiliate Agreements.

          (e) Canadian Tax Opinion. Parent shall have received an opinion of Bennett Jones Verchere, in form and substance satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time and relying on an opinion of Mayor, Day, Caldwell & Keeton, L.L.P. on the effect of the Merger under Delaware corporate law, no gain or loss will be recognized by Parent, Sub or the Company under the Income Tax Act (Canada) as a result of the Merger.

          (f) Officers' Certificate. The Company shall have furnished to Parent a certificate, dated the Effective Time, signed by the appropriate officers of the Company, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in Section 7.1 and in this Section 7.3, insofar as they relate to the Company, have been satisfied.

          (g) Opinion of Counsel. Parent shall have received an opinion of counsel from Sidley & Austin, counsel to the Company, dated the Effective Time, substantially to the effect that:

             (i) The incorporation, good standing and capitalization of the Company are as stated in this Agreement; the authorized shares of Company Stock are as stated in this Agreement; all outstanding shares of Company Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

             (ii) The Company has corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Company, and (assuming the due and valid authorization, execution and delivery by Parent and Sub) constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

             (iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting the Company or its Subsidiaries, at law or in equity or before or by any court, governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator of any kind which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

             (iv) The execution and performance by the Company of this Agreement will not violate the Certificate of Incorporation or By-laws of the Company or the charter or By-laws of any of its

        Subsidiaries, and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which the Company or any of its Subsidiaries is a party or to which they or any of their properties or assets may be bound.

             (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of the Company or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

             (vi) At the time the Registration Statement became effective, the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder.

          In addition, there shall be a statement to the effect that in the course of the preparation of the Registration Statement and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time the Registration Statement became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of the Company and its Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials which certificates should be attached to and delivered with such opinion. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          (h) Comfort Letters. Parent shall have received, in form reasonably satisfactory to Parent, comfort letters from Arthur Andersen LLP and Coopers & Lybrand covering such matters with respect to the Registration Statement and the Proxy Statement as reasonably requested by Parent.

          (i) Other Documents. The Company shall have furnished to Parent at the closing such other customary documents, certificates or instruments as Parent may reasonably request.

          (j) Dissenting Stockholders. Holders of not more than 10% of the outstanding shares of Company Class A Stock shall have properly demanded appraisal rights for their shares as provided for in Section 1.11.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

          (a) by mutual consent of Parent and the Company;

          (b) by Parent if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by the Company prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by the Company of notice of such failure to comply or (ii) the stockholders of the Company shall have failed to approve the Merger at the Stockholder Meeting;

          (c) by the Company if (i) Parent shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Parent prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Parent of notice of such failure to comply or
     (ii) the stockholders of the Company shall have failed to approve the Merger at the Stockholder Meeting;

          (d) by either Parent or the Company if (i) the Merger has not been effected on or prior to the close of business on June 30, 1995; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (e) (i) by the Company if there has been a breach by Parent (which breach has not been cured within ten business days following receipt by Parent of notice of the breach) of one or more representations or warranties (determined without regard to any qualification therein as to materiality) such that the adverse consequences of such breach or breaches would in the aggregate have a Material Adverse Effect on Parent; or

          (ii) by Parent if there has been a breach by the Company (which breach has not been cured within ten business days following receipt by the Company of notice of the breach) of one or more representations or warranties (determined without regard to any qualification therein as to materiality and in the case of Section 3.17, determined with reference to the net consequences of all variances whether favorable or adverse) such that the adverse consequences of such breach or breaches would in the aggregate have a Material Adverse Effect on the Company;

          (f) by Parent, (i) if the Company shall have taken or permitted any of the actions described in the first sentence of Section 5.2(b), (ii) if the Board of Directors of the Company shall have recommended, or shall have resolved to recommend, to the stockholders of the Company any Takeover Proposal or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Class A Stock is commenced, and the Board of Directors of the Company does not recommend, within five days after the commencement of such offer, that stockholders not tender their shares into such tender or exchange offer;

          (g) by the Company if the Company's Board of Directors, to the extent required by their fiduciary duties under applicable law and after consultation with and based upon the advice of outside legal counsel, resolved to recommend to the stockholders of the Company, or agree to, a Takeover Proposal that provides stockholders of the Company a value per share of Company Stock in excess of a value equal to the product of (i) the Exchange Ratio (calculated as if the Effective Date were the date on which the Board of Directors of the Company is considering terminating this Agreement pursuant to this Section 8.1(g)) multiplied by (ii) the average of the per share closing prices of Parent Common Stock as reported on the NYSE Composite Transactions Reporting System during the 10 consecutive trading days immediately preceding the day on which the Board of Directors of the Company is considering terminating this Agreement under this Section 8.1(g); or

          (h) by either Parent or the Company if the Market Price (calculated as if the Effective Date were the date of the Stockholder Meeting) is less than $22.00.

     In the event that either party may terminate this Agreement pursuant to more than one of the provisions set forth above, such party may terminate this Agreement pursuant to all of such provisions and may seek reimbursement and payments pursuant to Section 6.6 as such terminating party deems most favorable.

     SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except for Sections 6.3(b), 6.3(c), 6.6 and 6.9, which shall to the extent provided therein survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger at the Stockholders Meeting, but after any such approval at the Stockholders Meeting no amendment shall be made which changes the Exchange Ratio as provided in Section 1.5 or which in any way materially adversely affects the rights of the stockholders of the Company, without the further approval of the holders of the Company Class A Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of any other party or any of the conditions to the obligations of such waiving party contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute an amendment requiring the approval of the stockholders of the Company pursuant to Section 8.3 hereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     SECTION 9.2 Written Notices. All written notices and other communications hereunder shall be and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to:
               Apache Corporation
               2000 Post Oak Blvd., Ste. 100
               Houston, Texas 77056
               Attention: James R. Bauman, Senior Vice President
               Telephone: (713) 296-6206
               Telecopy: (713) 296-6457
               with copies (which shall not constitute notice) to:

               Apache Corporation
               2000 Post Oak Blvd., Ste. 100
               Houston, Texas 77056
               Attention: Zurab S. Kobiashvili, General Counsel
               Telephone: (713) 296-6204
               Telecopy: (713) 296-6458

               Geoffrey K. Walker
               Mayor, Day, Caldwell & Keeton, L.L.P.
               700 Louisiana, Suite 1900
               Houston, Texas 77002-2778
               Telephone: (713) 225-7023
               Telecopy: (713) 225-7047

     (b) if to the Company, to:

               DEKALB Energy Company
               700-9th Avenue, SW
               10th Floor
               Calgary, Alberta,
               Canada T2P 3V4
               Attention: John H. Witmer, Jr., General Counsel
               Telephone: (403) 261-1200
               Telecopy: (403) 266-5987

               with a copy (which shall not constitute notice) to:

               Wilbur C. Delp, Jr.
               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Telephone: (312) 853-7416
               Telecopy: (312) 853-7036

     SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for provisions of Sections 6.11, 6.12 and 6.13, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.6 Governing Law and Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought against any of the parties in any state court sitting in the City of Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, each of the parties hereto agrees that service of process upon such party at the address referred in Section 9.2 shall be deemed effective service of process upon such party.

     SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.9 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.10 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporations and otherwise to carry out the purposes of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                            APACHE CORPORATION

                                            By:      /s/  RAYMOND PLANK
                                               --------------------------------
                                            Name: Raymond Plank
                                            Title: Chairman of the Board

                                            XPX ACQUISITIONS, INC.

                                            By:      /s/  RAYMOND PLANK
                                               --------------------------------
                                            Name: Raymond Plank
                                            Title: Chairman of the Board

                                            DEKALB ENERGY COMPANY

                                            By:    /s/  BRUCE P. BICKNER
                                               --------------------------------
                                            Name: Bruce P. Bickner
                                            Title: Chairman of the Board

                                 APPENDIX II

                                                  Investment Banking Group

                                                  World Financial Center
[MERRILL LYNCH LOGO]                              North Tower
                                                  New York, New York 10281-1328
                                                  212 449 1000


                                                                 April 13, 1995


Board of Directors
DEKALB Energy Company
700 9th Avenue SW
Calgary, Alberta, Canada T2P 3V4


Gentlemen:

        DEKALB Energy Company (the "Company"), Apache Corporation ("Apache") and XPX Acquisitions, Inc., a wholly owned subsidiary of Apache (the "Merger Sub"), have entered into an agreement and plan of merger dated as of December 21, 1994 (as amended, the "Merger Agreement") pursuant to which the Company will be merged with the Merger Sub in a transaction (the "Merger") in which each outstanding share of the Company's voting Class A Stock, no par value, and each outstanding share of the Company's Class B (nonvoting) stock, no par value (together, the "Shares") (other than any Shares held in the treasury of the Company and any Shares owned by Apache, Merger Sub or any other wholly-owned subsidiary of Apache, all of which will be cancelled, and other than any Shares held by any wholly-owned subsidiary of the Company, which will remain outstanding), will be converted into the right to receive 0.85 shares of the Common Stock, par value $1.25 per share, of Apache (the "Apache Shares"), subject to adjustment as described in the Merger Agreement. The ratio at which the Shares will be converted into Apache Shares in accordance with the Merger Agreement is referred to herein as the "Exchange Ratio".

        You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Shares from a financial point of view.

        In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed the Company's Annual Report, Form 10-K/A and related financial information for the fiscal year ended December 31, 1991, the Company's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1993, the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994, the Company's Form 10-Q/A and the related unaudited financial information for the quarterly period ended September 30, 1994, and the Company's Form 10-K and related financial information for the fiscal year ended December 31, 1994;


        (2) Reviewed Apache's Annual Reports, Forms 10-K/A and related financial information for the fiscal years ended December 31, 1991 and December 31, 1993, respectively, Apache's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1992, Apache's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994, and Apache's Form 10-K and related financial information for the fiscal year ended December 31, 1994;



                                    AII-1

[MERRILL LYNCH LOGO]



        (3) Reviewed certain information relating to the business, earnings, cash flow and assets of the Company and Apache furnished to us by the Company and Apache, respectively;

        (4) Reviewed financial forecasts for the Company furnished to us by the Company;

        (5) Reviewed certain reserve and reserve production estimates for 1993 and 1994 for the Company and Apache prepared by the Company and Apache, respectively, and the reserve audit letters for 1993 for the Company and Apache, respectively, prepared by Ryder Scott Company, and discussed such reserve and reserve production estimates with the Company, Apache, and Ryder Scott Company, respectively;

        (6) Considered the pro forma effect of the acquisition by Apache of U.S. assets of Crystal Oil Company and certain oil and gas assets of Texaco Exploration & Production Inc.;

        (7) Conducted discussions with members of senior management of the Company and Apache concerning their respective businesses and prospects;

        (8) Reviewed the historical market prices and trading activity for the Shares and the Apache Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and Apache, respectively;

        (9) Compared the results of operations of the Company and Apache with that of certain companies which we deemed to be reasonably similar to the Company and Apache, respectively;

        (10) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

        (11) Reviewed the Merger Agreement; and

        (12) Reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.


        In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Apache, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or Apache. With respect to the reserve-related information furnished by the Company and Apache, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the managements of the Company and Apache as to the reserves of the Company or Apache, as the case may be. With respect to the financial forecasts furnished by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed (i) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, and will not result in any liability to the Company under the Income Tax Act (Canada), and (ii) that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Our opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.





                                    AII-2

[MERRILL LYNCH LOGO]



     In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. We have, however, had discussions with a number of parties who submitted unsolicited indications of interest in acquiring the Company.

     We have, in the past, provided financial advisory and financing services to the Company and Apache and have received fees for the rendering of such services. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services upon consummation of the Merger. In the ordinary course of business, we may actively trade the securities of both the Company and Apache for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the Shares from a financial point of view.


                                          Very truly yours,


                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED








                                    AII-3

                                  APPENDIX III

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                     AIII-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of

                                     AIII-2
their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall

                                     AIII-3
be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, eff. 7-1-94.)

                                     AIII-4

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any pending, completed or threatened action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) the person shall not have been adjudged liable to the corporation. The indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against certain liabilities for actions taken in their capacities, including liabilities under the Securities Act.

     Article VII of Apache's Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, Article Seventeen of Apache's Charter eliminates in certain circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions by a director not in good faith; (iii) for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;
(iv) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); and (v) for transactions from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits have been previously filed unless otherwise indicated:




       EXHIBIT
       NUMBER
- ---------------------
          2.1*       -- Amended and Restated Agreement and Plan of Merger among Apache
                        Corporation, XPX Acquisitions, Inc., and DEKALB Energy Company dated
                        December 21, 1994 (included as Appendix I to the Proxy
                        Statement/Prospectus filed as part of this Amendment No. 3 to the
                        Registration Statement)

          2.2        -- Form of Stockholder Agreement dated December 21, 1994 (incorporated by reference to Exhibit 7(b) to Schedule 13D relating to DEKALB Class
                        A Stock, filed with the Commission on January 3, 1995)

          2.3        -- Form of Affiliate Agreement dated December 21, 1994 (incorporated by reference to Exhibit 7(c) to Schedule 13D relating to DEKALB Class A
                        Stock, filed with the Commission on January 3, 1995)

          4.1        -- Restated Certificate of Incorporation of Apache Corporation
                        (incorporated by reference to Exhibit 3.1 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission
                        File No. 1-4300)

          4.2        -- Bylaws of Apache Corporation (incorporated by reference to Exhibit
                        3.3 to Apache's Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1992, Commission File No. 1-4300)

          4.3        -- Form of Apache Common Stock Certificate (incorporated by reference to
                        Exhibit 4.4 to Amendment No. 1 to Apache's Registration Statement on
                        Form S-3, Registration No. 33-5097, filed with the Commission on May
                        16, 1986)

          4.4        -- Rights Agreement dated as of January 10, 1986, between Apache and
                        First Trust Company, Inc., rights agent, relating to the declaration of Rights to Apache's common stockholders of record on January 24,
                        1986 (incorporated by reference to Exhibit 4.9 to Apache's Annual
                        Report on Form 10-K for the fiscal year ended December 31, 1985,
                        Commission File No. 1-4300)

          4.5        -- Indenture dated as of May 15, 1992, among Apache and Norwest Bank,
                        Minnesota, N.A. as trustee, relating to Apache's 9.25% Notes due 2002
                        (incorporated by reference to Exhibit 4.01 to Apache's Registration
                        Statement on Form S-3, Registration No. 33-47363, filed with the
                        Commission on April 21, 1992)

          4.6        -- Fiscal Agency Agreement dated as of January 4, 1995, between Apache and Chemical Bank, as fiscal agent, relating to the 6% Convertible
                        Subordinated Debentures due 2002 (incorporated by reference to
                        Exhibit 99.2 to Apache's Current Report on Form 8-K/A dated December
                        6, 1994, Commission File No. 1-4300)

          5.1        -- Opinion of Mayor, Day, Caldwell & Keeton, L.L.P., as to legality of issuance of Apache Common Stock (incorporated by reference to Exhibit
                        5.1 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

          8.1*       -- Opinion of Mayor, Day, Caldwell & Keeton, L.L.P. as to certain U.S.
                        tax issues

          8.2*       -- Opinion of Sidley & Austin as to certain U.S. tax issues

          8.3*       -- Opinion of Bennett Jones Verchere as to certain Canadian tax issues

          8.4*       -- Opinion of Howard, Mackie as to certain Canadian tax issues

       EXHIBIT
       NUMBER
- ---------------------
        13.1         -- Annual Report of DEKALB Energy Company on Form 10-K for the fiscal year ended December 31, 1994 (incorporated by reference to Exhibit
                        13.1 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

        23.1*        -- Consent of Arthur Andersen LLP

        23.2*        -- Consent of Coopers & Lybrand

        23.3*        -- Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in Exhibit
                        8.1)

        23.4*        -- Consent of Sidley & Austin (included in Exhibit 8.2)

        23.5*        -- Consent of Bennett Jones Verchere (included in Exhibit 8.3)

        23.6*        -- Consent of Howard, Mackie (included in Exhibit 8.4)

        23.7*        -- Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

        23.8         -- Consent of Ryder Scott & Company Petroleum Engineers, independent petroleum engineers for Apache (incorporated by reference to Exhibit
                        23.8 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

        23.9         -- Consent of Ryder Scott & Company Petroleum Engineers, independent petroleum engineers for DEKALB (incorporated by reference to Exhibit
                        23.9 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

        24.1         -- Power of Attorney (included as a part of the signature pages in Part
                        II of the Registration Statement as originally filed)

        99.1*        -- Form of Proxy Card

        99.2         -- Opinion dated December 20, 1994 of Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated as to the fairness of the Exchange Ratio to the holders of DEKALB Stock (included as Appendix II to the Proxy
                        Statement/Prospectus filed as part of the Registration Statement as originally filed)

        99.3*        -- Opinion dated April 13, 1994 of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated as to the fairness of the Exchange Ratio to the holders of DEKALB Stock (included as Appendix II to the Proxy
                        Statement/Prospectus filed as part of this Amendment No. 3 to the
                        Registration Statement)


- ---------------

* Filed herewith

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

     (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (b) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

     (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

     (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the Registration Statement when it became effective.

     (f) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS.


                                                APACHE CORPORATION

Date:     April 13,  1995                       By:        Z. S. KOBIASHVILI
      ---------------------                           ----------------------------
                                                          Z. S. Kobiashvili
                                                     Vice President, General Counsel
                                                         and Corporate Secretary



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.+



                  SIGNATURE                                  TITLE                   DATE
- ---------------------------------------------    ------------------------------ ---------------

               RAYMOND PLANK*                    Chairman and Chief Executive    April 13, 1995
- ---------------------------------------------    Officer (Principal Executive
                Raymond Plank                    Officer)

              MARK A. JACKSON*                   Vice President, Finance         April 13, 1995
- ---------------------------------------------
               Mark A. Jackson

               R. KENT SAMUEL*                   Controller and Chief            April 13, 1995
- ---------------------------------------------    Accounting Officer
               R. Kent Samuel

- ---------------
+ Apache Corporation does not have a Principal Financial Officer.


                                                                     (continued)

                  SIGNATURE                                  TITLE                   DATE
- ---------------------------------------------    ------------------------------ ---------------

             FREDERICK M. BOHEN*                 Director                        April 13, 1995
- ---------------------------------------------
             Frederick M. Bohen

               VIRGIL B. DAY*                    Director                        April 13, 1995
- ---------------------------------------------
                Virgil B. Day

              G. STEVEN FARRIS*                  Director                        April 13, 1995
- ---------------------------------------------
              G. Steven Farris

             RANDOLPH M. FERLIC*                 Director                        April 13, 1995
- ---------------------------------------------
             Randolph M. Ferlic

             EUGENE C. FIEDOREK*                 Director                        April 13, 1995
- ---------------------------------------------
             Eugene C. Fiedorek

              W. BROOKS FIELDS*                  Director                        April 13, 1995
- ---------------------------------------------
              W. Brooks Fields

            ROBERT V. GISSELBECK*                Director                        April 13, 1995
- ---------------------------------------------
            Robert V. Gisselbeck

            STANLEY K. HATHAWAY*                 Director                        April 13, 1995
- ---------------------------------------------
             Stanley K. Hathaway

               JOHN A. KOCUR*                    Director                        April 13, 1995
- ---------------------------------------------
                John A. Kocur

              JAY A. PRECOURT*                   Director                        April 13, 1995
- ---------------------------------------------
               Jay A. Precourt

               JOSEPH A. RICE*                   Director                        April 13, 1995
- ---------------------------------------------
               Joseph A. Rice

*            Z. S. KOBIASHVILI
- ---------------------------------------------
      Z. S. Kobiashvili, Attorney-in-Fact                                        April 13, 1995

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER
- ---------------------
          2.1*       -- Amended and Restated Agreement and Plan of Merger among Apache
                        Corporation, XPX Acquisitions, Inc., and DEKALB Energy Company dated
                        December 21, 1994 (included as Appendix I to the Proxy
                        Statement/Prospectus filed as part of this Amendment No. 3 to the
                        Registration Statement)

          2.2        -- Form of Stockholder Agreement dated December 21, 1994 (incorporated by reference to Exhibit 7(b) to Schedule 13D relating to DEKALB Class
                        A Stock, filed with the Commission on January 3, 1995)

          2.3        -- Form of Affiliate Agreement dated December 21, 1994 (incorporated by reference to Exhibit 7(c) to Schedule 13D relating to DEKALB Class A
                        Stock, filed with the Commission on January 3, 1995)

          4.1        -- Restated Certificate of Incorporation of Apache Corporation
                        (incorporated by reference to Exhibit 3.1 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission
                        File No. 1-4300)

          4.2        -- Bylaws of Apache Corporation (incorporated by reference to Exhibit
                        3.3 to Apache's Annual Report on Form 10-K for the fiscal year ended
                        December 31, 1992, Commission File No. 1-4300)

          4.3        -- Form of Apache Common Stock Certificate (incorporated by reference to
                        Exhibit 4.4 to Amendment No. 1 to Apache's Registration Statement on
                        Form S-3, Registration No. 33-5097, filed with the Commission on May
                        16, 1986)

          4.4        -- Rights Agreement dated as of January 10, 1986, between Apache and
                        First Trust Company, Inc., rights agent, relating to the declaration of Rights to Apache's common stockholders of record on January 24,
                        1986 (incorporated by reference to Exhibit 4.9 to Apache's Annual
                        Report on Form 10-K for the fiscal year ended December 31, 1985,
                        Commission File No. 1-4300)

          4.5        -- Indenture dated as of May 15, 1992, among Apache and Norwest Bank,
                        Minnesota, N.A. as trustee, relating to Apache's 9.25% Notes due 2002
                        (incorporated by reference to Exhibit 4.01 to Apache's Registration
                        Statement on Form S-3, Registration No. 33-47363, filed with the
                        Commission on April 21, 1992)

          4.6        -- Fiscal Agency Agreement dated as of January 4, 1995, between Apache and Chemical Bank, as fiscal agent, relating to the 6% Convertible
                        Subordinated Debentures due 2002 (incorporated by reference to
                        Exhibit 99.2 to Apache's Current Report on Form 8-K/A dated December
                        6, 1994, Commission File No. 1-4300)

          5.1        -- Opinion of Mayor, Day, Caldwell & Keeton, L.L.P., as to legality of issuance of Apache Common Stock (incorporated by reference to Exhibit
                        5.1 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

          8.1*       -- Opinion of Mayor, Day, Caldwell & Keeton, L.L.P. as to certain U.S.
                        tax issues

          8.2*       -- Opinion of Sidley & Austin as to certain U.S. tax issues

          8.3*       -- Opinion of Bennett Jones Verchere as to certain Canadian tax issues

          8.4*       -- Opinion of Howard, Mackie as to certain Canadian tax issues

       EXHIBIT
       NUMBER
- ---------------------
        13.1         -- Annual Report of DEKALB Energy Company on Form 10-K for the fiscal year ended December 31, 1994 (incorporated by reference to Exhibit
                        13.1 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

        23.1*        -- Consent of Arthur Andersen LLP

        23.2*        -- Consent of Coopers & Lybrand

        23.3*        -- Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in Exhibit
                        8.1)

        23.4*        -- Consent of Sidley & Austin (included in Exhibit 8.2)

        23.5*        -- Consent of Bennett Jones Verchere (included in Exhibit 8.3)

        23.6*        -- Consent of Howard, Mackie (included in Exhibit 8.4)

        23.7*        -- Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

        23.8         -- Consent of Ryder Scott & Company Petroleum Engineers, independent petroleum engineers for Apache (incorporated by reference to Exhibit
                        23.8 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

        23.9         -- Consent of Ryder Scott & Company Petroleum Engineers, independent petroleum engineers for DEKALB (incorporated by reference to Exhibit
                        23.9 to Amendment No. 1 to Apache's Registration Statement on Form
                        S-4, Registration No. 33-57321, filed with the Commission on March
                        22, 1995)

        24.1         -- Power of Attorney (included as a part of the signature pages in Part
                        II of the Registration Statement as originally filed)

        99.1*        -- Form of Proxy Card

        99.2         -- Opinion dated December 20, 1994 of Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated as to the fairness of the Exchange Ratio to the holders of DEKALB Stock (included as Appendix II to the Proxy
                        Statement/Prospectus filed as part of the Registration Statement as originally filed)

        99.3*        -- Opinion dated April 13, 1994 of Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated as to the fairness of the Exchange Ratio to the holders of DEKALB Stock (included as Appendix II to the Proxy
                        Statement/Prospectus filed as part of this Amendment No. 3 to the
                        Registration Statement)


- ---------------

* Filed herewith